UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 7, 2019

WHY YOUR VOTE IS IMPORTANT

Q: Who is asking for my vote and why am I receiving this document?

A: The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement. This proxy statement is a document that Securities and Exchange Commission regulations require we give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q: How many shares are not voted at the Annual Meeting on non-routine matters (like the advisory vote on executive compensation and proposals other than the ratification of accountant)?

A: 19% of all shares were not voted last year at our Annual Meeting on non-routine matters. YOU MUST TELL YOUR BROKER HOW TO VOTE YOUR SHARES. Since 2010, brokers have not been able to vote customer shares on non-routine matters. As you can see, this has disenfranchised a significant group of our stockholders.

Shares Not Voted at the Annual Meeting on Executive Compensation Shares Unvoted (% of Outstanding) Other Unvoted Shares Broker Non-Vote

Q: How can I vote?

A: There are four ways to vote by proxy:

•	Vote by Phone by calling 1-800-690-6903: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by scanning the Quick Response Code or “QR Code” on the Proxy card: By accessing the QR site through the proxy card you can vote your shares.

•	Vote by Internet by going to www.proxyvote.com: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by Mail: Complete and return the separate enclosed proxy card in the prepaid and addressed envelope.

You may also vote in person at the Annual Meeting. However, if you are the beneficial owner of the shares, you must obtain a legal proxy from the stockholder of record, usually your bank or broker, and bring it with you. A legal proxy identifies you, states the number of shares you own, and gives you the right to vote those shares. Without a legal proxy we cannot identify you as the owner, and will not know how many shares you have to vote.

i

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY PHONE, BY QR CODE OR BY INTERNET, OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

This proxy statement contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements should be read with the cautionary statements and important factors included under the heading “Safe Harbor for Forward-Looking Statements” in National Fuel Gas Company’s (“National Fuel” or the “Company”) Form 10-K at Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the information included in the Company’s Form 10-K at Item 1A “Risk Factors”. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, statements regarding future prospects, plans, objectives, goals, projections, estimates of oil and gas quantities, strategies, future events or performance and underlying assumptions, capital structure, anticipated capital expenditures, completion of construction and other projects, projections for pension and other post-retirement benefit obligations, impacts of the adoption of new accounting rules, and possible outcomes of litigation or regulatory proceedings, as well as statements that are identified by the use of the words “anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “believes,” “seeks,” “will,” “may” and similar expressions.

Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2019 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Advisory Approval of Named Executive Officer Compensation	FOR	Page 61
3. Approval of the Amended and Restated 2010 Equity Compensation Plan	FOR	Page 69
4. Approval of the Amended and Restated 2009 Non-Employee Director Equity Compensation Plan	FOR	Page 81
5. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 84

Annual Meeting of Stockholders

➢ Time and Date	March 7, 2019 at 9:30 a.m. local time

➢ Location	The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, FL 34109

➢ Record Date	January 7, 2019

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 6, 2019 (unless attending in person). For stock that is held in employee benefit plans votes must be received by March 5, 2019.

➢ Attending the Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting may be asked for picture identification and proof of stock ownership. Please see “Attending the Meeting” on page 2.

Overview of Business Performance and Near-Term Plans

Fiscal 2018 was another successful year with strong financial and operational results for National Fuel. Over the course of the year, our Exploration & Production subsidiary, Seneca Resources Company, LLC (“Seneca”), set company records for production and proved reserves. Seneca’s production increase also drove the continued growth of our Gathering subsidiary, National Fuel Gas Midstream Company, LLC, which set a company record for throughput in 2018. Lower taxes from tax legislation enacted in late calendar 2017 served as a tailwind throughout the year, helping to offset the decline in realized natural gas pricing experienced by Seneca.

Despite significant regulatory hurdles placed in our path by state regulators over the past couple of years, our Federal Energy Regulatory Commission (“FERC”)-regulated Pipeline & Storage business continued to create meaningful opportunities for further expansion that leverage the location of our existing asset base. In May 2018, we announced our FM100 Project, which in conjunction with a third-party downstream interstate pipeline project, will provide an important outlet for Seneca’s growing production in the Appalachian basin, allowing it to reach premium markets. We are targeting the close of calendar 2021 for the startup of this 330,000 dekatherm per day project. Our Utility business continued to deliver consistent and predictable earnings while providing safe and reliable service for the 750,200 customers located in our Western New York and Northwest Pennsylvania service territories.

As we look into 2019 and beyond, we have significant opportunities in front of us to invest in our regulated businesses, expanding and modernizing our transmission, storage and distribution assets. In the Exploration and Production business, Seneca’s acreage position remains one of the largest in the basin and, as a proven low-cost producer, with the vast majority of our natural gas rights owned in fee, we have the ability to capitalize on opportunities as pricing and returns warrant. Our co-development of the Marcellus and Utica shales, along with owning and efficiently operating the associated gathering infrastructure, allows us to achieve enhanced returns.

We expect Seneca production and Gathering segment revenue growth to be driven by a third drilling rig that Seneca added in May 2018. We will continue our transition to development of the Utica Shale in our

Western Development Area (“WDA”), returning to existing Marcellus pads to drill new wells in the deeper Utica formation. By utilizing existing infrastructure to support Seneca’s growing production, we expect to drive enhanced consolidated upstream and midstream returns and minimize our environmental footprint. In our Eastern Development Area (“EDA”), the commissioning of the Atlantic Sunrise project in October 2018 has provided the Company with an important avenue to further develop our acreage in Lycoming County, Pennsylvania, one of the most prolific positions in Appalachia.

2018 Financial and Operating Highlights:

•

Increased Dividend for 48th Consecutive Year: In June, the Board of Directors increased the Company’s annual dividend rate by 2.4% to $1.70 per share, marking the 48th year of consecutive dividend increases and 116th year of uninterrupted dividend payments. The financial stability afforded by our integrated operations supports the Company’s dividend.

•

Generated Significant Free Cash Flow: The Company’s net cash provided from operating activities totaled $613.6 million in fiscal 2018, and our net cash used in investing activities was $528.9 million. The excess cash flow was the result of the Company’s efforts to prudently manage and mitigate financial risks and efficiently allocate capital for reinvestment in the business.

•

Continued Appalachian Natural Gas Production Growth: Seneca generated net production of 178.1 billion cubic feet equivalent (“Bcfe”) in fiscal 2018, an increase of 2.6 percent versus the prior year. The increase was driven by higher natural gas production in Appalachia, which increased 4.2 percent versus 2017. The higher output was also the primary driver of the Gathering segment’s performance in fiscal 2018, which saw a 2 percent throughput increase. With the anticipation of additional pipeline capacity out of the basin in late calendar 2021, the Company returned to a three-rig program for the first time since January 2016.

•	Increased Proved Reserves: Seneca’s total proved natural gas and crude oil reserves at September 30, 2018 increased 17 percent to 2,523 Bcfe from 2,154 Bcfe at September 30, 2017.

•

Continued Development of the Utica Shale in Appalachia: In fiscal 2018, Seneca made significant progress in the testing and appraisal of the Utica shale in both the Company’s WDA and EDA operations in Pennsylvania. Seneca now has 11 Utica wells producing in the WDA, and an additional 500-plus locations prospective for Utica development in this area. Additionally, Seneca resumed Utica development in the EDA (Tioga County) during the third quarter of fiscal 2018, where it has over 40 Utica locations remaining. As of September 30, 2018, nearly 20 percent of the Company’s proved reserves are in the Utica Shale formation.

•

Continued Expansion of Interstate Pipeline Systems: In fiscal 2018, Empire Pipeline, Inc. (“Empire”) filed its application with the FERC for authorization to construct its Empire North Project. With an estimated capital cost of $145 million and a target in-service date in the second half of fiscal 2020, this fully-subscribed project is designed to provide 205,000 Dth/day of incremental firm transportation capacity from Tioga County, Pennsylvania to markets along Empire’s interstate pipeline system. Additionally, in May 2018, National Fuel Gas Supply Corporation (“Supply Corporation”) executed a long-term precedent agreement with Transcontinental Gas Pipe Line Company, LLC (“Transco”), under which Transco will lease 330,000 Dth/day of incremental capacity created by an expansion component of Supply Corporation’s FM100 Project. The FM100 Project has an estimated capital cost of $280 million and a target in-service date of late calendar year 2021. Transco will utilize this leased capacity to provide Seneca with 330,000 Dth/day of incremental firm transportation from the WDA and EDA to premium Mid-Atlantic markets connected to Zone 6 of the Transco pipeline system.

Supply Corporation and Empire also continue to pursue the development of, and remain committed to, the Northern Access Project, an approximately $500 million expansion of their respective pipeline systems in New York and Pennsylvania, which would move 490,000 Dth/day

v

of Seneca’s WDA production to interconnections with Tennessee Gas Pipeline Company, L.L.C. and TransCanada Corporation. In August 2018, the Company received a favorable decision from the FERC, finding that the New York Department of Environmental Conservation waived its authority to act on our application for a water quality certification. In light of ongoing legal actions and the need to complete project development activities in advance of construction, the target in-service date for Northern Access is no earlier than the first half of fiscal 2022.

•

Utility Continued Focus on System Improvement: In fiscal 2018, the Utility segment invested $69.9 million in the safety and reliability of its system, replacing 153 miles of older pipelines in New York and Pennsylvania. The Company’s replacement of aging natural gas infrastructure improves safety and reliability of the system and leads to fewer leaks, directly resulting in lower greenhouse gas emissions. In addition, through the efforts of its dedicated employees, our Utility continued to provide exceptional customer service and recorded high levels of customer satisfaction in both states.

Annual Dividend Rate ($1.70/Share) At Fiscal Year End Gathering Segment Throughput (BCf) Exploration & Production Net Production (Bcfe) Utility Segment Greenhouse Gas Emissions from Physical Plant Reported to U.S. EPA on calendar year basis (thousand metric tons of CO2e)

Ongoing Development Plans

National Fuel remains committed to its long-term strategy of safe and financially prudent development of its natural gas assets in Appalachia via its integrated business model. Our capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, which may take several years from business planning through completion. The results of this focus include:

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: As Seneca continues to develop its vast acreage position in the WDA, the Company is working to build the pipeline infrastructure necessary to move Seneca and third-party production from Pennsylvania to premium markets outside of the Appalachian basin. While Supply Corporation and Empire remain involved in various legal challenges to move forward construction of their Northern Access expansion project, the Company has continued to develop new projects to leverage its existing assets in Appalachia to move production to demand centers, including the FM100 (330,000 Dth/day), Empire North (205,000 Dth/day), and Line N to Monaca projects (133,000 Dth/day). Collectively, these projects represent investments of approximately $450 million by our Pipeline & Storage business.

Additionally, the Pipeline & Storage segment expects to continue its accelerated system modernization efforts over the next two to four years. Investments in system modernization, such as pipeline replacement and compression facility upgrades, are designed in a manner that will enhance safety and reliability and reduce environmental impact.

•

Integrated Upstream and Midstream Development in Appalachia: The Company continues to execute a multi-year plan to develop and grow our upstream and midstream assets in Appalachia. The strategy leverages the exceptional resource potential within our 785,000 net acres in the Marcellus and Utica shales, the geographic integration of our valuable pipeline footprint in Appalachia, and the operational and financial synergies that are generated from the Company’s integrated business structure. With the addition of a third drilling rig in fiscal 2018, the Company expects ongoing production growth and Gathering segment revenue growth over the next several years.

•

Investment in Safe and Reliable Utility System: The Company’s Utility segment will continue to direct capital spending to pipeline repair, replacement and maintenance to support its statutory obligation to provide safe and reliable service for our customers.

•

Acceptance of the EPA’s Methane Challenge: The Company recently announced its participation in the U.S. Environmental Protection Agency’s Natural Gas STAR Methane Challenge Program, a voluntary program designed to provide a platform for utilities, pipeline and storage companies, and energy producers to make, track, and communicate commitments to reduce methane emissions. In connection with this program, and in furtherance of our longstanding commitment to safe and responsible operations, the Company will analyze new and innovative approaches for further emission reduction and explore the expansion of current best management practices and the applicability of future best practices.

Proposal 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

Nominees for three-year term:

David C. Carroll — age 62

Principal Occupation: President and Chief Executive Officer of Gas Technology Institute

Expertise: Leadership, Industry, Technology

Steven C. Finch — age 60

Principal Occupation: Former Plant Manager, General Motors’ Tonawanda, N.Y. Engine Plant

Expertise: Leadership, Manufacturing, Capital and Labor Management

Joseph N. Jaggers — age 65

Principal Occupation: Former President, Chief Executive Officer and Chairman of Jagged Peak Energy Inc.

Expertise: Leadership, Exploration and Production

David F. Smith — age 65

Principal Occupation: Chairman of the Board and Former Chief Executive Officer of National Fuel Gas Company

Expertise: Leadership, Industry, Regional

For complete information on this proposal, please refer to page 4 and following.

Proposal 2 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis (as well as the proposal for the advisory vote to approve the compensation of the Company’s named executive officers (the “Say-on-Pay” vote) provide information about the Company’s compensation programs. Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the Compensation Discussion and Analysis.

CEO Compensation in Alignment with Peers

As described in the 2018 Financial and Operating Highlights above, fiscal 2018 was another strong year financially and operationally for National Fuel. Chief Executive Officer (“CEO”) compensation is targeted to be within the 50th to 75th percentiles of the Korn Ferry Energy Industry market data. The Compensation Committee of the Board of Directors understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the table below is Korn Ferry’s comparison of fiscal 2017 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Korn Ferry peer group. The Company’s CEO target total direct compensation, shown in the table below, is in line with that of our peers (43rd percentile). Actual total direct compensation, which includes actual compensation paid as a result of performance against annual incentive goals, was at the 45th percentile of our peers.

Fiscal 2017 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2018 compensation cannot yet be accurately compared to peers because 2018 compensation data for most of those peers is not yet available.

CEO & President

Compared to CEO proxy data for fiscal year 2017

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/17 (millions)	FYE # of Employees	Actual	Target
ATMOS ENERGY CORP	CEO	$2,760	$8,893	4,565	$4,583,351	$4,342,068
CABOT OIL & GAS CORP	Chairman, CEO & President	$1,764	$12,372	468	$12,122,248	$10,903,498
ENERGEN CORP	Chairman, President & CEO	$961	$5,315	390	$6,796,850	$6,341,430
EQT CORP	President & CEO	$3,378	$11,308	2,067	$8,001,614	$6,851,589
MDU RESOURCES GROUP INC	President & CEO	$4,443	$5,068	10,140	$3,674,303	$3,090,046
NEW JERSEY RESOURCES CORP	Chairman, CEO & President	$2,269	$3,648	1,052	$2,575,759	$2,357,459
RANGE RESOURCES CORP	Chairman, President & CEO	$2,611	$4,856	773	$8,505,649	$8,615,649
SM ENERGY CO	President & CEO	$1,129	$1,980	635	$7,346,339	$6,812,800
SOUTHWESTERN ENERGY CO	President & CEO	$3,203	$3,111	1,575	$8,547,712	$8,593,252
SOUTHWEST GAS HOLDINGS INC	President & CEO	$2,549	$3,695	7,771	$3,495,921	$3,322,671
SPIRE INC	CEO & President	$1,741	$3,603	3,279	$3,211,544	$3,181,544
UGI CORP	Vice Chair, President & CEO	$6,121	$8,124	13,000	$6,476,859	$6,635,265
WGL HOLDINGS INC	Chairman & CEO	$2,355	$4,313	1,500	$4,032,943	$3,824,362
WHITING PETROLEUM CORP	President & CEO	$1,481	$2,010	830	$5,775,000	$6,116,500
Summary Statistics
75th Percentile		$3,092	$7,422	4,244	$7,837,795	$6,841,892
Average		$2,626	$5,592	3,432	$6,081,864	$5,784,867
Median		$2,452	$4,584	1,538	$6,125,930	$6,228,965
25th Percentile		$1,747	$3,614	787	$3,763,963	$3,448,094
NATIONAL FUEL GAS CO	CEO & President	$1,580	$4,841	2,100	$5,603,294	$5,324,913
Percentile Rank		18%	54%	62%	45%	43%

NOTE: Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

© 2018 Korn Ferry. All rights reserved	1

As a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity. For the Company’s CEO and certain other named executive officers, 100 percent of the long-term incentive award is performance-based relative to the Korn Ferry peer group.

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value, including financial, safety, environmental, and customer service metrics;

➢

Tie executive compensation to long-term total shareholder return and long-term total return on capital by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders and, where appropriate, other stakeholders, including customers. The main elements of the executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term financial, safety, environmental, and customer service results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

For fiscal 2018, 81% of our CEO’s target compensation was tied to long-term (3-year) performance or shorter-term business performance, as reflected in the charts below (target compensation consists of base salary, target annual incentive, and grant date fair value of the long-term incentive award).

CEO Compensation Aligned with Shareholders’ Interests

81% Variable Compensation Key Factors Performance* Shares 60% 50% Total Return on Capital (3-year average ROC vs. peer group) 50% Total Shareholder Return (3-year TSR vs. peer group) Annual Incentive 21% Goals relate to earnings, safety and costs Base Salary 19% 81% of Target Compensation is Tied to 3-Year Performance or Short-Term Business Performance

*	Fiscal 2018 target compensation for CEO

x

CEO and Other Named Executive Officer Target Compensation

President & CEO 2018 Target Compensation Structure Performance Shares 60% Annual Incentive 21% Base Salary 19% Other Named Executive Officers' 2018 Average Target Compensation Structure Restricted Stock Units 8% Performance Shares 39% Annual Incentive 24% Base Salary 29%

Key Compensation Features

➢	Annual performance incentives of the named executive officers are based on objective performance goals;

➢	Long-term performance incentives are composed entirely of equity;

➢	Long-term performance goals consist of three-year total shareholder return (“TSR”) and three-year total return on capital (“ROC”), each relative to a peer group;

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Executive officers may not hedge or pledge Company stock;

➢	Equity incentive plans prohibit the repricing of equity awards without stockholder approval;

➢	The Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision (see “Recovery of Funds” in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement).

2018 Say-on-Pay Vote and Stockholder Engagement

The 2018 Say-on-Pay advisory vote yielded a result of approximately 97% of votes cast in support of the compensation of the Company’s named executive officers. The Board considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. As a result, the Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2018 Say-on-Pay advisory vote.

In recent years, including 2018, members of Company management have held in-person meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. Several of the Company’s largest stockholders have informed the Company that scheduling such visits every two to three years is appropriate. Management engages with the Company’s stockholders in telephone conferences and intends to schedule in-person meetings in 2019, if desired. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various important viewpoints.

The Board recommends a vote FOR the advisory approval of named executive officer compensation because it believes that the Company’s compensation policies and procedures, as developed following engagement with its stockholders, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

For complete information on this proposal, please refer to page 61 and following.

Proposal 3 — Approval of the Amended and Restated 2010 Equity Compensation Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN.

We are seeking your approval of the amended and restated National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”) for the purposes of increasing the number of shares authorized for issuance under the Plan by an additional 2,700,000 shares of our common stock, par value $1.00 per share, and extending the termination date of the Plan by five years. Please note that we are also seeking approval for a proposed share increase under the Director Plan, as described below in Proposal 4, and you may want to take the information set forth in Proposal 4 into consideration when evaluating this Proposal 3 to fully determine the effects of both proposed share approvals.

As a result of stockholder feedback, we have structured a significant part of our management’s compensation in the form of equity awards that directly align the interests of key executives and other key management employees with the interests of the Company’s stockholders in growing the market value of the Company. In addition, in recent years equity awards have become more common in the energy industry. These developments naturally result in additional shares being used against the currently authorized number of shares to grant, which stockholders last approved in 2015. We believe that the Plan has served its intended purposes well and will continue to do so over the next five to six years.

For complete information on this proposal, please refer to page 69 and following.

Proposal 4 — Approval of the Amended and Restated 2009 Non-Employee Director Equity Compensation Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2009 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN.

We are seeking your approval of the amended and restated National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan (the “Director Plan”) for the purpose of increasing the number of shares authorized for issuance under the Director Plan by an additional 250,000 shares of our common stock, par value $1.00 per share. Please note that we are also seeking approval for a proposed share increase under the Plan, as described below in Proposal 3, and you may want to take the information set forth in Proposal 3 into consideration when evaluating this Proposal 4 to fully determine the effects of both proposed share approvals.

We believe that the Director Plan facilitates our ability to attract and retain highly qualified non-employee directors and helps to align their financial interests with those of the Company’s stockholders.

For complete information on this proposal, please refer to page 81 and following.

Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

As a matter of good governance, it is important that stockholders vote to ratify the selection of the Company’s independent auditor. The Company has selected PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2019.

For complete information on this proposal, please refer to page 84.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 18, 2019

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 9:30 a.m. local time on March 7, 2019 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are by telephone, by Quick Response Code or (“QR Code”) or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone, by QR Code or by Internet.

The Company’s annual proxy statement contains important stockholder and/or company proposals for which votes are needed in order to be passed — and your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of the election in greater proportion than their percentage share ownership.

Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone, by QR Code or by Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares by telephone, by QR Code or by Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the second page of the proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:00 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

Ronald J. Tanski

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 7, 2019

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 9:30 a.m. local time on March 7, 2019 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The doors to the meeting will open at 9:00 a.m. local time. At the meeting, action will be taken with respect to:

(1)	The election of four directors to hold office for three-year terms as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	Advisory approval of named executive officer compensation;

(3)	Approval of the amended and restated 2010 Equity Compensation Plan;

(4)	Approval of the amended and restated 2009 Non-Employee Director Equity Compensation Plan;

(5)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 7, 2019, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

SARAH J. MUGEL

Secretary

January 18, 2019

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 7, 2019

The proxy statement and summary annual report to security holders and financial statements are available on the Internet at

http://investor.nationalfuelgas.com/proxy

YOUR VOTE IS IMPORTANT

Please vote by telephone, by QR Code or by Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone, by QR Code or by Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (“National Fuel” or the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 7, 2019, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 18, 2019.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $18,500 plus reasonable out-of-pocket expenses. A number of regular employees of the Company and its subsidiaries, and one or more retirees of the Company and its subsidiaries, may solicit proxies in person, by telephone or by other methods. Costs, if any, associated with solicitation by retirees are expected to be de minimis.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 7, 2019, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 86,278,520 shares of Common Stock were issued and outstanding. The holders of 43,139,261 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. In order to grant a proxy, a stockholder can use the telephone, QR Code or Internet voting procedures or return a signed proxy card. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may only vote your shares on “routine” matters, such as Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors; Proposal 2 — Advisory Approval of Named Executive Officer Compensation; Proposal 3 — Approval of the Amended and Restated 2010 Equity Compensation Plan; and Proposal 4 — Approval of the Amended and Restated 2009 Non-Employee Director Equity Compensation Plan. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. PLEASE MAKE YOUR VOICE HEARD BY VOTING YOUR SHARES ON THESE IMPORTANT MATTERS.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will not have the effect of a vote cast for or against any proposal.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting: (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior annual meeting of stockholders; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

With respect to Proposal 1, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director. Approval of each other proposal requires a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the proposal.

Attending the Meeting

You are entitled to attend the Annual Meeting if you are a stockholder as of the close of business on January 7, 2019, the record date. In order to be admitted to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to National Fuel Gas Company, Attn: Sarah J. Mugel, Secretary of the Company, 6363 Main Street, Williamsville, NY 14221, by voting a subsequent proxy by phone, QR Code or by Internet, or by filing written revocation at the meeting with Ms. Mugel, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee”) for the Plans, as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR all of the Director nominees named in this proxy statement and FOR Proposals 2, 3, 4 and 5. Participants in the Plan(s) may also provide those voting instructions by telephone, QR Code or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 5, 2019 in care of the following address:

To: Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-866-540-7095. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2018 (“fiscal 2018”). Also enclosed is a copy of the Company’s Annual Report on Form 10-K for fiscal 2018. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Four directors are to be elected at the 2019 Annual Meeting. The nominees for the four directorships are: David C. Carroll, Steven C. Finch, Joseph N. Jaggers and David F. Smith. The nomination process is discussed under “Nominating/Corporate Governance” below.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that each class shall be as nearly equal in number as may be possible. Directors of a particular class shall hold office until the annual meeting of the year in which the term of the class expires or, in the case of directors elected by the Board of Directors to fill vacancies or newly-created directorships, until the next annual meeting following their election. In addition, all directors shall hold office until their respective successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. Accordingly, Messrs. Carroll, Finch, Jaggers and Smith have been nominated for terms of three years and until their respective successors shall be elected and shall qualify.

The Board of Directors elected Mr. Finch as a director in July 2018. Ronald J. Tanski, who serves as a director and as President and Chief Executive Officer of the Company, and the Board’s Nominating/Corporate Governance Committee recommended Mr. Finch as a candidate for director.

It is intended that the Proxies will vote for the election of Messrs. Carroll, Finch, Jaggers and Smith as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Messrs. Carroll, Finch, Jaggers and Smith have consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for Three-Year Terms to Expire in 2022

David C. Carroll	Age:* 62	Director Since: 2012

Mr. Carroll is the President and CEO of Gas Technology Institute (“GTI”), a position he has held since 2006. From 2001 through 2006, he served as the Vice President of Business Development for GTI. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. He is a trustee of the American Gas Foundation, a member of the Governing Board of Stanford University’s Natural Gas Initiative, and a member of the Society of Gas Lighting. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013). In June 2015, Mr. Carroll was named President of the International Gas Union, a term that concluded in June 2018 as the United States held the 2018 World Gas Conference in Washington, D.C.

*	All ages are as of the Annual Meeting date.

Qualifications

Mr. Carroll is a highly respected, nationally and internationally recognized leader in the research and development of natural gas technologies and market solutions. His multi-faceted knowledge of the natural gas industry brings economic, technological and leadership experience to the Board. Through his professional career, Mr. Carroll has developed expertise on unconventional gas production, transmission and distribution pipeline integrity and end use technologies as well as insight into market and industry developments and conditions. This unique combination of skills contributes to the Board’s oversight of our integrated natural gas operations and provides valuable insight into risks and opportunities for the continued growth of the Company’s various business segments, as well as insight into emerging energy industries. Mr. Carroll is heavily involved in both the domestic and international natural gas business communities, providing the Board with a broad perspective on emerging technical, regulatory and economic issues.

National Fuel Gas Company Board Committees

Executive

Nominating/Corporate Governance

Former Company Directorships

Versa Power Systems, Inc. (wholly-owned subsidiary of FuelCell Energy, Inc.)

Education

University of Pittsburgh, B.S. in chemical engineering

Lehigh University, MBA

Stanford University’s Graduate School of Business, Stanford Executive Program

Steven C. Finch	Age: 60	Director Since: 2018

Mr. Finch is the former Plant Manager of the General Motors (“GM”) Tonawanda Engine Plant, one of Western New York’s largest manufacturers with approximately 1,600 employees. Mr. Finch, a Western New York native, began his 41-year career with GM in 1976 as a General Motors Institute co-op student at the Chevrolet Gear and Axle Plant in Buffalo, N.Y. Over the course of 30 years, he held several assignments with increasing responsibility at various GM facilities outside Buffalo before becoming Tonawanda Engine Plant Manager in 2007. Following his 2017 retirement from GM, Mr. Finch joined the Automobile Association of America Western and Central New York as Senior Vice President of Automotive Services. Mr. Finch currently serves as Chairman of the Board of Directors for the Buffalo Urban League, was a previous Chairman of the Board for United Way of Buffalo and Erie County, and a previous board member of AAA Western and Central New York.

Qualifications

With a career spanning more than four decades, Mr. Finch has a proven track record of leadership during a period of significant evolution for the automotive industry. Mr. Finch helped navigate the GM workforce through economic downturn and bankruptcy. After a reorganization, he successfully secured the addition of three new engine product lines, ultimately overseeing investments at the plant totaling more than $3 billion during his 10-year tenure. Through his extensive GM career, Mr. Finch developed expansive and diverse experience in manufacturing and customer relations, as well as in capital and labor management. Mr. Finch’s success in managing highly technical operations and delivering a quality product in a safe, environmentally responsible and cost-effective manner has direct application to National Fuel’s work in the energy industry. Mr. Finch’s experience in senior level oversight during periods of significant industry challenge and disruption provides an important perspective on regulatory and economic issues.

National Fuel Gas Company Board Committees

Audit

Nominating/Corporate Governance

Education

Kettering University (formerly General Motors Institute), B.S. in electrical engineering

Joseph N. Jaggers	Age: 65	Director since: 2015

Mr. Jaggers is the former President, Chief Executive Officer and Chairman of Jagged Peak Energy Inc., an independent oil and natural gas exploration and production company. Before forming Jagged Peak Energy in 2013, Mr. Jaggers served as President and Chief Executive Officer and as director of Ute Energy, LLC, from 2010 until its sale in 2012. From 2006 to 2010, he served as President and Chief Operating Officer of Bill Barrett Corporation. From 2001 to 2006, he was Vice President, Exploration & Production, for Williams Companies. Previously, he served as President and Chief Operating Officer of Barrett Resources, from 2000 until its sale to Williams in August 2001. From 1981 through 2000, he worked for BP Amoco in various domestic and international assignments of increasing responsibility culminating in executive oversight for the Northern North Sea, one of BP’s largest producing assets at the time. Mr. Jaggers is a past President of the Colorado Oil and Gas Association, past Executive Director of the Independent Producers Association of the Mountain State and an inductee into the Rocky Mountain Oil and Gas Hall of Fame.

Qualifications

With more than 35 years of experience in the oil and gas industry, including a long record of achieving production and reserve growth, Mr. Jaggers has familiarity with market cycles and dynamics and contributes to the Board’s oversight of our exploration and production business. Additionally, his substantial executive experience with large, public exploration and production companies combined with his extensive operational experience in diverse producing basins provides the Board with insight in assessing various risks that may affect oil and gas operations at the Company. With experience as a senior leader in a number of exploration and production companies, Mr. Jaggers adds significant operational depth to the Board as well as an understanding of effective and efficient resource development. These attributes assist the Board in its oversight of the ongoing development of the Company’s various oil and gas assets and evaluation of the continued advancement of the Company’s Appalachian drilling program.

National Fuel Gas Company Board Committees

Audit

Compensation

Former Public Company Directorships

Jagged Peak Energy Inc.

Bill Barrett Corporation

Mission Resources Corporation

Education

United States Military Academy at West Point, B.S.

David F. Smith	Age: 65	Director since: 2007

Mr. Smith has been Chairman of the Board of the Company since March 2010 (from March 2013 through March 2014 he served as Executive Chairman of the Board). He also served as Chief Executive Officer of the Company from February 2008 until March 2013; as President of the Company from February 2006 through June 2010; and as Chief Operating Officer of the Company from February 2006 to February 2008. Mr. Smith was also President and/or Chairman of each of the Company’s major subsidiaries over the course of his career. He is a Board member of Gas Technology Institute (Executive Committee and Audit Committee), Emeritus Board member of the State University of New York at Buffalo Law School Dean’s Advisory Council, a former director of the American Gas Association and former Chairman of the Board of Directors of the Business Council of New York State.

Qualifications

Mr. Smith brings to the Board significant industry and Company expertise and leadership experience. His 36-year tenure with the Company and time in key leadership positions within all of the Company’s business segments has resulted in significant knowledge of the Company’s history and strategies during its substantial growth from a regional utility to a much larger diversified energy company. He also brings a long and active participation in industry groups that identify and address important issues facing the Company and has well-established relationships of trust with other industry leaders. In addition, Mr. Smith has deep ties to businesses and civic organizations in Western New York (the location of the Company’s corporate headquarters and most of its business units). His experience as an active participant during decades of regulatory evolution at the state and federal levels provides valuable perspective and insight into the political and regulatory trends impacting the Company’s regulated pipeline, storage and utility businesses.

National Fuel Gas Company Board Committees

Executive, Chair

Financing

Education

State University of New York at Fredonia, B.A in political science

State University of New York at Buffalo School of Law, J.D.

Directors Whose Terms Expire in 2021

Philip C. Ackerman	Age: 75	Director since: 1994

Mr. Ackerman was Chief Executive Officer of the Company from October 2001 to February 2008, Chairman of the Board of the Company from January 2002 to March 2010 and President of the Company from July 1999 to February 2006. Mr. Ackerman also served as the Company’s Principal Financial Officer from 1981 to 2001. He is a past director of the Business Council of New York State, prior Chairman of the Erie County Industrial Development Agency and current member of the Board of Managers of the Buffalo Society of Natural Sciences. Mr. Ackerman is a past director of Associated Electric and Gas Insurance Services Limited, a mutual insurance company that provides insurance coverage and related risk management services to the utility and energy industries.

Qualifications

Mr. Ackerman’s more than 40 years’ involvement with the Company, including his experience as President (or Executive Vice President) of all of the Company’s major subsidiaries and as the Principal Financial Officer of the Company, provides the Board with an in-depth strategic perspective on the Company, as well as an understanding of the Company’s financials. During his tenure with the Company Mr. Ackerman increased its presence in all phases of the energy business; National Fuel grew from a regional utility company with $300 million in assets to a fully integrated energy company with over $5.1 billion in assets. Mr. Ackerman’s experience as a director of Associated Electric and Gas Insurance Services Limited provides the Board with a useful perspective on risks and management of risk in the natural gas industry. Mr. Ackerman is a significant and long-standing retail stockholder, which provides the Board the perspective of the Company’s retail stockholders, who represent a significant portion of the Company’s stockholder ownership.

National Fuel Gas Company Board Committees

Executive

Financing, Chair

Education

State University of New York at Buffalo, B.S. in accounting

Harvard University Law School, J.D.

Stephen E. Ewing	Age: 74	Director Since: 2007

Mr. Ewing served as Vice Chairman of DTE Energy Company (“DTE”), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide, from November 2005 to December 2006. Two of DTE’s subsidiaries are DTE Electric Company (formerly known as Detroit Edison), one of the nation’s largest electric utilities, and DTE Gas Company (formerly known as Michigan Consolidated Gas Company, or “MichCon”), one of the nation’s largest natural gas local distribution companies. Mr. Ewing also had responsibility for DTE’s exploration and production subsidiary, DTE Gas Resources, with operations in the Antrim and Barnett Shale. He was also, at various times, Group President of the Gas Division at DTE, President and Chief Operating Officer of MCN Energy Group, Inc. (the then parent of MichCon and a company which had utility, pipeline and storage, and exploration and production businesses) and President and Chief Executive Officer of MichCon, until it was acquired by DTE. He was also Chairman of the Board of Directors of the American Gas Association for 2006, a member of the National Petroleum Council, and Chairman of the Midwest Gas Association and the Natural Gas Vehicle Coalition. He is a past trustee and past Chairman of the Board of The Skillman Foundation, a not-for-profit foundation focused on providing education for low-income children, past director and Chairman of the Auto Club of Michigan and past director and Chairman of the Board of the Auto Club Group (“AAA”).

Qualifications

With his extensive background in executive management at energy companies with regulated businesses, Mr. Ewing provides valuable perspective on the Company’s operations. Through his senior leadership positions at MichCon, MCN Energy and, ultimately, DTE, he has expertise in managing pipeline and utility natural gas operations in the northern U.S. This experience, coupled with his oversight of DTE’s exploration and production subsidiary’s operations in the Antrim and Barnett Shale, provides the Board with significant insight into the Company’s integrated operations and opportunities for further Company growth via strategic upstream and midstream development. In addition, his current position as a director of another northern energy company, CMS Energy, provides a current perspective on natural gas regulation. Mr. Ewing is the Company’s Lead Independent Director.

National Fuel Gas Company Board Committees

Audit

Compensation, Chair

Financing

Current Public Company Directorships

CMS Energy Corporation

Education

DePauw University, B.A.

Michigan State University, MBA

Harvard Advanced Management Program

Rebecca Ranich	Age: 61	Director since: 2016

Ms. Ranich is a former director at Deloitte Consulting, LLP, where she led the firm’s Energy and Sustainability Investment Advisory Services for public sector clients, providing counsel on more than $1 billion of investments. Her practice focused on strategic energy investments designed to mitigate and manage risks related to energy supply, demand and climate change issues. Preceding her position at Deloitte, Ms. Ranich worked at PSG International, where she was a member of the management team leading negotiations to implement the Trans-Caspian Gas Pipeline, a multi-billion dollar, 1,700-kilometer pipeline project transporting natural gas from Turkmenistan to Turkey. She was previously a Vice President at Michael Baker Corporation, an international engineering, energy and environmental services firm. While at Baker, she held executive responsibility for delivering energy and environmental engineering services in Europe, Russia and the Caspian region, overseeing projects with a construction value in excess of $40 billion. She managed offices in London, Naples, Wiesbaden and Moscow. Ms. Ranich served as a member of the Board of Directors of Questar Corporation from 2013 until September 2016, when Questar was acquired by Dominion Resources, Inc. At Questar she was Chair of the Board’s Governance and Nominating Committee. She is a member of the Supervisory Board at Uniper SE, a German power generation and energy supply chain corporation, and the Board of Directors of Cardno Limited, an Australian infrastructure and environmental services company. She serves as vice chair of the Board of the Gas Technology Institute and chair of its Investment Committee, and she is an advisory board member of Yet Analytics, an xAPI data analytics platform. In addition to being an investor in and advisor to emerging technology companies, Ms. Ranich is a member of the Technology Commercialization Panel for the Johns Hopkins University Applied Physics Laboratory.

Qualifications

Ms. Ranich’s strong background and wealth of experience in strategic energy investments, project development and risk management contribute significantly to the Board. With her work on sustainable environmental practices and strong global industry experience, Ms. Ranich’s skills complement the diverse backgrounds on the Board. Ms. Ranich also brings to the Board her successful track record of establishing, building and leading energy-focused businesses.

National Fuel Gas Company Board Committees

Audit

Nominating/Corporate Governance, Chair

Current Public Company Directorships

Cardno Limited

Uniper SE

Former Public Company Directorships

Questar Corporation

Education

Northwestern University, B.A. in Soviet area studies

University of Detroit Mercy, MBA

Directors Whose Terms Expire in 2020

Jeffrey W. Shaw	Age: 60	Director since: 2014

Mr. Shaw retired as Chief Executive Officer of Southwest Gas Corporation (“Southwest”) on March 1, 2015. He was named Chief Executive Officer and a director of Southwest in 2004 and also served as President of Southwest at various times from 2003 to 2014. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, and Senior Vice President/Gas Resources and Pricing. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest Gas in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw is a member of the Advisory Board of the University of Utah David Eccles School of Business and is a member and past Chairman of the Broadcast Leadership Council at Brigham Young University. He is a past director of Southwest Gas Corporation and the American Gas Association, past Chairman and director of the Western Energy Institute and past President and trustee of the Las Vegas Area Council of the Boy Scouts of America.

Qualifications

Mr. Shaw’s extensive executive management and financial experience at an energy company with regulated natural gas businesses similar to those of the Company provides the Board with valuable perspective and understanding of state regulatory activities. In particular, Mr. Shaw’s accounting and finance background, and the significant roles he has held in these areas over his career, qualify him as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s rules and enable him to play a key role in performing the Board’s audit oversight function. In addition, Mr. Shaw’s background and financial expertise contribute to the Board’s understanding and guidance on financial matters.

National Fuel Gas Company Board Committees

Audit, Chair

Nominating/Corporate Governance

Former Public Company Directorships

Southwest Gas Corporation

Education

University of Utah, B.S. in accounting

Certified Public Accountant

Thomas E. Skains	Age: 62	Director since: 2016

Mr. Skains is the former Chairman of the Board, Chief Executive Officer and President of Piedmont Natural Gas Company, Inc., serving from 2002 as President and from 2003 as Chairman and CEO, until his retirement in October 2016. Previously, Mr. Skains held various positions at Piedmont, including Chief Operating Officer and Senior Vice President — Marketing and Supply Services. Mr. Skains held positions of increasing responsibility with Transcontinental Gas Pipe Line Corporation, which he joined in 1981 as an attorney and served as corporate and senior attorney before being named Vice President in 1986 and Senior Vice President — Transportation and Customer Services in 1989. In October 2016, Mr. Skains became a director at Duke Energy Corporation, where he serves on its Regulatory Policy and Operations Committee and its Nuclear Oversight Committee. Mr. Skains has served as a director of BB&T Corporation since 2009, where he chairs its Executive Committee and serves on its Risk Committee, and where he previously chaired its Nominating and Corporate Governance Committee and its Risk Committee. Mr. Skains has also served as a director at BB&T Corporation’s subsidiary, Branch Banking and Trust Company, since 2013, where he chairs its Executive Committee and serves on and previously chaired its Risk Committee. Mr. Skains previously served on the Charlotte Chamber of Commerce Board of Directors and was Chairman in 2015. He also served on the boards of several industry and community organizations, including Gas Technology Institute, the American Gas Association (as Chairman in 2009), the Southern Gas Association (as Chairman in 2006) and the American Gas Foundation (a not-for-profit energy research group).

Qualifications

Mr. Skains’ strong leadership and strategic management skills provide the Board with a valuable perspective on the complexities, challenges and opportunities facing the natural gas industry. Through his experiences at Piedmont and Transco, Mr. Skains contributes significant knowledge of the legal and regulatory issues encountered by project sponsors in developing natural gas pipeline projects. Mr. Skains brings to the Board extensive knowledge of the natural gas industry and is able to use his legal training and experience as a corporate energy attorney to provide insight on legal and regulatory compliance matters and contribute to corporate governance matters.

National Fuel Gas Company Board Committees

Compensation

Nominating/Corporate Governance

Current Public Company Directorships

Duke Energy Corporation

BB&T Corporation

Former Public Company Directorships

Piedmont Natural Gas Company, Inc.

Education

Sam Houston State University, B.B.A.

University of Houston Law School, J.D.

Ronald J. Tanski	Age: 66	Director since: 2014

Mr. Tanski has been President and Chief Executive Officer of the Company since March 2013. Mr. Tanski served as President and Chief Operating Officer of the Company from July 2010 to March 2013 and as Treasurer and Principal Financial Officer from April 2004 to July 2010. Mr. Tanski was President of National Fuel Gas Supply Corporation from July 2008 to July 2010 and President of National Fuel Gas Distribution Corporation from February 2006 to July 2008. He was previously Treasurer of those and other subsidiaries of the Company, and he also served in management roles at Seneca Resources Corporation (now Seneca Resources Company, LLC) and Horizon Energy Development, Inc. (sold in 2010). He is a member of the Board of Directors of the Interstate Natural Gas Association of America (“INGAA”) and was INGAA Chairman in 2015. Mr. Tanski is a director of the American Gas Association and a member of the Council on Accountancy at Canisius College. He also serves as Secretary on the Board of Managers of the Buffalo Museum of Science and as a member of the Executive Committee, and he is a director of Invest Buffalo Niagara.

Qualifications

Mr. Tanski has been employed by the Company since 1979. Through his broad range of experience including numerous leadership positions in both the regulated and non-regulated businesses, he gained hands-on, practical knowledge about virtually every aspect of the Company’s operations. Mr. Tanski’s role as CEO and substantial management experience with the Company’s subsidiaries, his detailed understanding of the Company’s integrated operations, and in particular, his financial background with the Company assist the Board with management of the Company’s operations. Mr. Tanski also has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

National Fuel Gas Company Board Committees

Executive

Financing

Education

State University of New York at Buffalo, B.A. in biology

State University of New York at Buffalo, MBA

State University of New York at Buffalo School of Law, J.D.

Annual Meeting Attendance

Last year, all directors then serving attended the 2018 Annual Meeting, and all or substantially all of the directors are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Ackerman, Carroll, Ewing, Finch, Jaggers, Ranich, Shaw, Skains and Smith are independent, and that Mr. Tanski is not independent due to his current employment relationship with the Company. The Board of Directors previously determined that Craig G. Matthews, whose service as a director concluded March 8, 2018, was independent. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. The Board also considered that Mr. Finch is Senior Vice President of AAA Western and Central New York, Inc. (“AAA”), a not-for-profit corporation that maintains several locations in the Company’s utility service territory, and that payments made by AAA to Company affiliates for natural gas service in each of AAA’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of AAA’s consolidated gross revenues for the applicable fiscal year.

Board Leadership Structure

In March 2018, the Board of Directors re-elected Mr. Smith as Chairman of the Board and re-elected Mr. Tanski as President and Chief Executive Officer. The Board believes that Mr. Smith’s role as Chairman and Mr. Tanski’s position as Chief Executive Officer, since March 2013, is an effective leadership model given Mr. Smith’s past experience in the role of CEO and his experience as Chairman of the Board and Mr. Tanski’s experience as CEO. The Board believes this is the optimal leadership structure at this time and reviews and considers this structure at least annually. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be filled by the CEO who serves on the Board. At times in the past the roles have been separate and at other times they have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

Non-management directors meet at regularly scheduled executive sessions without management. In addition, the independent directors met during fiscal 2018, in accordance with NYSE listing requirements. The sessions were chaired by Stephen E. Ewing, as Lead Independent Director. The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Independent Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuel.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members. During Fiscal 2018, the Board updated the Director Qualifications Guidelines, contained in the Company’s Corporate Governance Guidelines, to clarify that “diversity of perspectives” includes all aspects of diversity. In recent years, National Fuel’s Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, has invited qualified diverse candidates to stand for election to the Board, with successful results. The Board has approached a number of diverse candidates, with some declining consideration for directorship due to reasons such as restrictions on number of outside public boards and time commitments. The Board will continue its efforts to attract qualified Board Candidates whose expertise and personal characteristics align with the Company’s long term business strategy. The Board also believes it noteworthy that Board member Rebecca Ranich serves as Chair of the Nominating/Corporate Governance Committee and that women have long occupied National Fuel’s top corporate levels. Today, four of the Company’s ten designated executive officers are women who hold the following important policy-making positions: Controller and Principal Accounting Officer; Senior Vice President and General Counsel (our chief legal officer), who also serves as the Company’s Compliance Officer and previously served as the Company’s Corporate Secretary; Vice President of Business Development, who oversees many of the Company’s non-exploration and production development plans and who was named President of the Utility segment effective February 1, 2019; and until February  1, 2019, the Company’s Chief Information Officer.

Meetings of the Board of Directors and Standing Committees

In fiscal 2018, there were five meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held five meetings. During fiscal 2018, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served. In addition, Board members regularly attend meetings of committees on which they do not serve, although committee decision-making is reserved to committee members.

The table below shows the number of committee meetings conducted in fiscal 2018 and the directors who served on these committees as of September 30, 2018.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
Philip C. Ackerman			X
David C. Carroll			X	X
Stephen E. Ewing	X	Chair
Steven C. Finch	X			X
Joseph N. Jaggers	X	X
Rebecca Ranich	X			Chair
Jeffrey W. Shaw	Chair			X
Thomas E. Skains		X		X
David F. Smith			Chair
Ronald J. Tanski			X

Number of Meetings in Fiscal 2018	9	5	0	5

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2018 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A), to review the Company’s enterprise risk management program and to prepare a report of the Audit Committee’s findings and recommendations to the Board of Directors. The members of the Audit Committee are independent as independence for audit committee members is defined in NYSE listing standards and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has an audit committee financial expert (as defined by SEC regulations) serving on its Audit Committee, namely Mr. Shaw, who is an independent director.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2016 had an external quality assessment performed by IIA Quality Services, LLC under the Institute of Internal Auditors’ (the “IIA”) International Standards for the Professional Practice of Internal Auditing (the “Standards”). The assessment concluded that the Company’s Audit Services Department generally conforms to the Standards, the IIA Code of Ethics, and the Definition of Internal Auditing. “Generally conforms” is the IIA’s highest rating. The Standards state that an external quality assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuel.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held five meetings during fiscal 2018 in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the Company’s 2010 Equity Compensation Plan, the 2012 Annual At Risk Compensation Incentive Program

(“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the Compensation Committee are independent as independence is defined in NYSE listing standards. The members of the Compensation Committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in Federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuel.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The Compensation Committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The Compensation Committee may form subcommittees and delegate to those subcommittees such authority as the Compensation Committee deems appropriate, other than authority required to be exercised by the Compensation Committee as a whole. The Compensation Committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, and the At Risk Plan and approves performance conditions and target incentives for executive officers who are participants in the EACIP. As described more fully in the Compensation Discussion and Analysis, the Compensation Committee retained Korn Ferry (a unit of Korn/Ferry International) and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the Compensation Committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices, including the compensation of executive officers other than himself. The Compensation Committee then approves executive compensation as it deems appropriate. The Compensation Committee has assessed the independence of the compensation consultants under NYSE listing standards and has determined their work presents no conflicts of interest under SEC regulations.

Executive

The Executive Committee did not meet during fiscal 2018. The Executive Committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A. § 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The Nominating/Corporate Governance Committee makes recommendations to the full Board on nominees for the position of director. The Nominating/Corporate Governance Committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The Nominating/Corporate Governance Committee held five meetings during fiscal 2018. Stockholders may recommend individuals to the Nominating/Corporate Governance Committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In general, the Nominating/Corporate Governance Committee’s charter provides for the Nominating/Corporate Governance Committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the Nominating/Corporate Governance Committee is available to stockholders on the Company’s website at www.nationalfuel.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuel.com. Appendix B also addresses the qualifications and skills the

Nominating/Corporate Governance Committee believes are necessary in a director, and the Nominating/Corporate Governance Committee’s consideration of stockholder recommendations for director. Pursuant to the Corporate Governance Guidelines, stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 20, 2019 in order to be eligible for consideration in connection with the 2020 Annual Meeting of Stockholders.

Under the process for selecting new Board candidates, the Chairman and the Chief Executive Officer and the Nominating/Corporate Governance Committee discuss the need to add a new Board member or to fill a vacancy on the Board. The Nominating/Corporate Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines.

Method of Evaluating Board and Committee Effectiveness

Annually, the Board and each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee take part in a self-evaluation process to determine their effectiveness and opportunities for improvement. Questionnaires are provided to each director soliciting comments with respect to dynamics of the full Board and each of the above committees, on which the director serves, as well as director performance and adequacy of Board materials. The confidential responses are summarized for Board and Nominating/Corporate Governance committee review. Board members are requested to report dissatisfaction with individual performance to the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee. At a Board and Nominating/Corporate Governance Committee meeting, time is allocated to discuss the summary and review any comments or inadequacies.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Board retains oversight of safety, environmental, social, cybersecurity and corporate governance risks, among other areas central to corporate responsibility, including strategic, financial and regulatory risks and opportunities. An important aspect of the Board’s oversight role is the enterprise risk management process, under which major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risks. Management reports quarterly to the Board on significant risk categories. In addition, management provides a detailed presentation on a topic related to one or more risk categories at each Board meeting. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board. The Board and management consider enterprise risks and opportunities in their strategic and capital spending decision process, and the Board directs management to integrate corporate responsibility concerns into decision-making throughout the organization.

Related Person Transactions

The Company had no related person transactions in fiscal 2018. The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code of Conduct provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code of Conduct would include but not be limited to related person transactions. The Audit Committee administers the Code of Conduct as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that it considers to be in, or not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Director Compensation

The 2009 Non-Employee Director Equity Compensation Plan was approved at the 2009 Annual Meeting of Stockholders and reapproved at the 2016 Annual Meeting of Stockholders (“Director Equity Compensation Plan”). This plan provides for the issuance of shares on a quarterly basis to non-employee directors in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

For fiscal 2018, non-employee directors were paid a retainer at an annual rate of $90,000 in cash plus shares of Common Stock equal in value to approximately $175,000. Common Stock issued to non-employee directors under the Director Equity Compensation Plan is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company, except that transferability restrictions lapse upon the death of the recipient.

The Company does not pay non-employee directors a per-meeting fee for meetings of the Board, except that each non-employee director receives a fee of $1,500 for attendance at any meeting of the Board in excess of six meetings per year. Fees paid to non-employee directors for meetings of committees on which they serve are $1,500 per meeting. The Lead Independent Director (Mr. Ewing) was paid an additional annual retainer of $15,000, and the Chairpersons of the Audit, Compensation and Nominating/Corporate Governance Committees (Mr. Shaw, Mr. Ewing and Ms. Ranich, respectively) were each paid an additional annual retainer of $15,000. Mr. Smith was paid an additional retainer of $20,000 per quarter for his service as Chairman of the Board.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 2,000 shares of Common Stock at the end of the first year of service as a director, at least 4,000 shares at the end of the second year of service and at least 6,000 shares at the end of the third year of service. All directors are in compliance with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2018:

DIRECTOR COMPENSATION TABLE — FISCAL 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Philip C. Ackerman	90,000	175,103	None	None	N/A	8	265,111
David C. Carroll	97,500	175,103	None	None	N/A	8	272,611
Stephen E. Ewing	141,000	175,103	None	None	N/A	8	316,111
Steven C. Finch	24,310	38,546	None	None	N/A	2	62,858
Joseph N. Jaggers	111,000	175,103	None	None	N/A	8	286,111
Craig G. Matthews	55,500	87,536	None	None	N/A	4	143,040
Rebecca Ranich	118,500	175,103	None	None	N/A	8	293,611
Jeffrey W. Shaw	126,000	175,103	None	None	N/A	8	301,111
Thomas E. Skains	102,000	175,103	None	None	N/A	8	277,111
David F. Smith	170,000	175,103	None	None	N/A	8	345,111

(1)

Represents the portion of the annual retainer paid in cash, plus meeting fees, plus additional retainers, as applicable, for service as a committee Chairperson, Lead Independent Director, or Chairman of the Board.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Equity Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant values of the Stock Awards) were as follows: $56.98 for October 2, 2017 (stock in total valued at $43,761); $56.925 for January 2, 2018 (stock in total valued at $43,775); $50.83 for April 2, 2018 (stock in total valued at $43,765); $52.965 for July 2, 2018 (stock in total valued at $43,802); and $54.52 for July 16, 2018 (stock in total valued at $38,546 for pro-rated grant to Mr. Finch). As of September 30, 2018, the aggregate shares paid for all years of director service under director compensation plans to directors Ackerman, Carroll, Ewing, Finch, Jaggers, Matthews, Ranich, Shaw, Skains and Smith were 19,233, 15,413, 23,290, 707, 9,076, 23,997, 6,590, 11,860, 5,501 and 7,282, respectively.

(3)

Represents premiums paid on a blanket travel insurance policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2018, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2018. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2017	2018
Audit Fees(1)	$1,774,500	$1,976,100
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$12,000	$31,100
Tax compliance(4)	$18,685	$7,500
All Other Fees(5)	$3,589	$3,589

TOTAL	$1,808,774	$2,018,289

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal and state tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include consulting fees and the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuel.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The Committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the Committee and, in his absence, another specified member of the Committee are authorized to pre-approve any audit or non-audit service on behalf of the Committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2018, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimis exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of five directors who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee Chairman, Jeffrey W. Shaw, qualifies as an “audit committee financial expert” as defined by the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, last amended June 15, 2017, a copy of which is available on the Company’s website at https://investor.nationalfuelgas.com/for-investors/corporate-
governance/committee-charters/default.aspx#mem.

The Audit Committee reviews the integrity of the Company’s financial statements and oversees the scope of work of the Audit Services Department. That scope includes reviewing the accuracy, reliability and integrity of financial and operational information and the means used to identify, measure, classify and report such information. The Audit Committee also directly appoints, retains, compensates, evaluates, terminates and oversees the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm must report directly to the Audit Committee. In addition to those responsibilities, with respect to the independent auditor, the Audit Committee:

•	reviews and evaluates the annual engagement letter, including the independent auditor’s proposed fees;

•	reviews, evaluates and monitors the annual audit plan and its progression, including the timing and scope of audit activities;

•

annually reviews and evaluates the qualifications, performance and independence of the independent auditor, including the lead partner, and ensures that the lead partner and any other audit partners are rotated at appropriate intervals in compliance with applicable laws, rules and regulations;

•

reviews and evaluates the independent auditor report describing internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or outside inquiry or investigation; and

•

reviews the independent auditor report describing all relationships between the independent auditor and the Company, including a list of the fees billed for each category, in order to assess the independent auditor’s independence.

Management is responsible for the Company’s consolidated financial statements and for establishing, maintaining, and assessing internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent auditor. PricewaterhouseCoopers LLP has been the Company’s independent auditor since 1941. PricewaterhouseCoopers LLP rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner. The Audit Committee believes that there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

•

Higher quality audit work and accounting advice, due to the independent auditor’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and

•	Operational efficiencies because of the independent auditor’s history and familiarity with our business.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2018 with management. The Audit Committee has also reviewed with management its evaluation of the structure and effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s level of fees and provision of non-audit services to the Company and its affiliates are compatible with PricewaterhouseCoopers LLP’s independence and has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2018 for filing with the SEC.

AUDIT COMMITTEE

JEFFREY W. SHAW, Chairman

STEPHEN E. EWING

STEVEN C. FINCH

JOSEPH N. JAGGERS

REBECCA RANICH

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Fiscal 2018 Summary Compensation Table, and for all directors and executive officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock appreciation rights (“SARs”) but has not done so. Security holdings are as of November 30, 2018.

Name of Beneficial Owner	Exercisable SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

Philip C. Ackerman	0	0	0	0	619,228	(7)	*

David P. Bauer	224	0	8,442	0	21,180		*

Carl M. Carlotti	529	135	15,635	0	54,148		*

David C. Carroll	0	0	0	0	17,681		*

Stephen E. Ewing	0	0	0	0	27,270		*

Steven C. Finch	0	0	0	0	1,512		*

Joseph N. Jaggers	0	0	0	0	10,356		*

John P. McGinnis	782	0	8,310	20,000	36,422		*

John R. Pustulka	9,507	3,843	20,970	0	59,814		*

Rebecca Ranich	0	0	0	0	7,717		*

Jeffrey W. Shaw	0	0	0	0	12,740		*

Thomas E. Skains	0	0	0	0	6,381		*

David F. Smith	70,814	1,897	18,883	0	244,413	(8)	*

Ronald J. Tanski	2,423	2,974	25,412	0	378,675	(9)	*

Directors and Executive Officers as a Group (19 Total)	90,064	12,952	156,924	20,000	1,697,690		2.30%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

This column lists shares with respect to which each of the named individuals, and all directors and executive officers as a group (19 individuals), have the right to acquire beneficial ownership within 60 days of November 30, 2018, through the exercise of SARs granted under the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. The shares included in this column for exercisable SARs equal the number of shares the officer would have received by exercising those SARs on November 30, 2018, when the fair market value was $53.61 per share. Until exercised, SARs have no voting power. The fair market value is the average of the high and low stock price on a specified date.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of November 30, 2018. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) holdings shown on this table, expressed as a percentage of the Company’s outstanding shares and the individual’s (or individuals’) shares acquirable upon the exercise of SARs.

(7)

Includes 1,000 shares held by Mr. Ackerman’s wife in a trust originally established for the benefit of her mother; 8,991 shares held by Mr. Ackerman’s wife as trustee for her sister, as to which shares Mr. Ackerman disclaims beneficial ownership; 58,250 shares also held in trust; 400,000 shares held in two Grantor Retained Annuity Trusts (200,000 shares each); and 220 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(8)	Includes 51,902 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(9)	Includes 429 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 7, 2019, each of the following persons is known to the Company to be the beneficial owner of more than five percent of the Common Stock, which is the only class of Company stock outstanding.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans		Shares Otherwise Beneficially Held		Percent of Class(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,903,675	(2)	8,231,188	(3)	12.91%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	N/A		7,193,429	(4)	8.34%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A		6,516,782	(5)	7.55%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A		5,487,500	(6)	6.36%
Aristotle Capital Management, LLC 11100 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025	N/A		4,955,708	(7)	5.74%

(1)	This column lists the sum of the shares shown on this table, expressed as a percentage of the Company’s outstanding shares at January 7, 2019.

(2)

This amount represents the shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 2,903,675 shares on behalf of the plans as of January 7, 2019, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the trustee in the same proportion as the shares of Common Stock for which the trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(3)

The number of shares is derived from Amendment No. 5 to Schedule 13G filed on February 9, 2018 by The Vanguard Group. The filing states that The Vanguard Group has sole voting power with respect to 40,931 shares of Common Stock, shared voting power with respect to 8,166 shares of

Common Stock, sole dispositive power with respect to 8,186,132 shares of Common Stock, and shared dispositive power with respect to 45,056 shares of Common Stock.

(4)

The number of shares is derived from Amendment No. 5 to Schedule 13G filed on January 25, 2018 by BlackRock, Inc. The filing states that BlackRock has sole voting power with respect to 6,884,131 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 7,193,429 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

(5)

The number of shares is derived from Amendment No. 12 to Schedule 13D filed on September 21, 2017 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli & Company Investment Advisers, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., MJG-IV Limited Partnership, GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc., and Mario J. Gabelli.

(6)

The number of shares is derived from Schedule 13G filed on February 14, 2018 by State Street Corporation. The filing states that State Street has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 5,487,500 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 5,487,500 shares of Common Stock.

(7)

The number of shares is derived from Schedule 13G filed on February 14, 2018 by Aristotle Capital Management, LLC. The filing states that Aristotle has sole voting power with respect to 3,098,287 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 4,955,708 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2018

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,826,984	(1)	$50.70	(2)	1,531,718	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	2,826,984		$50.70		1,531,718

(1)

The securities listed in column (a) include 1,282,580 shares of Common Stock which would be issued under performance-based awards outstanding at September 30, 2018 if the maximum level of performance is achieved under those awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would generally be issued. For example, if target performance were achieved, 641,290 shares of Common Stock would be issued under performance-based awards outstanding at September 30, 2018. In that event, the number of shares to be issued noted in column (a) would be 2,185,694.

(2)	The weighted-average exercise price in column (b) takes into account outstanding stock appreciation rights. It does not take into account outstanding RSUs or performance shares.

(3)

Of the securities listed in column (c), 53,632 were available at September 30, 2018 for future issuance pursuant to the Director Equity Compensation Plan and 1,478,086 were available for future issuance under the 2010 Equity Compensation Plan. All securities included in column (c) are available for issuance for awards other than options, warrants or rights.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

COMPENSATION COMMITTEE

S. E. EWING, Chairman

J. N. JAGGERS

T. E. SKAINS

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. This Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. The Committee retained two independent compensation consultants, Korn Ferry (“Korn Ferry,” a unit of Korn/Ferry International) and Meridian Compensation Partners, LLC (“Meridian”), to assist it in setting and monitoring the program. Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2018 Say-on-Pay Vote and Stockholder Engagement

The 2018 Say-on-Pay advisory vote yielded a result of approximately 97% of votes cast in support of the compensation of the Company’s named executive officers. The Board considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. As a result, the Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2018 Say-on-Pay advisory vote.

In recent years, including 2018, members of Company management have held in-person meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. Several of the Company’s largest stockholders have informed the Company that scheduling such visits every two to three years is appropriate. Management engages with the Company’s stockholders in telephone conferences and intends to schedule in-person meetings in 2019, if desired. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various viewpoints.

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders. For fiscal 2018, 81% of our CEO’s target compensation was tied to long-term (3-year) performance or shorter-term business performance, as reflected in the charts below (target compensation consists of base salary, target annual incentive, and grant date fair value of the long-term incentive award).

CEO Compensation Aligned with Shareholders’ Interests

81% Variable Performance Shares Annual lncentive Base Salary Compensation 60% 21% 19% Factors Key Factors 50% Total Return on Capital (3-year average ROC vs. peer group) 50% Total Shareholder Return (3-year TSR vs. peer group) Goals relate to earnings safety and costs 81% of Target Compensation is Tied to 3-Year Performance or Short-Term Business Performance

*	Fiscal 2018 target compensation for CEO

CEO and Other Named Executive Officer Target Compensation

Performance Shares 60% Annual Incentive 21% Base Salary 19% President & CEO 2017 Target Compensation Structure Restricted Stock Units 8% Performance Shares 39% Annual Incentive 24% Base Salary 29% Other Named Executive Officers 2017 Average Target Compensation Structure

Total Shareholder Return

The Company’s TSR for the three-year period ended September 30, 2018 was 18.59%, using the calculation method specified in the award of TSR performance shares granted to the named executive officers in the first quarter of fiscal 2016. Under that calculation method, starting and ending stock prices are calculated as the average closing stock price for the prior calendar month, and dividends are reinvested at each ex-dividend date. The three-year TSR of 18.59% placed the Company at the 50th percentile of the Korn Ferry peer group used to benchmark fiscal 2016 compensation.

The Company’s one-year TSR for fiscal 2018 was 2.17%, using fiscal year-end closing market prices and with dividends reinvested at each ex-dividend date. This return placed the Company at the 46th percentile of the Korn Ferry peer group used to benchmark fiscal 2018 compensation.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the table below is Korn Ferry’s comparison of fiscal 2017 total direct compensation for the Company’s CEO, Mr. Tanski, against that of CEOs in our Korn Ferry peer group. The target total direct compensation of the Company’s CEO for fiscal 2017, shown in the table below, was at the 43rd percentile of our peers. Actual total direct compensation, which reflects the results of performance against annual incentive goals, was at the 45th percentile of our peers.

Fiscal 2017 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to compare 2018 compensation against the peer group because almost two-thirds of the group maintains a fiscal year based on the calendar year, and will therefore not report 2018 compensation until months after this proxy statement is filed.

CEO & President

Compared to CEO proxy data for fiscal year 2017

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/17 (millions)	FYE # of Employees	Actual	Target
ATMOS ENERGY CORP	CEO	$2,760	$8,893	4,565	$4,583,351	$4,342,068
CABOT OIL & GAS CORP	Chairman, CEO & President	$1,764	$12,372	468	$12,122,248	$10,903,498
ENERGEN CORP	Chairman, President & CEO	$961	$5,315	390	$6,796,850	$6,341,430
EQT CORP	President & CEO	$3,378	$11,308	2,067	$8,001,614	$6,851,589
MDU RESOURCES GROUP INC	President & CEO	$4,443	$5,068	10,140	$3,674,303	$3,090,046
NEW JERSEY RESOURCES CORP	Chairman, CEO & President	$2,269	$3,648	1,052	$2,575,759	$2,357,459
RANGE RESOURCES CORP	Chairman, President & CEO	$2,611	$4,856	773	$8,505,649	$8,615,649
SM ENERGY CO	President & CEO	$1,129	$1,980	635	$7,346,339	$6,812,800
SOUTHWESTERN ENERGY CO	President & CEO	$3,203	$3,111	1,575	$8,547,712	$8,593,252
SOUTHWEST GAS HOLDINGS INC	President & CEO	$2,549	$3,695	7,771	$3,495,921	$3,322,671
SPIRE INC	CEO & President	$1,741	$3,603	3,279	$3,211,544	$3,181,544
UGI CORP	Vice Chair, President & CEO	$6,121	$8,124	13,000	$6,476,859	$6,635,265
WGL HOLDINGS INC	Chairman & CEO	$2,355	$4,313	1,500	$4,032,943	$3,824,362
WHITING PETROLEUM CORP	President & CEO	$1,481	$2,010	830	$5,775,000	$6,116,500
Summary Statistics
75th Percentile		$3,092	$7,422	4,244	$7,837,795	$6,841,892
Average		$2,626	$5,592	3,432	$6,081,864	$5,784,867
Median		$2,452	$4,584	1,538	$6,125,930	$6,228,965
25th Percentile		$1,747	$3,614	787	$3,763,963	$3,448,094
NATIONAL FUEL GAS CO	CEO & President	$1,580	$4,841	2,100	$5,603,294	$5,324,913
Percentile Rank		18%	54%	62%	45%	43%

NOTE: Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

© 2018 Korn Ferry. All rights reserved	1

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. The Company provides a total compensation program established by the Compensation Committee based on its business judgment after consultation with its compensation consultants. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2018
Base Salary

•   Provide a fixed level of pay in recognition of day-to-day job performance.

•   Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•   Targeted range of the 50th to 75th percentile of peer median provided by independent compensation consultants.

•   Adjustments are made based on Compensation Committee members’ business judgment.

•   Overall corporate performance is a factor for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement on, near-term financial, operating and individual goals.	• Target awards are set as a percentage of base salary.

Long-Term Equity Incentive Compensation

•   Focus attention on managing the Company from a long-term investor’s perspective to create long-term stockholder value.

•   Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•   Reward executives for longer-term performance of the Company relative to an industry peer group.

•   Long-term compensation denominated in equity.

•   For Messrs. Tanski, Pustulka and Carlotti, entire long-term incentive award granted as performance shares.

•   For Messrs. Bauer and McGinnis, two-thirds of long-term incentive award granted as performance shares, one-third as time-based RSUs as an additional retention tool.

•   Performance shares split between two distinct performance conditions — three-year TSR and three-year ROC.

•   Performance conditions are objective and measured relative to a recognized peer group.

Compensation Component	Objectives	Key Features in 2018
Executive Health, Welfare, and Retirement Benefits

•   Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.

•   Help the Company attract and retain high-caliber employees in high-level management positions.

•   Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

•   Retirement benefits consisting of:

1.  a qualified defined contribution plan (401(k));

2.  a qualified non-contributory defined contribution plan (Retirement Savings Account or “RSA”) or qualified defined benefit plan (depending on year of hire); and

3.  a non-qualified executive retirement plan and/or non-qualified tophat plan, depending on year of hire.

Change in Control Agreements

•   Help assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a Change in Control.

•   Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•   No tax gross-up on payment.

•   Lump sum severance payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

Risk Assessment

The Board conducted a risk assessment of the Company’s compensation programs during fiscal 2018. Based on the assessment, the Board concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Committee comprises three directors, all of whom have been determined by the Board to be independent. The Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

Cash Compensation Plans

Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”) for named executive officers

•	Executive Annual Cash Incentive Program (the “EACIP”) for other executive officers

Equity Compensation Plans

Long-Term

•	2010 Equity Compensation Plan

In addition, the Committee makes recommendations to the Board with respect to the development of incentive compensation plans and equity-based plans and changes in compensation for non-employee directors.

As described below, the Committee retained the services of independent compensation consultants to assist the Committee in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Committee have significant experience in the energy industry and/or as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Committee has garnered extensive knowledge regarding the establishment of a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Committee uses its subjective business judgment developed through its years of experience.

Role of the Chief Executive Officer

In making its subjective determinations with respect to named executive officers other than Mr. Tanski, the Committee discusses the information it receives from its compensation consultants with Mr. Tanski and seeks his recommendation as to the appropriate base salaries and target short-term and long-term incentive awards for each of these officers, based on Korn Ferry and Meridian recommendations and his assessment of their performance, contributions and abilities. Mr. Tanski also provides input to the Committee’s compensation consultants with regard to the responsibilities of the Company’s named executive officers, to facilitate the consultants’ recommendations and comparisons of such officers and their positions to other positions in the marketplace. Mr. Tanski made no recommendations with regard to his own compensation.

Independent Compensation Consultants

The Compensation Committee retains independent compensation consultants to inform its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Committee retained the services of Korn Ferry to benchmark compensation at the Company’s businesses other than its exploration and production business, and Meridian to benchmark compensation at its exploration and production business.

Determining Our Peers

Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include utility companies without a presence in the broader natural gas industry. The Company’s assets span the entire natural gas supply chain and include exploration and production (“E&P”), pipeline and storage, natural gas gathering, and natural gas utility operations. For compensation and performance comparisons, the Committee utilizes two separate peer groups. The Korn Ferry peer group is the primary peer group against which the Compensation Committee generally benchmarks named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives who oversee it. Both peer groups may change over time due to corporate transactions or as the Committee believes is warranted based on its business judgment. The Committee believes that the peer groups selected with the guidance of Korn Ferry and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of establishing 2018 compensation, the Compensation Committee reviewed the Korn Ferry peer group listed below. In addition, the Committee utilized the Korn Ferry peer group for purposes of setting relative performance conditions on long-term incentive awards of performance shares.

Korn Ferry

Korn Ferry assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Korn Ferry provides job matching advice to a wide range of companies through detailed position analyses based on proprietary information from multiple participant companies. Korn Ferry provides similar analyses for supervisory positions in the Company’s regulated subsidiaries. Korn Ferry’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

For Company officers and officers employed by affiliate companies other than Seneca, Korn Ferry provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Korn Ferry’s proprietary databases:

1)	Base Salary;

2)	Total Cash Compensation (base salary plus short-term cash incentive); and

3)	Total Direct Compensation (base salary plus short-term cash incentive plus long-term equity incentive).

Korn Ferry also made recommendations on incentive compensation target amounts to the Committee for:

1)	Short-Term Cash Incentive; and

2)	Long-Term Equity Incentive.

Additionally, Korn Ferry provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for the offices of President and CEO of the Company, Chief Operating Officer of the Company, Treasurer and Principal Financial Officer of the Company, and President of National Fuel Gas Distribution Corporation, based on proxy data for the Company and the 14 energy companies in the peer group listed below. The Compensation Committee selected these 14 companies for purposes of establishing compensation for 2018 because each participated in one or more businesses that are similar to those of the Company:

	Korn Ferry — Peer Companies for Fiscal 2018	Exploration & Production	Pipeline & Storage and/or Gathering	Natural Gas Utility
1	Atmos Energy Corporation		X	X
2	Cabot Oil & Gas Corporation	X
3	Energen Corporation	X
4	EQT Corporation	X	X
5	MDU Resources Group, Inc.		X	X
6	New Jersey Resources Corporation		X	X
7	Range Resources Corporation	X
8	SM Energy Company	X
9	Southwest Gas Corporation			X
10	Southwestern Energy Company	X	X
11	Spire Inc.			X
12	UGI Corporation			X
13	WGL Holdings, Inc.		X	X
14	Whiting Petroleum Corporation	X
	TOTAL	7	6	7

The Compensation Committee reviews the members of the peer group each year and makes such adjustments as it believes are warranted. The Compensation Committee made no revisions to the peer group for purposes of establishing compensation for 2018.

Meridian Compensation Partners, LLC

Meridian assists the Committee in evaluating and setting compensation for employees at Seneca, including Seneca’s President. Meridian also benchmarked Mr. Tanski’s compensation and Mr. Bauer’s compensation against the E&P peer group. The Committee requested these analyses for its use in supplementing the Korn Ferry-provided comparisons due to the importance of the Company’s E&P segment and Mr. Tanski’s and Mr. Bauer’s management of that segment. The Committee selected Meridian due to its expertise in E&P industry compensation matters.

Meridian provided an analysis for officers of Seneca and select officers of the Company of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1.	Base Salary;

2.	Target Short-Term Incentive;

3.	Target Cash Compensation (base salary plus short-term incentive);

4.	Long-Term Incentive; and

5.	Total Target Compensation (base salary plus short-term and long-term incentive).

The Meridian analysis was based on data from Meridian’s Proprietary Oil and Gas Compensation Database, supplemented by published survey data and available proxy data, from 15 E&P companies chosen by the Committee based on certain criteria, such as revenues, assets, and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 15-member peer group range in size from approximately $3.0 billion to $155 million in revenues (with a median of $720 million) and from approximately $15.7 billion to $0.9 billion in asset size (with a median of $4.7 billion). The peer group is:

	Meridian Compensation Partners — Peer E&P Companies for Fiscal 2018
1	Callon Petroleum Company	9	Oasis Petroleum
2	Cimarex Energy Co.	10	Parsley Energy, Inc.
3	Comstock Resources Inc.	11	PDC Energy
4	Eclipse Resources Corporation	12	Range Resources Corporation
5	EP Energy Corporation	13	Sanchez Energy Corporation
6	EQT Corporation	14	SM Energy Company
7	Jones Energy, Inc.	15	Southwestern Energy Company
8	Laredo Petroleum, Inc.

The Committee reviews the members of this E&P peer group from time to time and makes adjustments as it believes are warranted. For purposes of establishing compensation for 2018, the Compensation Committee reviewed the peer group and determined to remove Antero Resources Corporation, Carrizo Oil & Gas, Inc. and Halcon Resources Corporation as a result of corporate restructuring or non-participation in Meridian’s annual compensation survey. The Committee added Callon Petroleum Company and Cimarex Energy Co., each of which conducts exploration and production activities in U.S. shale formations.

FISCAL 2018 TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Committee reviews executive officer base salaries at calendar year-end and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analyses and, with respect to executive officers other than the CEO, upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Committee in its decision making process. The Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, the Committee generally references the 50th percentile of the Korn Ferry Energy survey data. In its subjective business judgment, the Committee may pay between the 50th and 75th percentiles of the Korn Ferry data or a greater amount if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Committee considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position) and effectiveness and makes adjustments based on the Committee members’ business judgment and, for named executive officers other than the CEO, the CEO’s recommendations.

In setting Mr. Tanski’s base salary for calendar year 2018, the Compensation Committee considered the Korn Ferry report indicating Mr. Tanski’s then-current base salary was at the 50th percentile of Korn Ferry’s Energy Industry market data. For January 1, 2018, the Compensation Committee increased Mr. Tanski’s base salary to $1,050,000, slightly above the 50th percentile mark.

In determining Mr. Bauer’s base salary for calendar year 2018, the Committee referenced the Korn Ferry report and increased Mr. Bauer’s salary to a level that approximated the Energy Industry 50th percentile for positions of similar scope. This action followed discussion with Mr. Tanski of Mr. Bauer’s specific responsibilities, experience and effectiveness as Principal Financial Officer of the Company and President of Supply Corporation.

For calendar year 2018, upon consultation with Mr. Tanski, the Committee increased Mr. Pustulka’s base salary to a level slightly below the Energy Industry 50th percentile for positions comparable to his position as Chief Operating Officer, which he assumed in February 2016. The increase recognized Mr. Pustulka’s performance managing the operations and development plans of the Company.

For calendar year 2018, consistent with the Committee’s past practice regarding the President of Seneca, the Committee increased Mr. McGinnis’ base salary to a level above the 75th percentile of the Meridian survey data for chief operating officers of independent exploration and production company peers. Given the size and importance to the Company of the E&P segment and the highly competitive nature of the Marcellus and Utica shales, the Committee generally sets the base salary of Seneca’s president above the 75th percentile of the Meridian survey data. The long-term incentive compensation opportunities for Mr. McGinnis and other employees in the E & P segment have tended to rank below independent exploration and production benchmarks to reflect the relative stability of the positions of these employees due to being part of a diversified and integrated holding company system. The Committee’s action on Mr. McGinnis’ salary followed discussion with Mr. Tanski of Mr. McGinnis’ responsibilities, experience and effectiveness.

For calendar year 2018, following discussion with Mr. Tanski, the Committee increased Mr. Carlotti’s base salary to an amount that approximated the Energy Industry 50th percentile for positions comparable to his position as President of Distribution Corporation. The increase was based on the Committee’s and Mr. Tanski’s assessment of Mr. Carlotti’s attention to customer service, safety and oversight of day-to-day operations, budget and cost control at the utility segment.

On October 31, 2018, Mr. Carlotti provided notice to the Company of his intention to retire, effective February 1, 2019.

The fiscal 2018 base salaries paid to the named executive officers are shown in the Fiscal 2018 Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company provides an annual cash incentive to its executives to motivate their performance over a short term (which is generally considered to be no longer than two years). Early in the fiscal year, the Committee establishes for each named executive officer a target amount for the annual cash incentive, stated as a percentage of base salary. Executives typically can earn up to 200% of target, based on performance on written goals, provided that the maximum payment may not exceed the lesser of (i) two times the executive’s base salary, or (ii) two million dollars.

Target Award Levels

In considering target award levels for the annual cash incentive for 2018, the Committee took into account the recommendations of Korn Ferry and Meridian based on reviews of competitive market practices, and the recommendations of Mr. Tanski with respect to executive officers other than himself. The Committee exercised its business judgment and set target awards as follows:

Named Executive Officer	Target (As a Percentage of Base Salary)
Mr. Tanski	110%
Mr. Bauer	70%
Mr. Pustulka	100%
Mr. McGinnis	85%
Mr. Carlotti	70%

Performance Goals

Based upon discussions with Mr. Tanski and upon review of forecasted financial data, the Committee approved for each named executive officer a set of particular performance goals for the 2018 fiscal year. Certain goals overlapped among named executive officers; for example, each named executive officer had a goal tied to consolidated EBITDA and to safety. Incentive payments are based upon performance against the stated goals. For each of the named executive officers, 100% of the target incentive was made dependent on objective performance criteria. All performance criteria applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

The types of goals approved for fiscal 2018 and the purpose of the goals are set forth in the following table:

Goals	Purpose
Earnings-related goals (EBITDA)

To focus executives’ attention on the Company’s overall profitability, as well as the profitability of certain segments, as appropriate. Performance is averaged with the prior year’s performance to mitigate against short-term action to impact one year’s earnings.

Health, safety and environmental goals	To focus executives’ attention on employee, customer and public safety, environmental compliance and operational efficiency.
Expense goals	To focus executives’ attention on controlling expense.
Customer service goals	To encourage continued excellence in Utility customer service.

To determine the annual cash incentive award payout based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount.

The fiscal 2018 annual cash incentives actually earned by the named executive officers are shown in the Fiscal 2018 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For each named executive officer, the amount earned was based on performance against the pre-established performance criteria. The incentive payments made to the named executive officers were approved by the Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2018 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive officer’s target percentage of base salary, maximum percentage of base salary, total weighted percentage achieved, target amount, and actual incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart, is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. With regard to EBITDA goals, performance is averaged with the prior year’s performance as a mechanism to mitigate against short-term action to impact one year’s earnings.

Annual Cash Incentive

Executive		Ronald J. Tanski			David P. Bauer			John R. Pustulka			John P. McGinnis			Carl M. Carlotti
Target % of Base Salary		110%			70%			100%			85%			70%
Maximum % of Base Salary		192%			140%			200%			170%			140%
Fiscal 2018 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	122	0.25	30.50	122	0.25	30.50	122	0.25	30.50	122	0.25	30.50	122	0.25	30.50
2.	Regulated EBITDA*	88	0.20	17.60	88	0.25	22.00	88	0.25	22.00				88	0.25	22.00
3.	Seneca EBITDA*	140	0.20	28.00	140	0.15	21.00	140	0.20	28.00	140	0.25	35.00
4.	Health, Safety and Environmental	100	0.10	10.00	100	0.10	10.00	100	0.10	10.00	100	0.10	10.00	100	0.10	10.00
5.	Safety	200	0.10	20.00	200	0.10	20.00	200	0.10	20.00				200	0.10	20.00
6.	Operational Safety Measures and Leak Reduction							200	0.10	20.00				200	0.20	40.00
7.	Seneca F&D Cost	200	0.15	30.00	200	0.15	30.00				200	0.20	40.00
8.	Seneca LOE										200	0.10	20.00
9.	Seneca G&A										128	0.10	12.80
10.	Distribution Customer Service													167	0.10	16.70
	Total Weighted % Achieved	136.10%			133.50%			130.5%			148.30%			139.20%
	Target	$1,146,750			$411,250			$731,250			$553,563			$387,625
	Annual Cash Incentive	$1,560,727			$549,019			$954,281			$820,933			$539,574

*	Reflects an average of 2018 performance and 2017 performance.

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the consolidated EBITDA goal.	$652 Million	$736 Million	$810 Million	2018 Consolidated EBITDA=$724 Million; performance level of 93%; 2-year average of performance levels=(93%+151%)/2=122%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the regulated companies EBITDA goal.	$324 Million	$334 Million	$357 Million	2018 Regulated EBITDA=$329 Million; performance level of 75%; 2-year average of performance levels=(75%+100%)/2=88%
3.	Seneca EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the Seneca EBITDA goal.	$247 Million	$308 Million	$353 Million	2018 Seneca EBITDA=$313 Million; performance level of 111%; 2-year average of performance levels=(111%+169%)/2=140%
4.	Health, Safety and Environmental (HSE) – To promote continued importance of safety, measured by participation in HSE meetings.	Same as Target	At least 6 HSE meetings	Same as Target	At least 6 HSE meetings
5.	Safety – Measured by number of OSHA recordable injuries in the utility and pipeline divisions.	At or better than 3-year average in any division	At or better than 3-year average in any 2 divisions	At the combined average of 3.25 or less	Combined average = 3.08
6.	Operational Safety Measures and Leak Reduction – Measured by the Utility segment’s operational safety performance standards in New York and outstanding leaks reduction.	Complete 2 of 3 Public Service Commission (PSC) Safety Performance Standards	Complete all 3 PSC Safety Performance Standards OR any 2 PSC Performance Standards and Outstanding Leaks Reduction	Complete all 3 PSC Performance Standards and Outstanding Leaks Reduction	Completed all 3 PSC Performance Standards and Outstanding Leaks Reduction
7.	Seneca Finding and Development Cost (per thousand cubic feet equivalent (Mcfe))	$1.04/Mcfe	$0.75/Mcfe	$0.58/Mcfe	$0.57/Mcfe
8.	Seneca Lease Operating Expense (per Mcfe)	$0.98/Mcfe	$0.94/Mcfe	$0.91/Mcfe	$0.91/Mcfe
9.	Seneca General and Administrative Expense excluding certain expenses related to joint development and acquisition or divestiture transactions	$64.0 Million	$61.7 Million	$57 Million	$60.4 Million
10.	Distribution Customer Service – Measured by average of performance levels on residential satisfaction rates and non-emergency appointments kept.	Residential Satisfaction Rate in NY or PA is 85% OR Non-Emergency Appointments Kept are 98% in NY or 96% in PA	Residential Satisfaction Rates in NY and PA are 91%, and Non-Emergency Appointments Kept are 98% in NY and 96% in PA	Residential Satisfaction Rates in NY and PA are greater than 95%, and Non-Emergency Appointments Kept are at least 99% in NY and at least 98% in PA	Residential Satisfaction Rates in NY and PA between target and maximum performance levels, and Non-Emergency Appointments Kept in NY and PA at maximum performance levels

Discretionary Bonus

On December 4, 2018, the Compensation Committee authorized the following discretionary bonuses to the named executive officers: R. J. Tanski, $73,392; D. P. Bauer, $31, 872; J. R. Pustulka, $56,672; J. P. McGinnis, $5,536; and C. M. Carlotti, $30,041, for the aggregate amount of $197,513 across the entire named executive officer group. The discretionary bonuses offset an unforeseen negative impact on non-equity incentive plan compensation resulting from the Tax Cuts and Jobs Act of 2017 (the Act). Regulatory adjustments recorded by the Company in accordance with state utility commission orders issued in the wake of the Act reduced Utility segment revenues. As a result, performance on EBITDA goals, both for the Company’s regulated businesses and the consolidated Company, was negatively impacted, even though the Act had a significant positive effect on the Company’s consolidated net income and the regulatory adjustments by state utility commissions were fully offset by a reduction in corporate income tax liabilities.

Long-Term Incentive Compensation

The Compensation Committee uses its business judgment to establish target long-term incentive awards, taking into account the recommendations of its compensation consultants based on reviews of competitive market practices, and the recommendations of Mr. Tanski with respect to executive officers other than himself. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Committee typically makes equity awards on an annual basis in December, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

In fiscal years 2016, 2017 and 2018, the Compensation Committee granted Messrs. Tanski, Pustulka and Carlotti a long-term incentive award entirely in the form of performance shares. The Committee adopted this practice to focus attention on the achievement of performance targets. For Messrs. Bauer and McGinnis, the Committee granted two-thirds of the long-term incentive award in the form of performance shares and one-third in the form of time-vested RSUs, which serve as an additional retention tool. For each named executive officer, the performance shares are split evenly between relative TSR and relative ROC performance conditions, as described below, which are to be achieved over a three-year performance cycle.

The Committee established the performance condition for one set of performance shares as the Company’s three-year TSR over the performance cycle as compared to the same metric for companies in the Korn Ferry peer group, as calculated based on the data reported for each company in the Bloomberg online database. Starting and ending stock prices over the performance cycle are calculated as the average closing stock price for the prior calendar month with dividends reinvested in each company’s securities at each ex-dividend date. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Korn Ferry peer group, as follows:

Relative TSR Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%

If the Company’s three-year TSR is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by straight line mathematical interpolation.

With respect to the TSR performance shares granted in fiscal 2016, which had a performance cycle covering fiscal years 2016 through 2018, the Company performed at the 50th percentile, which resulted in a payout of 100% of the target opportunity.

The Committee established the performance condition for the second set of performance shares as the Company’s three-year ROC over the performance cycle as compared to the same metric for companies in the Korn Ferry peer group. ROC for the Company or any member of the peer group means the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during the performance cycle, calculated based on the data reported for that company in the Bloomberg database. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Korn Ferry peer group, as follows:

Relative ROC Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
<45th	0%
45th	50%
60th	100%
75th	150%
100th	200%

If the Company’s three-year ROC is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by mathematical interpolation.

With respect to the ROC performance shares granted in fiscal 2016, which had a performance cycle covering fiscal years 2016 through 2018, the Company performed at the 66.67 percentile, which resulted in a payout of 122.23% of the target opportunity.

No dividend equivalents are provided in respect of any performance shares.

Each of the time-based RSU awards granted to Messrs. Bauer and McGinnis in fiscal years 2016, 2017 and 2018 vests in three equal annual installments beginning on the first anniversary of the date of grant. No dividend equivalents are provided in respect of any RSUs.

The performance shares and RSUs granted to the named executive officers in fiscal 2018 are set out in the Grants of Plan-Based Awards in Fiscal 2018 Table within this proxy statement.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (in other words, those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan (for those hired prior to various points in 2003), a non-qualified executive retirement plan (available only to selected officers promoted prior to 2002) and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Tanski, Pustulka and Carlotti are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. McGinnis is eligible to participate in the qualified defined contribution retirement plan (traditional 401(k), including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer is eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Fiscal 2018 Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Under this plan, upon specific direction of the Company’s CEO, when an executive officer reaches age 50, the Company would pay the premium of a life insurance policy or policies, to be owned by the executive officer, in an amount up to $15,000 per year. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Committee replaced the split dollar arrangement with the current plan because the Company was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. Messrs. Tanski, Pustulka, Carlotti and McGinnis are covered by the ExecutiveLife Insurance Plan. Mr. Bauer is not a participant in this Plan.

Executive Perquisites

The Company offers a limited number of perquisites to our executive officers. The basis for offering these perquisites is to enhance the Company’s ability to attract and retain highly qualified persons and also to assist the officer in conducting business on behalf of the Company. For certain items, the perquisite is incidental to other business-related use. For example, the Company shares an arena suite with a local law firm for the local professional hockey team. The Company also has additional season tickets for seats for both the local professional hockey and football teams. The Company made these investments as a result of specific drives by the Buffalo, New York business community to support the retention of these professional athletic teams in the Buffalo area. These suites are primarily used for Company business. On the occasions when the suites are not used for Company business, the executive officers as well as other employees are permitted personal use.

The Company offers executive officers tax preparation advice, in part to assure the Company that its officers are properly reporting compensation. The Company makes contributions for the named executive officers’ long-term disability plans. The Company also pays the costs of spouses accompanying named executive officers to certain of the Board of Directors and industry meetings and functions, as well as blanket travel insurance for the named executive officer and spouse.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an Employment Continuation and Noncompetition Agreement with the Company, which would become effective upon a Change in Control of the Company.

The Company and the Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and age 65, at which point no amount is payable. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The agreement contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The Committee and the Company believe this is an appropriate payment in exchange for the executive officer’s agreement to the non-compete covenant. There is no gross-up for taxes on either payment.

If a named executive officer experiences a qualifying termination of employment within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 28, 2018, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

STOCK OWNERSHIP GUIDELINES

In an effort to emphasize the importance of stock ownership and in consultation with the Compensation Committee, the Company maintains Common Stock ownership guidelines for officers, ranging from one times base salary for junior officers to six times base salary at the CEO level. Generally, officers are expected to meet the guidelines within five years following promotion. The CEO holds approximately 21 times his base salary as of November 30, 2018. All other named executive officers meet their ownership requirements or expect to do so within five years from promotion. Other employees receiving equity awards are encouraged to retain their Common Stock for long-term investment. The Board and management believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company directors are also subject to ownership requirements, as noted previously in this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, general consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally prohibits the Company from deducting compensation paid in excess of $1 million per year to certain covered officers (including, beginning for 2018, certain former executive officers). Historically, an exception was available for compensation that qualifies as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, but the exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. In general, the Committee has historically intended for the short-term cash incentive compensation payable under the At Risk Plan and the long-term equity awards to qualify for this performance-based exception. However, there may have been cases where the Committee elected to award compensation that was not (or will not be) deductible (or was not able to award compensation that was or will be deductible), if the Committee considered such compensation to be consistent with its philosophy and in the best interests of the Company and its stockholders, or if the performance-based exception was otherwise unavailable. Furthermore, even if the Company intended to grant compensation that qualifies for the performance-based exception, it cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Code.

Fiscal 2018 Summary Compensation Table

The following table sets forth a summary of the fiscal 2018 compensation of the Company’s CEO, Principal Financial Officer and each of the three most highly compensated executive officers other than the CEO and Principal Financial Officer. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald J. Tanski President and Chief Executive Officer of the Company	2018 2017 2016	1,042,500 1,010,000 972,500	73,392 N/A N/A	3,277,447 3,254,412 2,769,023	0 0 0	1,560,727 1,338,881 1,717,022	1,945,027 1,851,383 1,486,028	185,084 169,472 191,453	8,084,177 7,624,148 7,136,026

David P. Bauer Treasurer and Principal Financial Officer of the Company; President of National Fuel Gas Supply Corporation	2018 2017 2016	587,500 537,500 459,537	31,872 N/A N/A	724,657 704,902 336,072	0 0 0	549,019 544,246 333,508	268,191 253,874 330,362	68,805 65,674 48,558	2,230,044 2,106,196 1,508,037

John R. Pustulka	2018	731,250	56,672	1,445,921	0	954,281	813,346	118,864	4,120,334
Chief Operating Officer of the Company	2017	660,000	N/A	1,281,395	0	731,214	615,496	112,764	3,400,869
	2016	591,250	N/A	695,834	0	745,596	934,996	98,038	3,065,714

John P. McGinnis	2018	651,250	5,536	1,159,482	0	820,933	N/A	123,469	2,760,670
President of Seneca Resources Company, LLC	2017 2016	600,000 457,917	N/A 68,688	961,113 747,834	0 0	776,250 206,750	N/A N/A	117,596 82,103	2,454,959 1,563,292

Carl M. Carlotti	2018	553,750	30,041	674,810	0	539,574	982,231	80,565	2,860,971
President of National Fuel Gas Distribution Corporation	2017 2016	526,250 447,743	N/A N/A	696,472 538,092	0 0	501,543 525,135	809,829 591,081	86,854 73,384	2,620,948 2,175,435

(1)	Please refer to the Compensation Discussion and Analysis for information about the discretionary bonus.

(2)

The stock award values for fiscal 2018 show the aggregate grant date fair value of performance shares and, where applicable, time-based RSUs. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Award Plans” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2018 (“2018 Form 10-K”). The grant date fair value of performance shares reflects an estimate that 100% of the performance shares awarded will vest at the end of the three-year performance period. The actual percentage to vest will be determined following fiscal 2020. The grant date fair value of performance shares granted in fiscal 2018, assuming the highest level of performance (200%), is $6,554,894 for Mr. Tanski, $963,811 for Mr. Bauer, $2,891,841 for Mr. Pustulka, $1,542,220 for Mr. McGinnis and $1,349,621 for Mr. Carlotti.

(3)

For fiscal 2018, this column reflects compensation under the At Risk Plan. Please refer to the Compensation Discussion and Analysis for additional information about the At Risk Plan, including information regarding the performance conditions applicable to the awards.

(4)

This column represents, for fiscal 2018, the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2018 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amount for Mr. Bauer also includes the actuarial increase in the present value of his retirement-related tophat benefit under the non-qualified tophat plan. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2018, 2017 and 2016, respectively. For fiscal 2018, the amount includes above-market earnings under the Deferred Compensation Plan for Mr. Pustulka of $904. See the narrative, tables and notes to the sections entitled “Fiscal 2018 Pension Benefits” and “Fiscal 2018 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans” within this proxy statement for more information.

(5)	See the All Other Compensation Table below for more information.

The following table describes each component of the All Other Compensation column in the Fiscal 2018 Summary Compensation Table for fiscal 2018:

Description	Ronald J. Tanski ($)	David P. Bauer ($)	John R. Pustulka ($)	John P. McGinnis ($)	Carl M. Carlotti ($)
Defined Contributions(a)	16,425	16,425	16,425	27,375	16,425
401(k) Tophat(b)	139,619	51,516	84,332	22,475	49,049
RSA Tophat(c)	0	0	0	47,821	0
Employee Stock Ownership Plan (“ESOP”) Supplemental Payment(d)	2,191	0	3,016	0	0
Life Insurance(e)	15,000	773	15,000	15,000	15,000
Travel Accident Insurance(f)	110	91	91	91	91
Perquisites(g)	11,739	N/A	N/A	10,707	N/A
Total	185,084	68,805	118,864	123,469	80,565

a)

Represents the Company contributions to the 401(k) plan accounts of the named executive officers. Each named executive officer receives a Company match of 6% within the 401(k) plan on the lesser of base salary or the IRS annual compensation limit. In addition, Mr. McGinnis is a participant in the Company’s RSA benefit within the 401(k) plan, pursuant to which he receives a Company contribution of 4% on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limit.

b)

Each named executive officer is prohibited from receiving the full 401(k) Company match due to the IRS annual compensation limit. The 401(k) tophat benefit gives each named executive officer except Mr. McGinnis a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit, and (2) At Risk Plan payment. For Mr. McGinnis, the 401(k) tophat benefit is based on the portion of base salary that exceeds the IRS annual compensation limit.

c)	Represents the Company contributions on Mr. McGinnis’ base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit.

d)

All management participants who were hired prior to December 31, 1986 participate in the ESOP, which pays dividends to the participants on the Common Stock held in the plan. The participant does not have the option to reinvest these dividends. The formula for the supplemental payment was designed to result in aggregate supplemental payments to the participants approximating the amount the Company saved in corporate income taxes by prohibiting the reinvestment of dividends. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of Messrs. Tanski, Pustulka, McGinnis and Carlotti under the ExecutiveLife Insurance Plan. For Mr. Bauer, this represents the Company-paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling on business.

g)

Perquisites for Mr. Tanski consist of tax preparation and advice, personal use of Company purchased tickets to attend local sporting, entertainment or not-for-profit events, attendance at Company and industry events for a family member, blanket travel insurance for personal travel, and long-term disability contributions paid by National Fuel. Perquisites for Mr. McGinnis consist of the same types of benefits, with the exception of tickets to sporting, entertainment or non-for-profit events. Perquisites for each of Messrs. Bauer, Pustulka and Carlotti were less than $10,000.

Grants of Plan-Based Awards in Fiscal 2018

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2018 under the At Risk Plan and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Tanski	(1)	12/20/17				16,081	32,162	64,324		1,596,661
	(2)	12/20/17				9,198	32,162	64,324		1,680,786
	(3)	12/20/17	524,925	1,146,750	2,000,000

David P. Bauer	(1)	12/20/17				2,365	4,729	9,458		234,768
	(2)	12/20/17				1,352	4,729	9,458		247,138
	(3)	12/20/17	181,156	411,250	822,500
	(4)	12/20/17							4,731	242,752

John R. Pustulka	(1)	12/20/17				7,095	14,189	28,378		704,403
	(2)	12/20/17				4,058	14,189	28,378		741,517
	(3)	12/20/17	353,011	731,250	1,462,500

John P. McGinnis	(1)	12/20/17				3,784	7,567	15,134		375,659
	(2)	12/20/17				2,164	7,567	15,134		395,451
	(3)	12/20/17	221,425	553,563	1,107,126
	(4)	12/20/17							7,569	388,372

Carl M. Carlotti	(1)	12/20/17				3,311	6,622	13,244		328,745
	(2)	12/20/17				1,894	6,622	13,244		346,066
	(3)	12/20/17	121,617	387,625	775,250

(1)

The ROC performance shares awarded to executive officers on December 20, 2017 generally vest at the end of a three-year performance cycle (October 1, 2017 through September 30, 2020), subject to the achievement of a performance condition tied to relative total return on capital. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

(2)

The TSR performance shares awarded to executive officers on December 20, 2017 generally vest at the end of a three-year performance cycle (October 1, 2017 through September 30, 2020), subject to the achievement of a performance condition tied to relative total shareholder return. The threshold number represents a payout of approximately 28.6% of the target opportunity, which would result from performance at approximately the 35.71 percentile. Performance at the 35.71 percentile would be the lowest achievable percentile above the 30th percentile, assuming no changes to the 14-member peer group. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

(3)

This represents the annual cash incentive opportunity set in fiscal 2018 under the At Risk Plan. The amount actually paid for fiscal 2018 is set forth in the Fiscal 2018 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(4)

The restricted stock units (RSUs) shown on this table were granted to Messrs. Bauer and McGinnis under the Company’s 2010 Equity Compensation Plan and generally vest in one-third increments on the first three anniversaries of the date of grant. Please refer to the narrative disclosure under the “Fiscal 2018 Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the RSUs.

(5)

The equity award values reflect the fair value of performance shares and, where applicable, RSUs at the date of grant. For performance shares, values are based on the probable outcome of the applicable performance condition. Refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Award Plans” in the Company’s financial statements in its 2018 Form 10-K.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table sets forth, on an award-by-award basis for each of the named executive officers, the number of securities underlying unexercised SARs, the total number and aggregate market value of shares of unvested restricted stock, and the number and market value of unvested RSUs and performance shares, as of September 30, 2018. The table also provides the grant price, which is the fair market value (the average of the high and low) on grant date, and date of expiration of each unexercised SAR.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald J. Tanski	03/11/10		70,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		25,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		25,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		42,953	0	53.05	12/19/2022	0	0	0	0
	12/17/15	(5)	0	0	0	N/A	0	0	90,158	5,054,257
	12/17/15	(6)	0	0	0	N/A	0	0	45,079	2,527,129
	12/15/16	(5)	0	0	0	N/A	0	0	57,708	3,235,110
	12/15/16	(6)	0	0	0	N/A	0	0	28,854	1,617,555
	12/20/17	(5)	0	0	0	N/A	0	0	64,324	3,606,003
	12/20/17	(6)	0	0	0	N/A	0	0	16,081	901,501

David P. Bauer	03/11/10		4,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		10,629	0	53.05	12/19/2022	0	0	0	0
	12/17/15	(5)	0	0	0	N/A	0	0	6,846	383,787
	12/17/15	(6)	0	0	0	N/A	0	0	3,423	191,893
	12/17/15	(7)	0	0	0	N/A	1,142	64,021	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	8,464	474,492
	12/15/16	(6)	0	0	0	N/A	0	0	4,232	237,246
	12/15/16	(7)	0	0	0	N/A	2,822	158,201	0	0
	12/20/17	(5)	0	0	0	N/A	0	0	9,458	530,215
	12/20/17	(6)	0	0	0	N/A	0	0	2,365	132,554
	12/20/17	(7)	0	0	0	N/A	4,731	265,220	0	0

John R. Pustulka	12/22/08		20,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10		15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		15,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		22,121	0	53.05	12/19/2022	0	0	0	0
	12/17/15	(5)	0	0	0	N/A	0	0	22,656	1,270,095
	12/17/15	(6)	0	0	0	N/A	0	0	11,328	635,048
	12/15/16	(5)	0	0	0	N/A	0	0	22,722	1,273,795
	12/15/16	(6)	0	0	0	N/A	0	0	11,361	636,898
	12/20/17	(5)	0	0	0	N/A	0	0	28,378	1,590,871
	12/20/17	(6)	0	0	0	N/A	0	0	7,095	397,718

John P. McGinnis	09/17/09		0	0	0	N/A	20,000	1,121,200	0	0
	03/11/10		20,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		7,500	0	63.87	12/20/2020	0	0	0	0
	12/19/12		20,802	0	53.05	12/19/2022	0	0	0	0
	12/17/15	(5)	0	0	0	N/A	0	0	15,234	854,018
	12/17/15	(6)	0	0	0	N/A	0	0	7,617	427,009
	12/17/15	(7)	0	0	0	N/A	2,540	142,392	0	0
	12/15/16	(5)	0	0	0	N/A	0	0	11,540	646,932
	12/15/16	(6)	0	0	0	N/A	0	0	5,770	323,466
	12/15/16	(7)	0	0	0	N/A	3,848	215,719	0	0
	12/20/17	(5)	0	0	0	N/A	0	0	15,134	848,412
	12/20/17	(6)	0	0	0	N/A	0	0	3,784	212,103
	12/20/17	(7)	0	0	0	N/A	7,569	424,318	0	0

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Carl M. Carlotti	03/11/10		15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10		5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11		5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12		10,170	0	53.05	12/19/2022	0	0	0	0
	12/17/15	(5)	0	0	0	N/A	0	0	17,520	982,171
	12/17/15	(6)	0	0	0	N/A	0	0	8,760	491,086
	12/15/16	(5)	0	0	0	N/A	0	0	12,350	692,341
	12/15/16	(6)	0	0	0	N/A	0	0	6,175	346,171
	12/20/17	(5)	0	0	0	N/A	0	0	13,244	742,459
	12/20/17	(6)	0	0	0	N/A	0	0	3,311	185,615

(1)	SARs granted on December 22, 2008 vested over a period of three years in one-third increments at each anniversary date of the awards subject to the fulfillment of performance conditions.

SARs granted on March 11, 2010 vested in one-third increments on the dates the Company’s Form 10-K was filed for fiscal 2010, 2011 and 2012 subject to the fulfillment of performance conditions.

SARs granted on December 20, 2010 vested over a period of three years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vested over a period of three years in one-third increments at each anniversary date of the awards and became exercisable on December 19, 2014.

SARs granted on December 19, 2012 vested over a period of three years in one-third increments at each anniversary date of the awards.

(2)	Awards were granted at an exercise price equal to the fair market value on the grant date.

(3)

The stock awards granted to Mr. McGinnis consist in part of an award of 20,000 shares of restricted stock, granted on September 17, 2009, that generally will vest on November 14, 2020, subject to Mr. McGinnis’ continued employment.

The restricted stock units awarded on December 17, 2015, December 15, 2016 and December 20, 2017 generally vest over a period of three years in one-third increments at each anniversary date of the awards. The market value represents the total number of unvested RSUs multiplied by the closing market price ($56.06) of the Common Stock as of September 28, 2018.

(4)

The performance shares awarded on December 17, 2015, December 15, 2016 and December 20, 2017 generally vest after the end of three-year performance cycles ending September 30, 2018, September 30, 2019 and September 30, 2020, respectively, subject to the achievement of a performance condition based on ROC or TSR.

Estimated performance through September 30, 2018 for each of the ROC performance share awards granted on December 17, 2015, December 15, 2016 and December 20, 2017 was above target but below maximum. Accordingly, the estimated number of unearned ROC performance shares is reported at the maximum amount of 200% of each award.

Estimated performance through September 30, 2018 for then outstanding TSR performance share awards was as follows: for the award granted on December 17, 2015, at target; for the award granted on December 15, 2016, above threshold and below target; and for the award granted on December 20, 2017, at threshold. Accordingly, the estimated number of unearned TSR performance shares is reported at the target amount of 100% of the December 17, 2015 and December 15, 2016 awards, and at 50% of the December 20, 2017 award.

As explained in the CD&A, actual performance over the full three-year performance cycle could result in a lesser or greater payout. The market value of the unearned performance shares represents the estimated number of shares multiplied by the closing market price of the Common Stock as of September 28, 2018 ($56.06). Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance conditions and vesting terms.

(5)	ROC performance shares.

(6)	TSR performance shares.

(7)	Restricted stock units.

Option Exercises and Stock Vested in Fiscal 2018

The following table sets forth, as to each named executive officer, information with respect to exercises of SARs and vesting of RSUs and performance shares during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Ronald J. Tanski	90,000	2,342,250	26,420	1,517,706
David P. Bauer	7,166	157,037	5,566	316,242
John R. Pustulka	4,166	9,482	6,475	371,957
John P. McGinnis	4,166	9,482	9,975	566,899
Carl M. Carlotti	0	0	2,732	156,941

(1)	Represents the aggregate number of shares of Common Stock as to which awards were exercised.

(2)	Represents the aggregate difference between the exercise or grant price and the fair market value of the Common Stock at exercise.

(3)	Represents the fair market value of the Common Stock on the vest date multiplied by the number of restricted shares, RSUs or performance shares that vested.

Fiscal 2018 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2018 of each of the named executive officers. The Company sponsors a qualified pension plan and a non-qualified supplemental benefit plan in which the named executive officers participate, except as noted below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald J. Tanski	Executive Retirement Plan	39	16,233,572	0
	National Fuel Gas Company	38	1,951,429	0
	Retirement Plan

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in the ERP)	National Fuel Gas Company	16	614,746	0
	Retirement Plan
	Retirement-Related Tophat	16	1,046,989	0

John R. Pustulka	Executive Retirement Plan	40	7,932,894	0
	National Fuel Gas Company	40	2,028,210	0
	Retirement Plan

John P. McGinnis	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in either plan)	National Fuel Gas Company	N/A	N/A	N/A
	Retirement Plan

Carl M. Carlotti	Executive Retirement Plan	33	4,070,061	0
	National Fuel Gas Company	32	1,782,873	0
	Retirement Plan

(1)

For actuarial assumptions, please refer to Note H, Retirement Plan and Other Post-Retirement Benefits, to the Company’s 2018 Form 10-K. The Executive Retirement Plan recognizes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such product by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participants with at least ten years of service, at or after age 60. Participants may otherwise retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and the RP-2014 Mortality Table for healthy annuitants blended 50% male and 50% female.

Messrs. Tanski, Pustulka and Carlotti are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not yet eligible for either an unreduced or reduced retirement benefit. Mr. McGinnis is not a participant in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-qualified defined benefit plan. Although the CEO of the Company is authorized to designate all participants of the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a tophat benefit and a supplemental benefit. The tophat benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The supplemental benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a retirement-related tophat benefit under a separate Tophat Plan (discussed below under Fiscal 2018 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans), if appropriate based on the Internal Revenue Code limitations.

The tophat benefit under the ERP vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The supplemental benefit under the ERP vests at age 55 and completion of five years of credited service. An ERP participant who vests in the tophat benefit, but does not vest in the supplemental benefit, receives only a tophat benefit. A participant who is vested in both the tophat benefit and the supplemental benefit and who terminates service with the Company before age 65 receives the tophat benefit and a portion of the supplemental benefit that is based upon the participant’s age and years of credited service. For the Executive Retirement Plan, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The tophat benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the supplemental benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s tophat benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the supplemental benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the supplemental benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s supplemental benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a 6 percent discount rate) of the sum of the participant’s tophat benefit and supplemental benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2018 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three payment dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index (as defined below) in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (“Moody’s Index”) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified Tophat Plan (the “Tophat Plan”) that provides restoration of benefits lost under the Retirement Plan (see Fiscal 2018 Pension Benefits) and/or the Tax-Deferred Savings Plan (the 401(k) plan) due to the effect of Internal Revenue Code limits. See notes (b) and (c) under the All Other Compensation Table. The Company pays the 401(k) tophat benefit and the RSA tophat benefit under the Tophat Plan no later than March 15 of the calendar year following the year in which the benefits were earned.

The following table reflects the contributions, earnings, distributions and total balance of the DCP and the 401(k) and RSA benefits under the Tophat Plan:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Tanski — Tophat Plan	0	139,619	0	125,133	128,369
David P. Bauer — Tophat Plan	0	51,516	0	49,205	47,316
John R. Pustulka — Tophat Plan	0	84,332	0	67,873	78,257
— DCP	0	0	15,386	0	188,850
John P. McGinnis — Tophat Plan	0	70,296	0	65,717	61,421
Carl M. Carlotti — Tophat Plan	0	49,049	0	45,818	45,074

(1)	All amounts in this column are reported as fiscal 2018 compensation in the Fiscal 2018 Summary Compensation Table. Refer to notes (b) and (c) to the All Other Compensation Table.

(2)

This column represents the net earnings during the fiscal year for the DCP. Mr. Pustulka’s earnings include above-market earnings associated with the Moody’s Index of $904, which amount is reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Fiscal 2018 Summary Compensation Table.

(3)	This column represents the annual payment of the 401(k) and RSA benefits under the Tophat Plan for the calendar year ended December 31, 2017, which were paid in January 2018.

(4)

This column includes the balance of the 401(k) and RSA benefits under the Tophat Plan for each named executive officer and the DCP balance for Mr. Pustulka, the only named executive officer in the DCP. These balances reflect amounts previously reported as compensation to the named executive officers in the Company’s Summary Compensation Tables for prior years.

Fiscal 2018 Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive officers’ employment had terminated on September 28, 2018 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date ($56.06 per share). These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company 1997 Award and Option Plan

Awards outstanding to named executive officers at September 28, 2018 under the National Fuel Gas Company 1997 Award and Option Plan included SARs (all of which were vested) and restricted stock.

Stock Appreciation Rights (SARs) — A change in ownership and certain terminations within three years following a change in control, as described below, will trigger payment of the value of vested SARs.

Restricted Stock — Mr. McGinnis was awarded 20,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on November 14, 2020. In the event Mr. McGinnis’ employment terminates by reason of death or disability, the restrictions will lapse. The estimated value of the 20,000 shares of restricted stock upon death or disability on September 28, 2018 would have been $1,121,200 based on the closing price of the Common Stock on that date.

If a change in ownership had occurred on September 28, 2018 or Mr. McGinnis had been terminated due to a change in control as described below, the restrictions on his restricted stock would have lapsed.

Change in Ownership and Change in Control — If there is a change in ownership or a named executive officer’s employment terminates within three years following a change in control, unless the termination is due to death, disability, retirement, cause, or resignation by the named executive officer other than for good reason, then all terms and conditions on outstanding awards would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value of the Common Stock.

The following table represents the estimated values of already vested SARs outstanding to the named executive officers under this plan as of September 28, 2018.

Name	Payment Due on Already Vested SARs ($)	Name	Payment Due on Already Vested SARs ($)
Ronald J. Tanski	24,250	John P. McGinnis	0
David P. Bauer	4,850	Carl M. Carlotti	4,850
John R. Pustulka	538,150

Under the 1997 Award and Option Plan, “change in ownership” means a change which results in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

A “change in control” generally occurs when (a) any person other than the Company, a subsidiary or any employee benefit plan sponsored by the Company is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) individuals who constituted the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

“Good reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Awards outstanding to named executive officers at September 28, 2018 under the National Fuel Gas Company 2010 Equity Compensation Plan included SARs (all of which were vested), Performance Shares and RSUs.

SARs — In connection with a change in control as described below, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR.

Performance Shares — Termination of employment due to death, disability or retirement, or due to a divestiture by the Company of one or more subsidiaries that does not amount to a change in control, results in the vesting of a conditional right. Payment of the Performance Shares remains subject to satisfaction of the applicable performance conditions, and the named executive officer would be entitled to a distribution of the same number of performance shares that would be payable for the performance period had the named executive officer’s service with the Company continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of termination.

The following table represents the estimated value of Performance Shares at September 28, 2018, assuming a qualifying termination on that date, performance at the target level of performance, and the closing price of the Common Stock on that date.

Name	Value of Performance Shares ($)	Name	Value of Performance Shares ($)
Ronald J. Tanski	8,412,999	John P. McGinnis	1,568,110
David P. Bauer	876,853	Carl M. Carlotti	1,691,218
John R. Pustulka	2,649,582

In connection with a change in control as described below, Performance Shares are deemed earned at the target level of performance, and the Compensation Committee may provide that the Performance Shares be settled in cash.

Restricted Stock Units (RSUs) — Termination of employment due to death, disability or retirement, or due to a divestiture by the Company of one or more subsidiaries that does not amount to a change in control, results in the vesting of RSUs.

The following table represents the estimated value of RSUs at September 28, 2018, assuming a qualifying termination on that date and the closing price of the Common Stock on that date.

Name	Value of RSUs ($)	Name	Value of RSUs ($)
Ronald J. Tanski	0	John P. McGinnis	782,429
David P. Bauer	487,442	Carl M. Carlotti	0
John R. Pustulka	0

Change in Control — If there is a change in control, no acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any award if the Compensation Committee reasonably determines in good faith, prior to the change in control, that the award will be honored or assumed, or new rights substituted (an “Alternative Award”), by the named executive officer’s employer following the change in control; provided that any Alternative Award must:

a) be based on stock traded on an established U.S. securities market;

b) provide the named executive officer with substantially equivalent rights, entitlements and economic value; and

c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for cause) or is constructively terminated, in either case within 24 months after the change in control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to, in the case of a SAR, the excess of the fair market value on the date of termination over the grant price, and in the case of other awards, the fair market value of the number of shares of stock subject to the award.

If the Compensation Committee cannot make the above determination, each SAR then outstanding shall be exercisable regardless of the exercise schedule otherwise applicable; each outstanding RSU shall become fully vested and payable; and each outstanding performance share award shall be deemed earned at the target level of performance for the award. In addition, in connection with a change in control, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of fair market value over the grant price of the SAR. The Compensation Committee may also direct that each RSU and performance share shall be settled in cash with its value determined based on the value received by stockholders in the change in control transaction.

The following table represents the value of awards outstanding under the 2010 Equity Compensation Plan which, upon a change in control as of September 28, 2018, would have been exercisable (in the case of SARs), would have become vested and payable (in the case of RSUs), or would have been deemed earned at the target level of performance (in the case of Performance Shares), in each case, assuming an Alternative Award is not provided. The amounts below are based on the closing price of the Common Stock on September 28, 2018.

Name	Payment Due on Vested & Unvested Awards ($)	Name	Payment Due on Vested & Unvested Awards ($)
Ronald J. Tanski	12,302,075	John P. McGinnis	3,273,710
David P. Bauer	1,923,822	Carl M. Carlotti	2,507,033
John R. Pustulka	4,260,856

The 2010 Equity Compensation Plan provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “change in control” has a meaning similar to the definition of change in control set out in the “National Fuel Gas Company 1997 Award and Option Plan” section. The main difference is that the 2010 Equity Compensation Plan provides that a change in control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits.

The following table represents the aggregate amount payable for the 401(k) tophat benefit and RSA tophat benefit if termination occurred September 28, 2018 due to retirement, death, disability, or involuntary termination (other than for cause), or if there was a change in control and the Company terminated the named executive officer without cause or the named executive officer terminated for good reason.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	128,369	John P. McGinnis	61,421
David P. Bauer	47,316	Carl M. Carlotti	45,074
John R. Pustulka	78,257

The value of the tophat benefits for all other forms of termination for Messrs. Tanski, Bauer, Pustulka, McGinnis and Carlotti would have been $34,725, $14,375, $21,000, $28,583 and $12,700, respectively.

Deferred Compensation Plan (the “DCP”)

Mr. Pustulka is the only named executive officer who is a participant in the DCP. Under the DCP, in the event of a termination for any reason, other than death or retirement, prior to a change in control, the participant is entitled to receive his or her retirement account balance in the form of a lump sum payment. (Note, the term “change in control” under the DCP has a similar definition as provided in the 2010 Equity Compensation Plan, discussed above, except in the DCP the reference period for changes in the Board of Directors is 24 months.) Mr. Pustulka’s retirement account balance at September 28, 2018 was $188,850.

In the case of retirement, including disability retirement, at any time, a participant in the DCP is entitled to a monthly payment (a 15-year annuity, unless the participant elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on his retirement account balance. If the participant dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the participant’s beneficiary. If the participant dies after commencement of the annuity, the annuity will continue to be paid to the participant’s beneficiary for the remainder of its original term.

If termination is due to retirement or disability, the final account balance is calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mr. Pustulka would have received a ten-year annuity of $2,624 per month for the first five years, then $1,222 per month thereafter, with a present value of $182,858.

Employment Continuation and Noncompetition Agreement

Pursuant to each named executive officer’s Employment Continuation and Noncompetition Agreement with the Company, if there is a change in control, and the named executive officer remains employed thereafter, the named executive officer’s annual salary and employee benefits are preserved for at least three years at the levels then in effect. The agreement also provides the benefits described below.

Severance Benefit

In the event of termination of a named executive officer within three years of a change in control without cause or by the named executive officer for good reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and age 65, at which point no amount is payable. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in control” generally occurs when: (a) any person (as such term is used in Section 13(d) of the 1934 Act) is the beneficial owner, directly or indirectly, of 20% or more of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) the same proportionate ownership of common stock of the surviving corporation (where the Company is not the surviving corporation), or (ii) at least a majority of the common stock of the Company (where the Company is the surviving corporation); (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company within a 24-month period, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period. However, Mr. McGinnis’ agreement provides, in place of the above, that a Change in Control occurs if the Company ceases to own more than 50% ownership of Seneca, or if the Company sells, leases, exchanges or otherwise transfers all or substantially all the assets of Seneca.

“Good reason” means there is a material diminution in the named executive officer’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive officer is required to report. “Good reason” also means a requirement that the named executive officer relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the change in control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for good reason.

The following table represents the estimated severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	0	John P. McGinnis	2,359,830
David P. Bauer	2,067,365	Carl M. Carlotti	1,121,615
John R. Pustulka	0

Continuation of Health, Welfare and Fringe Benefits

In addition to the severance payment, named executive officers who have not reached age 65 will be entitled to continued participation in the Company’s employee and executive health, welfare and fringe benefit plans and arrangements, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. McGinnis, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a qualifying termination of employment of an eligible named executive officer following a change in control is $36,748. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits. During fiscal 2018, Mr. McGinnis and Mr. Carlotti participated in an arrangement providing for an allowance related to tax preparation and financial planning, and received a payment for life insurance under the ExecutiveLife Insurance Plan. The estimated value of the continuation of these benefits at the same rates for eighteen months is $20,346 for Mr. McGinnis and $21,705 for Mr. Carlotti.

Retirement — Except for Mr. McGinnis, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans. Mr. McGinnis is vested in his benefit in the RSA.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for good reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of (i) the named executive officer’s annual base salary and (ii) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

Under the non-compete provisions of the agreement, the named executive officer may not, during the one year period following termination, directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a change in control as compensation for the covenant not to compete for all forms of termination except for death, disability, cause or retirement.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	2,577,952	John P. McGinnis	1,185,844
David P. Bauer	1,038,877	Carl M. Carlotti	1,073,339
John R. Pustulka	1,488,405

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Bauer and Mr. McGinnis are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a change in control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) deems detrimental to the Company’s best interests. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
Ronald J. Tanski	4,420,402
John R. Pustulka	2,160,127
Carl M. Carlotti	1,133,992

The default form of benefit payment to the named executive officers is a four-year certain annuity; therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $717,108 for Mr. Tanski, $350,431 for Mr. Pustulka and $175,075 for Mr. Carlotti.

Post-Employment Benefits for John P. McGinnis

To the extent John P. McGinnis is employed by Seneca or another Company subsidiary until and including November 14, 2020, post-employment medical and prescription drug benefits will be provided to Mr. McGinnis, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. McGinnis will forfeit these benefits if he resigns before November 14, 2020 or if the Company or one of its subsidiaries terminates his employment at any time.

Summary of Potential Payments Upon Termination or Change in Control

The following table provides estimated values of total benefits for each named executive officer if termination had occurred on September 28, 2018. As disclosed in the table above under “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”),” the ERP benefit included in the following estimated values represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control
Executive Benefits and Payments Upon Termination For:	Voluntary Termination ($)	Retirement ($)(1)	Death ($)	Disability ($)	Company Terminates Without Cause and/or Executive Terminates for Good Reason ($)	Company Terminates for Cause ($)	Executive Terminates Voluntarily Other than for Good Reason ($)
Ronald J. Tanski	4,455,127	12,961,770	9,258,476	12,961,770	19,453,048	2,612,677	7,033,079
David P. Bauer	14,375	N/A	1,411,611	1,411,611	5,118,978	1,053,252	1,540,694
John R. Pustulka	2,369,977	5,070,824	3,267,120	5,070,824	8,714,645	1,698,255	3,858,382
John P. McGinnis	28,583	61,421	3,533,161	3,533,161	8,059,098	1,214,427	1,996,856
Carl M. Carlotti	1,146,692	2,870,284	1,911,367	2,870,284	5,944,355	1,086,039	2,220,031

(1)

“Retirement” will be “N/A” if the named executive officer was not eligible to retire on September 28, 2018. In that case, the Company would have accrued benefits payable to the named executive officer; the accrued amounts are included in the other columns for the different types of terminations.

CEO Pay Ratio

Pursuant to SEC rules, we are providing information about the relationship of the annual total compensation of Mr. Tanski, our President and Chief Executive Officer, and the median of the annual total compensation of all of our employees other than Mr. Tanski. We identified our median employee by examining fiscal year base wages plus cash bonuses of all individuals employed by us and our consolidated subsidiaries on September 30, 2018 (other than Mr. Tanski), whether full-time, part-time, or on a seasonal or temporary basis. We annualized wages and salaries for all permanent employees, as permitted by SEC rules. Once we identified our median employee, we added together all of the elements of that employee’s compensation for fiscal 2018 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table. For the fiscal year ended September 30, 2018:

•	the median of the annual total compensation of all employees of the Company other than the CEO was reasonably estimated to be $82,858;

•	the annual total compensation of the CEO was $8,084,177; and

•	based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all other employees is estimated to be 98 to 1.

PROPOSAL 2. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER

COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Fiscal 2018 was another successful year with strong financial and operational results for National Fuel. Over the course of the year, our Exploration & Production subsidiary, Seneca Resources Company, LLC (“Seneca”), set company records for production and proved reserves. Seneca’s production increase also drove the continued growth of our Gathering subsidiary, National Fuel Gas Midstream Company, LLC, which set a company record for throughput in 2018. Lower taxes from tax legislation enacted in late calendar 2017 served as a tailwind throughout the year, helping to offset the decline in realized natural gas pricing experienced by Seneca.

Despite significant regulatory hurdles placed in our path by state regulators over the past couple of years, our FERC-regulated Pipeline & Storage business continued to create meaningful opportunities for further expansion that leverage the location of our existing asset base. In May 2018, we announced our FM100 Project, which in conjunction with a third-party downstream interstate pipeline project, will provide an important outlet for Seneca’s growing production in the Appalachian basin, allowing it to reach premium markets. We are targeting the close of calendar 2021 for the startup of this 330,000 dekatherm per day project. Our Utility business continued to deliver consistent and predictable earnings while providing safe and reliable service for the 750,200 customers located in our Western New York and Northwest Pennsylvania service territories.

As we look into 2019 and beyond, we have significant opportunities in front of us to invest in our regulated businesses, expanding and modernizing our transmission, storage and distribution assets. In the Exploration and Production business, Seneca’s acreage position remains one of the largest in the basin and, as a proven low-cost producer, with the vast majority of our natural gas rights owned in fee, we have the ability to capitalize on opportunities as pricing and returns warrant. Our co-development of the Marcellus and Utica shales, along with owning and efficiently operating the associated gathering infrastructure, allows us to achieve enhanced returns.

We expect Seneca production and Gathering segment revenue growth to be driven by a third drilling rig that Seneca added in May 2018. We will continue our transition to development of the Utica Shale in our Western Development Area (“WDA”), returning to existing Marcellus pads to drill new wells in the deeper Utica formation. By utilizing existing infrastructure to support Seneca’s growing production, we expect to drive enhanced consolidated upstream and midstream returns and minimize our environmental footprint. In our Eastern Development Area (“EDA”), the commissioning of the Atlantic Sunrise project in October 2018 has provided the Company with an important avenue to further develop our acreage in Lycoming County, Pennsylvania, one of the most prolific positions in Appalachia.

2018 Financial and Operating Highlights:

•

Increased Dividend for 48th Consecutive Year: In June, the Board of Directors increased the Company’s annual dividend rate by 2.4% to $1.70 per share, marking the 48th year of consecutive dividend increases and 116th year of uninterrupted dividend payments. The financial stability afforded by our integrated operations supports the Company’s dividend.

•

Generated Significant Free Cash Flow: The Company’s net cash provided from operating activities totaled $613.6 million in fiscal 2018, and our net cash used in investing activities was $528.9 million. The excess cash flow was the result of the Company’s efforts to prudently manage and mitigate financial risks and efficiently allocate capital for reinvestment in the business.

•

Continued Appalachian Natural Gas Production Growth: Seneca generated net production of 178.1 billion cubic feet equivalent (“Bcfe”) in fiscal 2018, an increase of 2.6 percent versus the prior year. The increase was driven by higher natural gas production in Appalachia, which increased 4.2 percent versus 2017. The higher output was also the primary driver of the Gathering segment’s performance in fiscal 2018, which saw a 2 percent throughput increase. With the anticipation of additional pipeline capacity out of the basin in late calendar 2021, the Company returned to a three-rig program for the first time since January 2016.

•	Increased Proved Reserves: Seneca’s total proved natural gas and crude oil reserves at September 30, 2018 increased 17 percent to 2,523 Bcfe from 2,154 Bcfe at September 30, 2017.

•

Continued Development of the Utica Shale in Appalachia: In fiscal 2018, Seneca made significant progress in the testing and appraisal of the Utica shale in both the Company’s WDA and EDA operations in Pennsylvania. Seneca now has 11 Utica wells producing in the WDA, and an additional 500-plus locations prospective for Utica development in this area. Additionally, Seneca resumed Utica development in the EDA (Tioga County) during the third quarter of fiscal 2018, where it has over 40 Utica locations remaining. As of September 30, 2018, nearly 20 percent of the Company’s proved reserves are in the Utica Shale formation.

•

Continued Expansion of Interstate Pipeline Systems: In fiscal 2018, Empire Pipeline, Inc. (“Empire”) filed its application with the FERC for authorization to construct its Empire North Project. With an estimated capital cost of $145 million and a target in-service date in the second half of fiscal 2020, this fully-subscribed project is designed to provide 205,000 Dth/day of incremental firm transportation capacity from Tioga County, Pennsylvania to markets along Empire’s interstate pipeline system. Additionally, in May 2018, National Fuel Gas Supply Corporation (“Supply Corporation”) executed a long-term precedent agreement with Transcontinental Gas Pipe Line Company, LLC (“Transco”), under which Transco will lease 330,000 Dth/day of incremental capacity created by an expansion component of Supply Corporation’s FM100 Project. The FM100 Project has an estimated capital cost of $280 million and a target in-service date of late calendar year 2021. Transco will utilize this leased capacity to provide Seneca with 330,000 Dth/day of incremental firm transportation from the WDA and EDA to premium Mid-Atlantic markets connected to Zone 6 of the Transco pipeline system.

Supply Corporation and Empire also continue to pursue the development of, and remain committed to, the Northern Access Project, an approximately $500 million expansion of their respective pipeline systems in New York and Pennsylvania, which would move 490,000 Dth/day of Seneca’s WDA production to interconnections with Tennessee Gas Pipeline Company, L.L.C. and TransCanada Corporation. In August 2018, the Company received a favorable decision from the FERC, finding that the New York Department of Environmental Conservation waived its authority to act on our application for a water quality certification. In light of ongoing legal actions and the need to complete project development activities in advance of construction, the target in-service date for Northern Access is no earlier than the first half of fiscal 2022.

•

Utility Continued Focus on System Improvement: In fiscal 2018, the Utility segment invested $69.9 million in the safety and reliability of its system, replacing 153 miles of older pipelines in New York and Pennsylvania. The Company’s replacement of aging natural gas infrastructure improves safety and reliability of the system and leads to fewer leaks, directly resulting in lower greenhouse gas emissions. In addition, through the efforts of its dedicated employees, our Utility continued to provide exceptional customer service and recorded high levels of customer satisfaction in both states.

Ongoing Development Plans

National Fuel remains committed to its long-term strategy of safe and financially prudent development of its natural gas assets in Appalachia via its integrated business model. Our capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, which may take several years from business planning through completion. The results of this focus include:

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: As Seneca continues to develop its vast acreage position in the WDA, the Company is working to build the pipeline infrastructure necessary to move Seneca and third-party production from Pennsylvania to premium markets outside of the Appalachian basin. While Supply Corporation and Empire remain involved in various legal challenges to move forward construction of their Northern Access expansion project, the Company has continued to develop new projects to leverage its existing assets in Appalachia to move production to demand centers, including the FM100 (330,000 Dth/day), Empire North (205,000 Dth/day), and Line N to Monaca projects (133,000 Dth/day). Collectively, these projects represent investments of approximately $450 million by our Pipeline & Storage business.

Additionally, the Pipeline & Storage segment expects to continue its accelerated system modernization efforts over the next two to four years. Investments in system modernization, such as pipeline replacement and compression facility upgrades, are designed in a manner that will enhance safety and reliability and reduce environmental impact.

•

Integrated Upstream and Midstream Development in Appalachia: The Company continues to execute a multi-year plan to develop and grow our upstream and midstream assets in Appalachia. The strategy leverages the exceptional resource potential within our 785,000 net acres in the Marcellus and Utica shales, the geographic integration of our valuable pipeline footprint in Appalachia, and the operational and financial synergies that are generated from the Company’s integrated business structure. With the addition of a third drilling rig in fiscal 2018, the Company expects ongoing production growth and Gathering segment revenue growth over the next several years.

•

Investment in Safe and Reliable Utility System: The Company’s Utility segment will continue to direct capital spending to pipeline repair, replacement and maintenance to support its statutory obligation to provide safe and reliable service for our customers.

•

Acceptance of the EPA’s Methane Challenge: The Company recently announced its participation in the U.S. Environmental Protection Agency’s Natural Gas STAR Methane Challenge Program, a voluntary program designed to provide a platform for utilities, pipeline and storage companies, and energy producers to make, track, and communicate commitments to reduce methane emissions. In connection with this program, and in furtherance of our longstanding commitment to safe and responsible operations, the Company will analyze new and innovative approaches for further emission reduction and explore the expansion of current best management practices and the applicability of future best practices.

CEO Compensation in Alignment with Peers

As described in the 2018 Financial and Operating Highlights above, fiscal 2018 was another strong year financially and operationally for National Fuel. CEO compensation is targeted to be within the 50th to 75th percentiles of the Korn Ferry Energy Industry market data. The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the table below is Korn Ferry’s comparison of fiscal 2017 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Korn Ferry peer group. The Company’s CEO target total direct compensation, shown in the table below, is in line with that of our peers (43rd percentile). Actual total direct compensation, which includes compensation resulting from performance against annual incentive goals, was at the 45th percentile of our peers.

Fiscal 2017 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2018 compensation cannot yet be accurately compared to peers because 2018 compensation data for most of those peers is not yet available.

CEO & President

Compared to CEO proxy data for fiscal year 2017

					Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/17 (millions)	FYE # of Employees	Actual	Target
ATMOS ENERGY CORP	CEO	$2,760	$8,893	4,565	$4,583,351	$4,342,068
CABOT OIL & GAS CORP	Chairman, CEO & President	$1,764	$12,372	468	$12,122,248	$10,903,498
ENERGEN CORP	Chairman, President & CEO	$961	$5,315	390	$6,796,850	$6,341,430
EQT CORP	President & CEO	$3,378	$11,308	2,067	$8,001,614	$6,851,589
MDU RESOURCES GROUP INC	President & CEO	$4,443	$5,068	10,140	$3,674,303	$3,090,046
NEW JERSEY RESOURCES CORP	Chairman, CEO & President	$2,269	$3,648	1,052	$2,575,759	$2,357,459
RANGE RESOURCES CORP	Chairman, President & CEO	$2,611	$4,856	773	$8,505,649	$8,615,649
SM ENERGY CO	President & CEO	$1,129	$1,980	635	$7,346,339	$6,812,800
SOUTHWESTERN ENERGY CO	President & CEO	$3,203	$3,111	1,575	$8,547,712	$8,593,252
SOUTHWEST GAS HOLDINGS INC	President & CEO	$2,549	$3,695	7,771	$3,495,921	$3,322,671
SPIRE INC	CEO & President	$1,741	$3,603	3,279	$3,211,544	$3,181,544
UGI CORP	Vice Chair, President & CEO	$6,121	$8,124	13,000	$6,476,859	$6,635,265
WGL HOLDINGS INC	Chairman & CEO	$2,355	$4,313	1,500	$4,032,943	$3,824,362
WHITING PETROLEUM CORP	President & CEO	$1,481	$2,010	830	$5,775,000	$6,116,500
Summary Statistics
75th Percentile		$3,092	$7,422	4,244	$7,837,795	$6,841,892
Average		$2,626	$5,592	3,432	$6,081,864	$5,784,867
Median		$2,452	$4,584	1,538	$6,125,930	$6,228,965
25th Percentile		$1,747	$3,614	787	$3,763,963	$3,448,094
NATIONAL FUEL GAS CO	CEO & President	$1,580	$4,841	2,100	$5,603,294	$5,324,913
Percentile Rank		18%	54%	62%	45%	43%

NOTE: Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity)

© 2018 Korn Ferry. All rights reserved	1

As a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity. For the Company’s CEO and certain other named executive officers, 100 percent of the long-term incentive award is performance-based relative to the Korn Ferry peer group.

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie executive compensation to long-term TSR and long-term total ROC by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The Compensation Committee has developed the Company’s compensation policies and procedures to align the interests of executives with those of the Company’s stockholders and, where appropriate, other stakeholders, including customers. The main elements of the executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term financial, safety, environmental, and customer service results, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

For fiscal 2018, 81% of our CEO’s target compensation was tied to long-term (3-year) performance or shorter-term business performance, as reflected in the charts below (target compensation consists of base salary, target annual incentive, and grant date fair value of the long-term incentive award).

CEO Compensation Aligned with Shareholders’ Interests

81% Variable Compensation Key Factors Performance Shares 60% 50% Total Return on Capital (3-year average ROC vs. peer group) 50% Total Shareholder Return (3-year TSR vs. peer group) Annual Incentive 21% Goals relate to earnings, safety and costs 81% of Target Compensation is Tied to 3-Year Performance Base Salary 81% of Target Compensation is Tied to 3-Year Performance or Short-Term Business Performance

*	Fiscal 2018 target compensation for CEO

CEO and Other Named Executive Officer Target Compensation

President & CEO 2018 T:n"get Compensation Structure Performance Shares 60% Annual Incentive 21% Base Salary 19% Other Named Executive Officers' 2018 Average Target Compensation Structure Restricted Stock Units 8% Performance Shares 39% Annual Incentive 24% Base Salary 29%

Key Compensation Features

➢	Annual performance incentives of the named executive officers are based on objective performance goals;

➢	Long-term performance incentives are composed entirely of equity;

➢	Long-term performance goals consist of three-year total shareholder return (“TSR”) and three-year total return on capital (“ROC”), each relative to a peer group;

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Executive officers may not hedge or pledge Company stock;

➢	Equity incentive plans prohibit the repricing of equity awards without stockholder approval;

➢	The Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision (see “Recovery of Funds” in the Company’s Corporate Governance Guidelines, included as Appendix B to this proxy statement).

2018 Say-on-Pay Vote and Stockholder Engagement

The 2018 Say-on-Pay advisory vote yielded a result of approximately 97% of votes cast in support of the compensation of the Company’s named executive officers. The Board considered this outcome an indicator of stockholder support for the overall philosophy and structure of the Company’s executive compensation policies and decisions. As a result, the Committee did not make any significant changes to the executive compensation program that were based specifically on the results of the 2018 Say-on-Pay advisory vote.

In recent years, including 2018, members of Company management have held in-person meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. Several of the Company’s largest stockholders have informed the Company that scheduling such visits every two to three years is appropriate. Management engages with the Company’s stockholders in telephone conferences and intends to schedule in-person meetings in 2019, if desired. The Board has directed management to continue to engage as appropriate with interested stockholders, and to inform it of any requests for meetings with members of the Board. The Board and management believe that engagement with stockholders facilitates important dialogue from which we gather various important viewpoints.

Additional Information

The Company’s executive compensation is described and explained in the CD&A, in the tabular disclosure starting with the Fiscal 2018 Summary Compensation Table, and in the Proxy Statement Overview & Summary included at the front of this proxy statement. We urge stockholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year, and it is anticipated that the next non-binding advisory vote will take place at the 2020 Annual Meeting of Stockholders. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3. APPROVAL OF THE AMENDED AND RESTATED

2010 EQUITY COMPENSATION PLAN

We are seeking your approval of the amended and restated National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”) for the purposes of increasing the number of shares authorized for issuance under the Plan by an additional 2,700,000 shares of our Common Stock, par value $1.00 per share, and extending the termination date of the Plan by five years. The summary of the Plan that follows is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is included at Appendix C to this proxy statement.

Note that Proposal 4 of this proxy statement seeks your approval of an increase in the number of shares of our Common Stock to be made available for issuance under another plan, namely, the amended and restated National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan. We urge you to read both this Proposal 3 and Proposal 4 carefully.

Equity is the Sole Component of Long-Term Incentive Compensation

We traditionally have structured a portion of our management’s compensation in the form of equity awards that directly align the interests of key executives and other key management employees with the interests of the Company’s stockholders in growing the market value of the Company. In recent years, consistent with feedback received from stockholders, the Compensation Committee of the Board of Directors (consisting solely of independent Directors) has structured long-term incentive compensation opportunities entirely in the form of equity awards. Our current approach and philosophy with respect to the grant of such equity awards is summarized in this proxy statement under the heading “Compensation Discussion and Analysis.” Actual grants made to our named executive officers in our last completed fiscal year are listed in the Grants of Plan-Based Awards Table, and the outstanding equity awards held by our named executive officers as of September 30, 2018 are listed in the Outstanding Equity Awards Table.

The Company’s use of equity as the sole component of long-term incentives better aligns the Company’s compensation policies and procedures with the long-term interests of the Company’s stockholders. These efforts naturally result in additional shares being used against the currently authorized number of shares to grant. Moreover, all of the types of equity currently being granted under the Plan are subject to the 1.8 multiplier discussed below.

Approval to Increase Shares Available to Grant

We are seeking approval of an increase by 2,700,000 in the number of shares authorized for issuance under the Plan to continue this strategy. As of September 30, 2018, we had available 1,478,086 shares for future awards. We believe this is an insufficient amount to attract and retain needed talent on a going-forward basis, particularly as equity awards have become more common in the energy industry.

As initially approved by stockholders in 2010, the Plan authorized the grant of awards in respect of a total of 3,000,000 shares. In 2015, stockholders approved an amendment to the Plan to make an additional 3,000,000 shares available for awards. The Plan is designed to efficiently utilize the authorized shares by debiting the pool of shares allocated to the Plan by 1 share for each share subject to a stock option or stock appreciation right (“SAR”) granted under the Plan, and by 1.8 shares for each share subject to any other type of award (such as RSUs and performance shares) granted under the Plan (“Fungible Share Counting”). Thus, for example, an option or SAR grant in respect of 1,000 shares counts as relating to only 1,000 shares, while an award of 1,000 RSUs would count against the shares available for awards as though pertaining to 1,800 shares. An award of 1,000 performance shares, if designed to result in a payout of up to 2,000 shares of Common Stock upon achievement of maximum performance, would count against the shares available for awards as though pertaining to 3,600 shares. This formula affords us greater flexibility in designing awards under the Plan, while at the same time giving appropriate weight to the financial accounting costs and the dilutive effects of these awards. This formula will apply to the additional shares for which approval is being sought.

In arriving at the maximum number of additional shares to be sought, the Board determined that targeting our projected needs over the next three to five years struck the appropriate balance between the need to incent and retain key management personnel and the dilutive effect on stockholders of the additional shares authorized. In reaching this conclusion, the Board considered the so-called “overhang” related to the Plan and the 1997 Award and Option Plan. As noted in the “Equity Compensation Plan Information” table on page 24, at the end of fiscal 2018 there were 2,826,984 shares in the aggregate committed to awards outstanding under these plans (approximately 3.29% of our outstanding Common Stock at September 30, 2018). With respect to these awards, 1,299,088 shares related to then outstanding SARs (which SARs had a weighted average grant price of $50.70 and a weighted average remaining term of 1.77 years), 245,316 shares related to then outstanding RSUs, and 1,282,580 shares related to then outstanding performance shares (determined assuming achievement at the maximum level of performance). The total shares of Common Stock committed to outstanding awards under the 1997 Award and Option Plan and the Plan (2,826,984), plus the number of shares of Common Stock remaining available for future awards under the Plan (1,478,086), plus the proposed additional shares of Common Stock to be made available for future awards under the Plan (2,7000,000), represent a total potential overhang of 7,005,070 shares (8.15%) under the 1997 Award and Option Plan and the Plan.

The table set forth below illustrates the utilization of the shares previously authorized under the Plan over the last three completed fiscal years. To have the rate of utilization compare on a consistent basis, the shares are shown as a percentage of the weighted average shares outstanding both as of the immediately preceding fiscal year and as of the fiscal year in which the grants were made.

Fiscal Year Ended	Number of Shares Charged Against Plan Limit With Respect to Stock Option/SAR Awards	Number of Shares Charged Against Plan Limit With Respect to Full Value Awards(1)	Percentage of Weighted Average Common Shares Outstanding Represented by Such Awards as of the Immediately Prior Fiscal Year	Percentage of Weighted Average Common Shares Outstanding Represented by Such Awards as of the Fiscal Year in Which the Awards Were Made
September 30, 2016	0	803,511	0.95%	0.95%
September 30, 2017	0	488,324	0.58%	0.57%
September 30, 2018	0	536,868	0.63%	0.63%
Average Percentage			0.72%	0.71%

The numbers shown in this table for grants of full value awards reflect the 1.8 to 1 ratio described above and the following performance parameters. The shares listed in the table with respect to performance shares granted in fiscal 2016 (which had a three-year performance cycle covering fiscal years 2016 through 2018) are based on the level of performance actually achieved. The shares listed in the table with respect to performance shares granted in fiscal 2017 and fiscal 2018 (which have three-year performance cycles ending September 30, 2019 and September 30, 2020, respectively) are based on the number of shares that would be payable in respect of such awards upon the achievement of the target level of performance. The actual number of shares issuable in respect of fiscal 2017 and fiscal 2018 performance share awards may be greater or lesser depending on whether actual achievement of the performance objectives is greater or lesser than target. If performance occurs at the maximum level for fiscal 2017 and fiscal 2018 performance share awards, the number of shares charged against the plan limit for the fiscal years ended September 30, 2017 and 2018 noted in the above table would be 819,790 and 912,326, respectively; the percentages for fiscal 2017 would be 0.97% and 0.96%, respectively; the percentages for fiscal 2018 would be 1.07% and 1.06%, respectively; and the average percentages would be 1.00% and 0.99%, respectively.

(1)	Full value awards include grants of RSUs and performance shares.

As of December 31, 2018, the closing price of the Common Stock on the New York Stock Exchange was $51.18.

Approval to Extend Plan Termination Date

We are seeking approval of a five-year extension of the automatic termination date of the Plan. As previously approved by our stockholders, the Plan provides that it will continue in effect, unless sooner terminated pursuant to its terms, until the tenth anniversary of the effective date. The effective date was March 11, 2010, the date on which the Plan was initially approved by the Company’s stockholders. Accordingly, the current automatic termination date is March 11, 2020. We are seeking to extend this termination date by five years, to March 11, 2025. We believe that the Plan has served its intended purposes well and will continue to do so over the next five to six years.

Principal Terms of the Plan

The principal terms of the Plan, as amended to increase the number of shares authorized for issuance thereunder and to extend the Plan’s termination date, are summarized below. In evaluating this Proposal 3, stockholders should consider all factors set forth under this Proposal 3.

If stockholders do not reapprove the Plan, the Plan will continue in effect as last approved by stockholders (that is, the number of shares available for issuance will not be increased and the termination date will not be extended).

Administration

The Plan generally provides for administration by the Committee. Among the powers granted to the Committee (which are further described in the Plan) are the authority to interpret the Plan, establish administrative rules, regulations and procedures, select employees of the Company and its subsidiaries to receive awards, determine the form, amount and other terms and conditions of an award, grant waivers of Plan terms and conditions or modify awards (subject to the terms of the Plan), and take all action it deems advisable for the proper administration of the Plan. The Plan authorizes the Committee to delegate its authority and duties under the Plan, in certain circumstances and subject to limitations described in the Plan, to the Chief Executive Officer and other senior officers of the Company.

Eligibility for Participation

All officers or other management employees of the Company or a subsidiary of the Company are eligible to be selected to participate in the Plan. In fiscal 2018, the Committee granted awards to 36 officers and 77 other management employees. The Committee has the discretion to choose which eligible individuals shall receive awards under the Plan, as well as the type, number and terms of the awards. The basis for participation in the Plan is selection for participation by the Committee.

Amendment, Modification and Termination of Plan

The Board or the Committee may amend or modify the plan, provided that, without the approval of stockholders, no amendment may: (i) materially increase the benefits to the participants of the Plan, (ii) increase the number of shares subject to the Plan or the individual award limitations (described below), (iii) modify the class of persons eligible for participation in the Plan, or (iv) materially modify the Plan in any other way that would require stockholder approval. Unless otherwise terminated earlier, the Plan, as amended to extend the termination date by five years, will automatically terminate on March 11, 2025, which is the fifteenth anniversary of the date on which the Plan was initially approved by the Company’s stockholders. The Board or Committee may at any time in its sole discretion, for any reason, terminate or suspend the Plan.

Shares Available for Grant

As amended to increase the current share authorization of 6,000,000 shares by a subsequent 2,700,000 shares, the Plan authorizes for issuance a maximum of 8,700,000 shares of Common Stock of the Company, plus the number of shares subject to awards (or any portion of awards) issued under either the 1997 Award and Option Plan or the Plan that, from and after March 11, 2010, lapse or are cancelled, forfeited, terminated or otherwise settled without the issuance of Common Stock. Shares are counted against the Plan limit (and added back to the Plan) using the Fungible Share Counting described above. If an award is issued in tandem with any other award (such that it is only possible to benefit under either but not both awards), the shares subject to such awards will be counted only once against such limit, based on the award that represents the greatest allocation of shares for this purpose.

The following shares of Common Stock may not again be made available for reissuance as awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the option exercise price.

No participant in the Plan may receive awards of options and/or stock appreciation rights (“SARs”) covering more than 750,000 shares of Common Stock of the Company in any calendar year. Additionally, under the Plan as originally adopted, awards granted to an “Executive Officer” (as defined in the Plan) during any 12-month period, other than options or SARs, that were intended when granted to be “other performance-based compensation” under Section 162(m) of the Code generally could not exceed 375,000 shares underlying any performance share award, or $2,500,000 underlying any performance unit award, although amounts actually payable in respect of such awards could be up to twice the initial award, if there were superior achievement of the applicable performance goals.

Section 162(m) of the Code was amended, effective for taxable years beginning after December 31, 2017, to eliminate the exception to its limitation previously available for “other performance-based compensation,” except to the extent such compensation is provided pursuant to a binding written agreement in effect on November 2, 2017. Thus, under current law, any award granted under the Plan after November 2, 2017 and payable after the Company’s 2018 fiscal year cannot be “other performance-based compensation,” and the corresponding limitation on the number of shares granted will not have any practical effect. Accordingly, we have modified Section 5(b)(ii) of the Plan to indicate that the share limit related to “other performance-based compensation” will be effective only if an exception for such compensation is “available under applicable law.” To be clear, stockholders are not being asked to approve the Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception. As a result of the amendment of Section 162(m) of the Code, we do not currently anticipate that we would be able to make any future grants under the Plan that will be intended to qualify for the performance-based exception.

The maximum limits of stock underlying awards (including the aggregate Plan limit and individual participant limits) are subject to equitable adjustment as further described in the Plan in the event of any stock dividend, stock split or share combination in respect of, or extraordinary cash dividend on, our Common Stock or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase our Common Stock at a price substantially below fair market value (as defined in the Plan), or other similar event affecting the Common Stock (an “Adjustment Event”).

Types of Awards

The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options (as defined in Section 422 of the Code) that are subject to additional limitations under the Plan, (ii) SARs, (iii) restricted shares of our Common Stock (“Restricted Stock”), (iv) RSUs, (v) performance shares, (vi) performance-based dollar denominated awards (“performance units”), and (vii) certain other stock-based awards. Such awards may be granted singly or in combination, as determined by the Committee.

(a) Stock Options

Under the Plan, the Committee may grant awards to participants in the form of stock options to purchase shares of the Company’s Common Stock. Stock options may be non-qualified stock options or incentive stock options, except that no option that is intended to be an incentive stock option may be granted under the Plan after March 10, 2020 (the tenth anniversary of the date the Plan became effective upon its initial approval by our stockholders). Unless the award notice provides otherwise, each option would be a non-qualified option. The Committee determines the number of shares subject to the option, the manner and time that the option may be exercised and the exercise price per share of Common Stock subject to the option. In no event, however, may the exercise price of a stock option be less than the fair market value of the Company’s Common Stock on the date of the stock option’s grant.

Dividend Equivalents may not be paid on stock options, and stock options may not be repriced (as further described in the Plan). Stock options will expire no later than the tenth anniversary of the date granted.

Unless the award notice provides otherwise, each option will vest in three equal annual installments, subject to the participant’s continued employment with the Company or subsidiary through such date (except as provided below). The Committee may provide that options may also become exercisable, in whole or in part, upon the occurrence of any event specified in the Plan or other condition specified by the Committee at or after the grant date of the applicable option. In its discretion, the Committee may establish in the award notice, conditions based on performance goals (in lieu of, or in addition to, time-based vesting) with respect to the exercisability of any option. Unless the award notice provides otherwise:

(i)	if a participant’s employment with the Company or a subsidiary terminates for Cause (as defined in the Plan), all options, vested or unvested, shall be forfeited and cancelled,

(ii)

upon the termination of a participant’s employment with the Company or a subsidiary due to death or disability (as defined in the Plan), or on or after his or her 60th birthday other than for Cause (“Retirement”), all outstanding options shall immediately vest and remain exercisable for a period equal to five years or, if earlier, until the original expiration date of the option,

(iii)

if a participant’s employment with the Company or subsidiary terminates due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control (a “Divestiture”), all outstanding options shall immediately vest and remain exercisable for a period equal to three years following the Divestiture or, if earlier, until the original expiration date of the option,

(iv)

if a participant’s employment with the Company or a subsidiary terminates without cause due to a reduction in force or similar downsizing at the Company or any subsidiary unit that affects a significant number of employees (a “Reduction in Force”), all unvested options shall be cancelled and forfeited and all vested options shall remain exercisable until the first anniversary of the date of the participant’s termination of service or, if earlier, the original expiration date of the option, and

(v)

if a participant’s employment with the Company or a subsidiary terminates for any other reason, all unvested options are cancelled and forfeited and any vested options remain exercisable for a period of 90 days after such termination or, if earlier, the original expiration date of the option.

Upon exercise of a stock option, the exercise price may, at the discretion of the Committee, be paid by a participant in cash or its equivalent, shares of Common Stock or Restricted Stock, or a combination thereof (or by other arrangements as the Committee may deem appropriate). The Plan allows options to be exercised using the “cashless exercise” of options by payment of the exercise price from the sale proceeds of a portion of the shares otherwise receivable upon exercise of the option and by net settlement, whereby the appreciation, if any, in value of the shares as to which the stock option is being exercised above the exercise price set at the date of grant is issued in shares without any other payment in respect of the exercise price. The Company may not make a loan to a participant to facilitate such participant’s exercise of any of his or her options or payment of taxes.

(b) Stock Appreciation Rights

Under the Plan, the Committee may grant awards to participants in the form of SARs, which may be granted on a stand-alone basis or in tandem with another award granted under the Plan (for example, SARS may be granted in tandem with an option award). A SAR is a right to receive a payment in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, equal to the appreciation, if any, in the fair market value of a stated number of shares of Common Stock from the SAR’s exercise price to the fair market value on the date the SAR is exercised. The Committee determines the number of shares subject to the SAR, the manner and time that the SAR may be exercised and the exercise price of the SAR. The exercise price related to a SAR must be at least equal to the fair market value of our Common Stock on the date the SAR is granted. If a SAR is to be paid in cash, the Committee may also establish in the applicable award notice a maximum amount per share which will be payable upon the exercise of such SAR.

Dividend Equivalents may not be paid on SARs, and SARs may not be repriced (as described in the Plan). SARs will expire no later than the tenth anniversary of the date granted.

Unless otherwise provided in the award notice, SARs become exercisable in three equal annual installments, subject to the participant’s continued employment with the Company or a subsidiary through such date (except as provided below). SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events as specified in the Plan or specified by the Committee, in its discretion, either at or after the grant date of the applicable SARs. In its discretion, the Committee may also establish conditions based on performance goals (in lieu of, or in addition to, time based vesting) with respect to the exercisability of any SARs. Unless the award notice provides otherwise:

(i)	if a participant’s employment with the Company or a subsidiary terminates for Cause, all SARs, vested or unvested, shall be forfeited and cancelled,

(ii)

if a participant’s employment with the Company or a subsidiary terminates due to death, disability, or Retirement, all outstanding SARs shall immediately vest and remain exercisable for a period equal to five years or, if earlier, until the original expiration date of the SAR,

(iii)

if a participant’s employment with the Company or subsidiary terminates due to Divestiture, all outstanding SARs shall immediately vest and remain exercisable for a period equal to three years following the Divestiture or, if earlier, until the original expiration date of the SAR,

(iv)

if a participant’s employment with the Company or a subsidiary terminates due to a Reduction in Force, all unvested SARs shall be cancelled and forfeited and all vested SARs shall remain exercisable until the first anniversary of the date of the participant’s termination of service or, if earlier, the original expiration date of the SAR, and

(v)

if a participant’s employment with the Company or a subsidiary terminates for any other reason, all unvested SARs are cancelled and forfeited and any vested SARs remain exercisable for a period of 90 days after such termination or, if earlier, the original expiration date of the SAR.

Any SAR not already exercised shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

(c) Restricted Stock and Restricted Stock Unit Awards

The Plan authorizes the Committee to grant awards to participants in the form of Restricted Stock and RSUs. Such awards will be subject to such restrictions, terms and conditions as the Committee deems appropriate, including restrictions on transferability and continued employment. The lapsing of restrictions associated with such awards may be conditioned upon the passage of time while employed and/or the attainment of one or more performance goals.

The restricted period may lapse with respect to portions of Restricted Stock and RSUs on a pro rata basis, or it may lapse at one time with respect to all Restricted Stock and RSUs in an award. The restricted period will also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan. Unless the Committee determines otherwise at or after grant, (1) the restricted period with respect to Restricted Stock and RSUs that vest solely based on the passage of time while employed shall lapse in three approximately equal annual installments on the first through third anniversaries of the grant date, and (2) the restricted period with respect to Restricted Stock and RSUs that vest upon the satisfaction of performance goals shall lapse, to the extent performance goals have been achieved, not earlier than one year after the commencement of the applicable performance cycle. Unless the award notice provides otherwise,

(i)

upon termination of a participant’s employment due to death, disability, Retirement, or a Divestiture, all restrictions relating to Restricted Stock and RSUs lapse and such awards become immediately vested, and

(ii)

upon termination of a participant’s employment due to a Reduction in Force, for Cause or for any other reason, all Restricted Stock and RSUs for which the restricted period has not lapsed are immediately forfeited.

Unless the Committee determines otherwise, if an award is granted in the form of Restricted Stock, the participant will have all the rights of a stockholder with respect to such shares, including the rights to vote and to receive dividends. A participant who is awarded RSUs will not have voting rights with respect to such RSUs. The Committee shall determine whether dividend equivalents will be provided in respect of any RSU award, the manner in which any such dividend equivalent will be deemed invested, the time or times at which such dividend equivalent shall be deemed payable and any other terms and conditions thereon that the Committee shall deem appropriate.

At the expiration of the restricted period for any outstanding Restricted Stock, the Company shall evidence the issuance of such shares free of any restrictions imposed under the Plan. At the expiration of the restricted period with respect to any outstanding RSU, the participant shall receive, in the Committee’s discretion, one share of Common Stock, a cash payment equal to the fair market value of the underlying share of Common Stock as of the payment date or any combination of cash and Common Stock equal to that fair market value.

(d) Performance Shares and Performance Units

Under the Plan, the Committee may grant awards to participants in the form of performance shares or performance units. Vesting of these awards is generally contingent upon the attainment of specified performance goals over a period to be determined by the Committee. Performance shares and performance units may also become earned and vested based on the occurrence of any event or events, including a Change in Control, as the Committee determines, either at or after the grant date. Unless otherwise determined by the Committee, the performance cycle for performance shares and performance units is three years, and may not be less than one year. Except in the case of awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may adjust the performance goals for any performance cycle as it deems equitable in recognition of events impacting the comparability of the Company’s results of operations or financial condition, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. The performance goals to be achieved during a performance cycle and the measure of whether and to what degree such objectives have been attained will also be determined by the Committee. With respect to performance units, the Committee also retains the discretion, even after the award is made, to establish written rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized.

Unless the Committee determines otherwise at or after grant,

(i)

upon the termination of a participant’s employment due to death or disability, Retirement or a Divestiture, the participant will be entitled to receive the number of shares or cash value he or she would have received with respect to performance awards had the participant remained employed with the Company through the end of the performance cycle, pro-rated to reflect the actual time that the participant was employed by the Company during the performance cycle, and

(ii)

upon the termination of a participant’s employment due to a Reduction in Force, for Cause or for any other reason not described in clause (i) above, any performance award for which the performance cycle has not yet been completed shall be cancelled and forfeited.

No shares of Common Stock will be issued at the time a performance share award is made, and the Company is not required to set aside a fund for the payment of performance shares or performance units. No dividend equivalents will be paid or payable on any performance shares or performance units before they become earned and vested.

Payment of both performance shares and performance units may be made in the form of cash, shares of Common Stock or in a combination thereof, with the value or number of shares payable to be determined based on the fair market value of the Common Stock on the date the Committee certifies the extent to which performance goals have been attained.

(d) Other Stock-Based Awards

The Committee may grant other stock-based awards in accordance with the Plan. Other stock-based awards may take such form of an interest in the Common Stock, the value of a specified number of shares of Common Stock or any combination thereof as the Committee determines, including outright awards of Common Stock in satisfaction of an obligation of an employer in respect of compensation that would otherwise be payable to a participant in cash (each, a “Cash Settlement Award”). The number of shares of Common Stock that may be subject to other stock-based awards will not exceed five percent (5%) of the shares authorized for issuance under the Plan, except that, the number of other stock-based awards that are Cash Settlement Awards shall not be subject to, or otherwise counted against, the foregoing 5% limit. In addition to any other terms and conditions that may be specified by the Committee, each other stock-based award shall specify the impact of a termination of service upon the rights of a participant in respect of such award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or RSUs, or may contain terms that are more or less favorable to the participant. The terms of any other stock-based award need not be uniform in application to all (or any class of) participants, and each other stock-based award granted to any participant (whether or not at the same time) may have different terms. Any such other stock-based award shall be evidenced by an award notice which specifies the terms and conditions applicable thereto.

Performance Measures

The performance measure(s) to be used for performance share awards and performance units (and any other award to which the Committee attaches performance goals) shall include one or more of the following as applied to the Company or any subsidiary, or a combination of subsidiaries, whether on a relative or a comparative basis: (i) earnings per share, (ii) net income (before or after taxes), (iii) return measures (including, but not limited to, return on assets, equity or sales), (iv) cash flow return on investments which equals net cash flows divided by owners’ equity, (v) earnings before or after taxes, depreciation and/or amortization, (vi) gross revenues, (vii) operating income (before or after taxes), (viii) total shareholder return, (ix) corporate performance indicators (indices based on the level of certain expenses, certain objectively measurable operational events or certain services provided to customers), (x) cash generation, profit and/or revenue targets, (xi) growth measures, including revenue growth, reserve growth or reserve replacement, whether or not as compared to a peer group or other benchmark, and/or (xii) share price (including, but not limited to, growth measures and total shareholder return). The Plan allows the Committee to exclude the effect of changes in accounting standards and other events specified by the Committee (such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses) that may impact the comparability of results of operations or financial condition in setting performance goals using these performance measures, and in determining actual performance relative to these performance measures.

Other Terms of Awards

Awards under the Plan will generally be evidenced by an award notice. Upon grant of any award, the Committee may, by way of the award notice or otherwise, establish such other terms and conditions governing the grant of such award as are not inconsistent with the Plan. The Committee generally may unilaterally amend any award if such amendment is not adverse to the participant (unless the Committee determines that such amendment is necessary or advisable to comply with applicable law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code). The Company may deduct from any payment under the Plan the amount of any applicable income and employment taxes, or may require the participant to pay such taxes as a condition to making such payment. Subject to the terms of the Plan, a participant may pay the amount of such taxes required to be withheld from any award, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due as a result of such award, or by delivering to the Company, shares of Common Stock with a fair market value not in excess of the amount of the applicable withholding taxes.

Nonassignability

Except as otherwise provided in an award notice, no awards under the Plan may be transferred (except by will or the laws of descent and distribution), and during a participant’s lifetime may be exercised only by the participant except that, the Committee may permit awards to be transferred to: (i) members of a participant’s immediate family as defined in Rule 16a-1 of the Exchange Act or any successor rule or regulation (or a participant’s former spouse, niece or nephew), or (ii) a trust in which these persons have more than fifty percent of the beneficial interest (a “Trust”) and any other entity in which these persons (or the participant) own more than fifty percent of the voting interests (“Permitted Transferees”), provided that (a) there is no consideration for such transfer and (b) the Plan’s transferability provisions do not prohibit the transfer of an award from a Trust back to a participant to whom the award was originally granted, in accordance with the terms of the Trust. Following transfer, any awards continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except that, for events related to the termination of employment of the participant, the term “participant” will refer to the transferor.

Change in Control

In the event of a “Change in Control” (as that term is defined below), outstanding awards will vest and become fully exercisable if such awards are not assumed or substituted with new ones by the surviving entity (as further described below). Specifically, the plan provides that: (i) each outstanding option and SAR shall become fully exercisable, (ii) the restricted period shall lapse as to each share of outstanding Restricted Stock then outstanding, (iii) each outstanding RSU shall become fully vested and payable, (iv) each outstanding performance share award and performance unit award shall be deemed earned at the target level of performance for such award, and (v) each outstanding other stock-based award shall become fully vested and payable.

In addition, in connection with a Change in Control, the Committee may, in its discretion, provide that each option and/or SAR shall be canceled in exchange for a payment per share in cash (“Settlement Payment”) in an amount equal to the excess, if any, of the fair market value over the exercise price of the option or grant price of the SAR. Should the Committee authorize any Settlement Payments in respect of options, the Committee may determine that any options which have an exercise price per share below the fair market value will be deemed cancelled and satisfied in full for a deemed Settlement Payment of zero. The Committee may also decide that each restricted stock unit, other stock-based award, performance share and/or performance unit shall be settled in cash with its value determined based on the value received by the stockholders in any transaction that itself constitutes a Change in Control.

If the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that outstanding awards under the Plan shall be honored or assumed, or new rights substituted therefore immediately following the Change in Control, the outstanding awards will not vest as described above. However, such new award must: (i) be based on stock which is traded on an established U.S. securities market, (ii) provide the participant with rights and entitlements substantially equivalent to or better than those applicable to the outstanding award under the Plan, (iii) have substantially equivalent economic value as the outstanding awards (as described in the Plan), and (iv) provide that the awards will vest (as described in the Plan) in the event that, during the 24-month period following the Change in Control, the participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death or disability) other than for Cause, or the participant’s employment or service is “Constructively Terminated” (as defined below).

If any award granted under the Plan and outstanding at the time of a Change in Control is treated as “deferred compensation” under Section 409A of the Code, and not exempt from its requirements, no acceleration of payment of such award shall be made upon a Change in Control, even if such award vests and becomes fully exercisable upon a Change in Control, unless such event is also a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A of the Code. In such case, such award will be paid out at the date or event that such award would have been payable without regard to the occurrence of such Change in Control.

For purposes of the Plan, a Change in Control shall occur whenever (in each case, as further described in the Plan):

(i)

any person, other than the Company, one of our subsidiaries, or any employee benefit plan or plans sponsored by the Company or any such subsidiary, is or has become the beneficial owner of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors, or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock,

(ii)	the consummation of

(a)

any consolidation or merger of the Company immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) above that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger, or

(b)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or

(iii)

individuals who constituted the Board at the beginning of a 12 month period (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person who becomes a director and whose election, or nomination for election, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board.

A participant in the Plan shall undergo a “Constructive Termination” if, without the participant’s written consent, the participant terminates employment or service within 120 days following either (x) a material reduction in the participant’s base salary or a participant’s incentive compensation opportunity, or (y) the relocation of the participant’s principal place of employment or service to a location more than 35 miles away from the participant’s prior principal place of employment or service.

Adjustment of Shares Available

In the event of the occurrence of an Adjustment Event, equitable adjustment will be made by the Committee, in its discretion, in: (i) the aggregate number of shares of Common Stock available for awards under the Plan, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of award or that may be awarded to any particular participant in any particular period under the Plan and (iii) the aggregate number of shares subject to outstanding awards and the respective exercise prices or grant prices applicable to outstanding awards.

U.S. Federal Income Tax Consequences

This is a brief summary of some of the U.S. federal income tax consequences of certain transactions under the Plan based on U.S. federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences.

A participant who is granted an incentive stock option is not required to recognize taxable income at the time of the grant or at the time of exercise. If a participant does not dispose of the shares acquired pursuant to the exercise of an incentive stock option before the later of two years from the date of grant of the option and one year from the transfer of the shares to him, any gain or loss realized on a subsequent disposition of the shares will be treated as long-term capital gain or loss.

If a participant disposes of the shares received upon the exercise of any incentive stock option either (i) within one year of the transfer of the shares to him or her or (ii) within two years after the incentive stock option was granted, the participant will generally recognize ordinary compensation income equal to the lesser of (a) the excess of the fair market value of the shares on the date the incentive stock option was exercised over the purchase price paid for the shares upon exercise, and (b) the amount of gain realized on the sale.

A participant who is granted a non-qualified stock option does not have taxable income at the time of grant, but does have taxable ordinary income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise.

The grant of a SAR will produce no federal tax consequences for the participant or the Company. The exercise of a SAR results in taxable ordinary income to the participant, equal to the amount of cash received and the fair market value of any shares received on the exercise.

A participant who is granted shares of Restricted Stock will not be required to recognize taxable income at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When such restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

A participant who is granted RSUs will generally be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

A participant who is granted a performance share or performance unit will not be required to recognize taxable income at the time of the grant. A participant will be required to recognize ordinary income either at the time the award vests or is paid, depending upon the terms and conditions of the award.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

Awards under the Plan are made at the discretion of the Committee. While the Committee has established guidelines for making awards to the Company’s executive officers, the number of shares that are granted subject to any award is subject to a number of variables, including the value of the Common Stock at or about the time the award is granted. Therefore, the awards that may be made under the Plan at a future date are not currently determinable. Accordingly, in accordance with the interpretations of the SEC staff, no new plan benefit table is required with respect to the Plan.

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as soon as practicable after approval of Proposal 3 by our stockholders. The affirmative vote of a majority of the votes cast with respect to the approval of the Plan is required for approval of the proposed amendments to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 4. APPROVAL OF THE AMENDED AND RESTATED

2009 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

We are seeking your approval of the amended and restated National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan (the “Director Plan”) for the purpose of increasing the number of shares authorized for issuance under the Director Plan by an additional 250,000 shares of our Common Stock, par value $1.00 per share. The summary of the Director Plan that follows is not intended to be exhaustive and is qualified in its entirety by the terms of the Director Plan, a copy of which is included at Appendix D to this proxy statement.

Note that Proposal 3 of this proxy statement seeks your approval of an increase in the number of shares of our Common Stock to be made available for issuance under another plan, namely, the amended and restated National Fuel Gas Company 2010 Equity Compensation Plan. We urge you to read both Proposal 3 and this Proposal 4 carefully.

The Board of Directors believes that the Company’s ability to attract and retain highly qualified non-employee directors is critical to the Company’s long-term success. The Board also wishes to encourage individual directors to acquire a proprietary interest in the long-term success of the Company, thereby aligning their financial interests with those of the Company’s stockholders. The Director Plan is designed to serve these purposes.

The Director Plan provides for the issuance of shares of Common Stock to non-employee directors, as compensation in whole or in part for their service on the Board. The Director Plan initially became effective as of March 12, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders, upon approval of the Company’s stockholders at such meeting. As last approved by stockholders in 2016, the Director Plan authorized the issuance of a total of 200,000 shares.

We are seeking stockholder approval to make an additional 250,000 shares of Common Stock available for issuance under the Director Plan. As of September 30, 2018, we had issued 146,368 of the 200,000 shares previously approved by stockholders for issuance. As of December 31, 2018, the closing price of the Common Stock on the New York Stock Exchange was $51.18.

We believe the addition of 250,000 shares to the Director Plan will enable us to continue to attract and retain highly qualified non-employee directors. The 250,000 shares we seek to add to the Director Plan equal approximately 0.29% of the 85,956,814 shares of Common Stock issued and outstanding as of September 30, 2018. As of that date, the total number of shares of Common Stock remaining available under the Director Plan (53,632), plus the proposed additional shares of Common Stock to be made available for future issuance under the Director Plan (250,000), represent a total potential overhang of 303,632 shares (0.35%) under the Director Plan. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

The Company currently has ten directors, all of whom are non-employee directors except Ronald Tanski, the Company’s President and Chief Executive Officer. Each of the nine non-employee directors receives shares under the Director Plan, and the basis for their participation is their status as non-employee directors. The compensation of the Company’s directors is discussed in considerable detail under Proposal 1 of this proxy statement. In fiscal years 2018, 2017 and 2016, the Company issued an aggregate of 28,044 shares, 24,028 shares and 18,184 shares, respectively, under the Director Plan. The shares issued under the Director Plan represented 0.03% of the Company’s weighted average shares outstanding for each of fiscal years 2018 and 2017, and 0.02% of the Company’s weighted average shares outstanding for fiscal year 2016.

Shares will be issued under the Director Plan on a quarterly basis, in advance (as of the first business day of the quarter). The Board will determine from time to time in its discretion the value of the shares or the number of shares to be issued per quarter, provided that the aggregate number of shares to be issued to any one non-employee director in any 12-month period may not exceed 5,000. The number of shares to be issued to a participant will be prorated as applicable for the quarter in which the participant joins the Board and the quarter in which the participant is scheduled to retire or resign from the Board. Shares will not be issued under the Director Plan to any non-employee director who declines receipt of the shares or whose compensation is otherwise determined by written agreement between the Company and the non-employee director.

The number of shares available for issuance under the Director Plan is subject to adjustment in the event certain transactions occur. For example, in the event of changes in the Common Stock by reason of a Common Stock dividend, stock split, reverse stock split or other combination, the Board will make appropriate adjustment in the aggregate number of shares available under the Director Plan and in the rate of payment of shares under the Director Plan, as further described in the Director Plan. In the event of a merger or consolidation, reorganization, reclassification of the Common Stock, spinoff of a significant asset or other changes in the capitalization of the Company, the Board may make appropriate provision with respect to shares issued under the Director Plan for (i) the substitution, on an equitable basis, of appropriate stock or other securities or consideration to which holders of Common Stock will be entitled pursuant to such transaction, or (ii) adjustment in the number of shares available for issuance under the Director Plan and in the rate of payment of shares under the Director Plan, in each case, as deemed appropriate by the Board, and as further described in the Director Plan.

Each share of Common Stock issued to a non-employee director under the Director Plan will be non-transferable until the later of two years after its issuance or six months after the non-employee director’s cessation of service on the Board, except as follows. Upon a non-employee director’s death, whether in office or after his or her service as a director ceases, all restrictions on transferability imposed under the Director Plan will lapse.

Non-employee directors will be entitled to all of the rights of stockholders with respect to shares issued under the Director Plan, including the right to vote the shares, the right to receive dividends and the right to reinvest dividends, outside of the Director Plan, into additional shares of Common Stock. Shares issued under the Director Plan will not be subject to forfeiture or cancellation for any reason.

The Board will administer the Director Plan and will have the authority to interpret the Director Plan, establish administrative rules, grant waivers of Director Plan terms and conditions and take other actions it deems advisable, subject to the terms of the Director Plan. The Board’s determinations with respect to the Director Plan will be made by a majority of the Board and will be final, binding and conclusive.

The Board may suspend or terminate the Director Plan at any time. In addition, the Board generally may amend the Director Plan, subject to the terms of the Director Plan. Any amendment to the Director Plan will be subject to stockholder approval (i) at the discretion of the Board, and (ii) to the extent that stockholder approval may be required by law or under the applicable requirements of the New York Stock Exchange or any other exchange on which the Common Stock is listed to trade. Unless earlier terminated by the Board, the Director Plan will expire when all of the shares available for issuance under the Director Plan have been issued. The expiration of the Director Plan will not adversely affect the rights of any participant without such participant’s consent.

The Director Plan is not the only means of compensating non-employee directors for their service on the Board. The Board may continue to provide, outside of the Director Plan, for payment of non-equity compensation for such service, including cash, on terms and in amounts as determined by the Board in its discretion.

U.S. Federal Income Tax Consequences

This is a brief summary of some of the U.S. federal income tax consequences of certain transactions under the Director Plan based on U.S. federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Director Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax consequences. The recipient of shares under the Director Plan generally will be subject to tax at ordinary income rates at the fair market value of the shares at the time of issuance.

New Plan Benefits

Shares are issued under the Director Plan, which was last approved by stockholders at the Company’s 2016 Annual Meeting, as determined by the Board, which reviews the level of director compensation at least every other year with the assistance of Korn Ferry, its compensation advisor. The Board determined the current rate of equity compensation in March 2017, and may make changes to that rate from time to time in its discretion, subject to the 5,000 share per-director annual limit described above. In determining director compensation, the Board reviews a number of factors, including but not limited to director compensation at peer companies. The Director Plan does not include a formula or other objective criteria to determine the rate of equity compensation or the number of shares to be issued, and there are no outstanding grants or awards under the Director Plan that require stockholder approval to be effective. Accordingly, the shares that may be issued under the Director Plan at a future date are not currently determinable, and in accordance with the interpretations of the SEC staff, no new plan benefits table is required with respect to the Director Plan.

Registration with the SEC

Shares issued under the Director Plan are issued in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act as transactions not involving a public offering. It is possible that the Company may determine in the future to change its practice of reliance on the exemption and file a Registration Statement on Form S-8 relating to the issuance of shares under the Director Plan.

The affirmative vote of a majority of the votes cast with respect to the approval of the Director Plan is required for approval of the proposed amendment to the Director Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2019 (“fiscal 2019”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2019. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2018.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS APPOINTMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were complied with during fiscal 2018.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuel.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2018 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll-free at 1-866-540-7095. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2018 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2018 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS FOR THE 2020 ANNUAL MEETING

Proposals that security holders intend to present at the 2020 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 20, 2019, in order to be considered for inclusion, pursuant to SEC Rule 14a-8 under the Exchange Act, in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2020 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 9, 2019 and November 8, 2019.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuel.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

SARAH J. MUGEL

Secretary

January 18, 2019

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

5.	No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for

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retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided as required to the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED EFFECTIVE JANUARY 1, 2019

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its stockholders. The Board and management recognize that the long-term interests of stockholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board Of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange. The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting Board candidates and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration by the Nominating/Corporate Governance Committee in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B. In addition, the Company’s By-Laws provide a process for stockholders meeting certain requirements to have nominees included in the Company’s proxy materials.

In recommending individuals for nomination, the Nominating/Corporate Governance Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 7, a director appointed to fill a vacancy shall stand for election at the next annual meeting of stockholders.

In an uncontested election of directors, a nominee for director who fails to receive a majority “FOR” vote of votes cast, as defined under New Jersey law, for election in accordance with the Company’s By-Laws is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

The Nominating/Corporate Governance Committee will consider the tendered resignation of a director who fails to receive a majority of votes cast for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Nominating/Corporate Governance Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration shall abstain from participating in any decision of the Nominating/Corporate Governance Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board shall publicly disclose its decision regarding a resignation tendered by a director who fails to receive a majority of votes cast for election within 90 days after certification of the stockholder vote.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Director Age

A Company director must submit his or her resignation from the Board at the annual meeting of stockholders immediately following his or her 75th birthday. Directors may stand for re-election even though this guideline would prevent them from completing a full term.

8.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the stockholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

9.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the By-Laws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

10.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and

Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

11.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

12.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

13.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of stockholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

14.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

15.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

16.	Director Contact with the Company’s Constituencies

Except as otherwise required by New York Stock Exchange listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to stockholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

17.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

18.	Risk Oversight and Oversight of Environmental, Social and Corporate Governance Concerns

The Board retains risk oversight and oversight of environmental, social and corporate governance concerns, and any related health and safety issues that might arise from the Company’s operations rather than delegating that responsibility to a Committee of the Board. Management is expected to integrate these corporate responsibility concerns into decision-making throughout the organization.

19.	Recovery of Funds

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award. Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Board determines to be appropriate.

20.	Hedging or Pledging of Company Stock

It is the view of the Board that directors and executive officers should not purchase or sell options on Company stock, nor engage in short sales with respect to Company common stock. Trading by executive officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock is prohibited. Directors and executive officers may not pledge Company equity as security for an extension of credit.

21.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or By-Laws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives, including all aspects of diversity, brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a stockholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding Common Stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

APPENDIX C TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

2010 EQUITY COMPENSATION PLAN

Amended and Restated December 5, 2018

SECTION 1

PURPOSE

The purpose of the Plan is to is advance the interests of the Company and its stockholders by (i) incentivizing superior performance of Employees of the Company and its Subsidiaries by means of a long term, equity based compensation program and (ii) enhancing the ability of the Company and its Subsidiaries to attract and retain in its employ highly qualified persons for the successful conduct of their businesses.

SECTION 2

DEFINITIONS

“Adjustment Event” means any stock dividend, stock split or share combination in respect of, or extraordinary cash dividend on, the Common Stock or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

“Alternative Award” has the meaning ascribed to it in Section 12 of this Plan.

“Award” means any grant of an Option, a SAR, a Restricted Stock Unit, Restricted Stock, a Performance Award or Other Stock-Based Award under this Plan.

“Award Notice” means a notice from the Company to a Participant, in electronic or written form, that sets forth the terms and conditions of an Award, in addition to those terms and conditions established by this Plan and by the Committee’s exercise of its administrative powers.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful and continued failure by an Employee (regardless of the Employee’s age) to substantially perform his duties with his Employer after written warnings specifically identifying the lack of substantial performance are delivered to him by his Employer, or (ii) the willful engaging by an Employee (regardless of the Employee’s age) in illegal conduct which is materially and demonstrably injurious to the Company or a Subsidiary.

“Change in Control” shall be deemed to have occurred at such time as:

(i) any “person” within the meaning of Section 13(d) of the Exchange Act, other than the Company, a Subsidiary, or any employee benefit plan or plans sponsored by the Company or any Subsidiary, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock;

(ii) consummation of any consolidation or merger immediately following which the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following such transaction, (x) at least a majority of the stock ordinarily entitled to vote in the election of directors of the corporation surviving such consolidation or merger (or of the ultimate parent corporation in an unbroken chain which owns, directly or indirectly, a majority of the capital stock of such entity) or (y) stock in the entity described in subclause (x) that represents at least 50% of the fair market value of all classes of stock of such entity, in either case, in substantially the same proportionate ownership as such persons held immediately before such consolidation or merger,

(iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or

(iv) individuals who constitute the Board at the beginning of the 12 month period ended on the date of determination (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director without objection to such nomination) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan.

“Common Stock” means the common stock of the Company.

“Company” means National Fuel Gas Company.

“Disability”, with respect to any Participant occurs, unless otherwise provided for in an Award Notice, when and if, as a result of disease, injury or mental disorder, the Participant is incapable of engaging in regular employment or occupation with the Company or a Subsidiary and if and so long as the Social Security Administration has determined that the Participant is disabled; provided that, the Participant will not be considered to have a Disability under the Plan if the condition giving rise to the disability (i) was contracted, suffered or incurred by reason of being or having been engaged in any criminal or illegal activity, (ii) resulted from the Participant’s habitual drunkenness or narcotic or drug addiction, (iii) resulted from an intentionally self-inflicted injury or (iv) resulted from service in the armed forces for which a military allowance or pension is paid.

“Dividend Equivalents” means an amount equal to the regular cash dividends paid by the Company upon one share of Common Stock.

“Effective Date” means the date following adoption of this Plan by the Board, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Company.

“Employee” means an officer or other management employee of the Company or Subsidiary.

“Employer” means, with respect to any Employee or Participant, whichever of the Company or any of its Subsidiaries employs such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means any “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act.

“Fair Market Value” of a share of Common Stock on any date means the average of the high and low sales prices of a share of Common Stock as reflected in the next day reports of the high and low sales prices of a share of Company Common Stock, as reported on either www.bloomberg.com or www.yahoo.com (or, if no such shares were publicly traded on that date, the next preceding date that such shares were so traded); provided, however, that if shares of Common Stock shall not have been traded for more than five (5) trading days immediately preceding such date, Fair Market Value shall mean the closing price on the immediately preceding date on which stock transactions were so reported.

“Grant Price” means, with respect to a SAR, the Fair Market Value of a share of Common Stock measured as of the date the SAR is granted to a Participant or such greater amount as shall be determined by the Committee and specified in the applicable Award Notice.

“ISO” means an Option that is an “incentive stock option” within the meaning of section 422 of the Code.

“Nonqualified Stock Option” means an Option that is not an ISO.

“Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO or (ii) Nonqualified Stock Option.

“Other Stock-Based Award” means an Award made pursuant to, and in accordance with the requirements of Section 10 of the Plan.

“Participant” means any individual to whom an Award has been granted by the Committee under this Plan.

“Performance Awards” means Awards of Performance Shares or Performance Units, or any other Award granted under this Plan, the vesting of which is conditioned upon attainment of Performance Goals.

“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

“Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof, or Participant that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently granted under the Plan. The performance measure(s) to be used for purposes of Awards granted under the Plan shall include one or more measures chosen from among the following, as applied to the Company or to any Subsidiary or combination of Subsidiaries, whether on a relative or a comparative basis: (i) earnings per share, (ii) net income (before or after taxes), (iii) return measures (including, but not limited to, return on assets, equity or sales), (iv) cash flow return on investments which equals net cash flows divided by owners equity, (v) earnings before or after taxes, depreciation and/or amortization; (vi) gross revenues, (vii) operating income (before or after taxes); (viii) total shareholder return, (vi) corporate performance indicators (indices based on the level of certain expenses, certain objectively measurable operational events or certain services provided to customers), (x) cash generation, profit and/or revenue targets, (xi) growth measures, including revenue growth, reserve growth or reserve replacement, whether or not as compared to a peer group or other benchmark and/or (xii) share price (including, but not limited to, growth measures and total shareholder return). In setting performance goals using these performance measures, and in determining actual performance relative to these performance measures, the Committee may exclude the effect of changes in accounting standards and events impacting the comparability of results of operations or financial condition, as specified by the Committee, such as write-offs, capital gains and losses, and acquisitions and dispositions of businesses.

“Performance Shares” means an Award constituting units denominated in Common Stock, the number of which such units may be adjusted over a Performance Cycle based upon the extent to which Performance Goals have been satisfied.

“Performance Unit” means a dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant the Plan, payable upon the extent of the achievement of the applicable Performance Goals.

“Permitted Transferees” has the meaning ascribed to it in Section 14 of this Plan.

“Plan” means this National Fuel Gas Company 2010 Equity Compensation Plan. Any reference in the Plan to a Section or paragraph number refers to that portion of the Plan.

“Restricted Period” means the period of time during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

“Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Section 8 of the Plan.

“Restricted Stock Unit” means a Participant’s right to receive, pursuant to Section 8 of this Plan, one share of Common Stock (or the equivalent value thereof in cash), at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 8 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Notice, a termination of the Participant’s employment or service at or after the Participant reaches age 60, but not including a termination for Cause.

“Section 409A” means Section 409A of the Code and the applicable rules, regulations and guidance promulgated thereunder.

“Settlement Payment” has the meaning ascribed to it in Section 12 of this Plan.

“Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Section 7 of the Plan in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in cash or Common Stock as determined by the Committee in its discretion (which discretion may be exercised at or after grant, including after exercise of the SAR), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Grant Price.

“Subsidiary” means a corporation or other business entity in which the Company directly or indirectly has an ownership interest of more than fifty percent (50%).

“Trust” has the meaning ascribed to it in Section 14(a) of the Plan.

SECTION 3

ADMINISTRATION

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority to (i) interpret the Plan and Awards made under the Plan, including by resolving any omission or correcting any defect in the Plan or any Award, (ii) establish such administrative rules, regulations and procedures as it deems necessary or appropriate for the proper administration of the Plan, (iii) select the Employees to receive Awards under the Plan, (iv) determine the form of each Award, the number of shares subject to each Award and all the terms and conditions of each Award, (v) determine whether Awards are to be granted singly, in combination or in the alternative, (vi) grant waivers of Plan terms and conditions (vii) modify an Award, to the extent permissible by applicable law, including without limitation Section 409A, and (viii) take any and all other action it deems advisable for the proper administration of the Plan. Notwithstanding the foregoing, without the express approval of stockholders, the Committee shall not have the authority to grant Awards in replacement of Awards previously granted under the Plan. All determinations of the Committee shall be final, binding and conclusive.

(b) Delegation by the Committee. Notwithstanding any other provision of this Plan or an Award Notice, but subject to applicable law, the Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer or to other senior officers of the Company, provided, however, that only the Committee may select and grant Awards and render other decisions as to the timing, pricing and amount of Awards to Participants who are Executive Officers.

(c) Indemnification. No member of the Committee shall be personally liable for any act, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination related to the Plan, if, in any case, such member, director or employee made or took such action, omission, or determination in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

(d) 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

SECTION 4

ELIGIBILITY

The Committee may grant an Award pursuant to the Plan to any Employee it shall designate. The Committee may grant any or all of the Awards specified herein to any particular Participant (subject to the applicable limitations set forth in the Plan). Receipt of an Award of one type, or in any year or other period, shall neither entitle an Employee to receive, nor disqualify an Employee from receiving, another type of Award, or an Award in any future year or period. An Award may be made for one year or multiple years without regard to whether any other type of Award is made for the same year or years.

SECTION 5

SHARES AVAILABLE FOR AWARDS

(a) Number. Subject to the provisions of this Section 5, the maximum number of shares of Common Stock that are available for Awards under the Plan shall not exceed eight million, seven hundred thousand (8,700,000) shares. For purposes of determining compliance with the limit set forth in this Section 5(a), any shares subject to an Award which is (i) an Option or SAR shall be counted against this limit as one (1) share for every share subject to such Award, and (ii) not an Option or SAR shall be counted against such limit as 1.8 shares for every share subject to such Award. Notwithstanding the foregoing, if an Award is issued in tandem with any other Award (such that it is only possible to benefit under either but not both Awards), the shares subject to such Awards shall be counted only once against such limit, based on the Award that represents the greatest allocation of shares for this purpose.

(b) Individual Limitations. Subject to the provisions of Section 5(d), the following individual Award limits apply:

(i) Options, SARs. No Participant may receive in any calendar year a grant of Options and/or SARs in respect of more than 750,000 shares of Common Stock.

(ii) Performance-Based Limitations. To the extent that any Award, other than an Option or SAR, granted to an Executive Officer is intended to satisfy the requirements of Code section 162(m)(4)(C) as “other performance-based compensation,” if available under applicable law, the maximum aggregate amount of such Award(s) granted to such Participant in any 12 month period shall not exceed 375,000 shares with respect to any Performance Share Award or $2,500,000 with respect to any Performance Unit Award; provided, however, that the amount of shares or cash payable in respect of any such Award upon superior achievement in respect of the applicable Performance Goal may equal up to twice the amount specified above.

(c) Canceled, Terminated, or Forfeited Awards, etc. Any shares of Common Stock subject to an Award (or any portion thereof) which for any reason lapses, is canceled, forfeited or terminated or otherwise is settled without the issuance of Common Stock shall be available for future grants under the Plan. The number of shares available for grant pursuant to the immediately preceding sentence shall be determined based on the number of shares counted against the limit in Section 5(a) with respect to the grant of the corresponding Award. Similarly, any shares subject to an award previously granted under the 1997 Award and Option Plan which for any reason lapses, is canceled, forfeited or terminated or otherwise is settled without the issuance of Common Stock, in each such case after the Effective Date, shall be available for future grants under the Plan in addition to those shares made available under Section 5(a). Notwithstanding the foregoing, the following shares of Common Stock shall not be available for the grant of Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of a Stock Appreciation Right or Option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds from the exercise of any Option.

(d) Adjustment in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under this Section 5, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Award or that may be awarded to any particular Participant in any particular period under Section 5(c) and (iii) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or Grant Prices applicable to outstanding Awards shall be equitably adjusted by the Committee, in its discretion, with respect to such Adjustment Event. To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Company or of any successor in interest to the Company or any direct or indirect parent corporation of the Company or any such successor, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such Adjustment Event. Any determination made by the Committee pursuant to this Section 5(d) shall be final, binding and conclusive.

SECTION 6

STOCK OPTIONS

(a) Grants. ISOs and Nonqualified Stock Options may be granted to Participants at such time or times as shall be determined by the Committee. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant, provided that ISOs may only be granted to eligible Participants who satisfy the requirements for eligibility set forth under section 424 of the Code, and further provided that Dividend Equivalents shall not be paid or payable on any Option. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee, or a specified date in the future including a date relating to the satisfaction of any condition or conditions to the effectiveness of such grant as the Committee shall specify in its sole discretion. Each Option shall be evidenced by an Award Notice that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option or any part thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. An Award Notice which does not specify the type of Option granted shall be deemed to specify that each Option granted in that Award Notice shall be a Nonqualified Stock Option.

(b) Exercise Price; No Repricing. The price at which Common Stock may be purchased upon exercise of an Option shall be established by the Committee, but such price shall not be less than the Fair Market Value of the Common Stock on the grant date of the Option. The Committee shall not have the right to reprice an Option under this Plan, including by (i) amending an Option to reduce its exercise price, (ii) canceling an Option at a time when its exercise price exceeds the Fair Market Value of one share in exchange for an Option, SAR, Restricted Stock, Stock Unit or other equity award, unless the cancellation or exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided, however, that adjustments pursuant to Section 5(d) shall not be deemed to be a repricing that is prohibited by this Section 6(b).

(c) Vesting and Exercisability. Unless otherwise provided in Section 11 hereof or in the Participant’s Award Notice, each Option awarded to a Participant under the Plan shall become vested and exercisable in three equal annual installments, subject to the Participant’s continued employment with the Company or Subsidiary through such date. The Committee may provide that Options may also become exercisable, in whole or in part, upon the occurrence of any event specified in the Plan or other condition specified by the Committee at or after the grant date of the applicable Option. In its discretion, the Committee may establish in the Award Notice, conditions based on Performance Goals (in lieu of, or in addition to, time-based vesting) with respect to the exercisability of any Option. No Option shall be exercisable after the tenth anniversary of its grant date.

(d) ISOs. Notwithstanding anything in the Plan to the contrary, no Option that is intended to be an ISO may be granted after the tenth anniversary of the Effective Date of the Plan. No term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the ISO or the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to disqualify any ISO under such Section 422. The number of shares of Common Stock that shall be available for ISOs granted under the Plan is three million (3,000,000) shares.

(e) Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefore. Payment of the exercise price of an Option may be paid (i) in cash or its equivalent, (ii) by exchanging shares of Common Stock or shares of Restricted Stock, (iii) a combination of the foregoing or (iv) pursuant to such other arrangements as the Committee may deem appropriate, including a cashless exercise program. The Committee, in its sole discretion, may adopt administrative rules, regulations or procedures with respect to any method of exercising an Option, including pursuant to a cashless exercise program, if permitted. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

SECTION 7

STOCK APPRECIATION RIGHTS

(a) Grants. Awards may be granted in the form of Stock Appreciation Rights and may be granted to any Employee at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted on a stand-alone basis or in tandem with another Award granted under the Plan. The grant date of a Stock Appreciation Right under the Plan will be the date on which the Stock Appreciation Right is awarded by the Committee, or a specified date in the future, including a date relating to the satisfaction of any such condition or conditions to the effectiveness of such grant as the Committee shall specify in its sole discretion. Stock Appreciation Rights shall be evidenced by an Award Notice, whether as part of an Award Notice governing the terms of the Options, if any, to which such Stock Appreciation Rights relate or pursuant to a separate Award Notice with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall determine, provided that Dividend Equivalents shall not be paid or payable on any Stock Appreciation Right.

(b) Terms and Conditions of SARs. Except as otherwise determined by the Committee at or after grant and subject to the Participant’s continued employment or service with the Company or a Subsidiary through such date, each Stock Appreciation Right awarded to a Participant under the Plan shall become vested and exercisable in accordance with the vesting schedule provided in the applicable Award Notice, but in no event later than ten years from the date of grant. Unless otherwise provided in Section 11 hereof or in the Participant’s Award Notice, each SAR awarded to a Participant under the Plan shall become vested and exercisable in three equal annual installments, subject to the Participant’s continued employment with the Company or Subsidiary through such date. Stock Appreciation Rights may also become exercisable, in whole or in part, upon the occurrence of any event or events as specified in the Plan or specified by the Committee, in its discretion, either at or after the grant date of the applicable Stock Appreciation Right. In its discretion, the Committee may also establish conditions based on Performance Goals (in lieu of, or in addition to, time based vesting) with respect to the exercisability of any Stock Appreciation Rights. No Stock Appreciation Rights shall be exercisable after the tenth anniversary of their grant date. The Committee may impose such conditions with respect to the exercise of Stock Appreciation Rights, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable. Notwithstanding the foregoing sentence, the Committee shall not have the right to reprice a SAR under this Plan, including by (i) amending a SAR to reduce its Grant Price, (ii) canceling a SAR at a time when its Grant Price exceeds the Fair Market Value of one share in exchange for an Option, SAR, Restricted Stock, Stock Unit or other equity award, unless the cancellation or exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or (iii) taking any other action that is treated as a repricing under generally accepted accounting principles, provided, however, that adjustments pursuant to Section 5(d) shall not be deemed to be a repricing that is prohibited by this Section 7(b).

(c) Deemed Exercise. Any SAR not already exercised shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

(d) Payment of SAR Amount. Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying:

(i) the excess, if any, of the Fair Market Value at the date of exercise over the Grant Price, by

(ii) the number of shares of Common Stock with respect to which the SARs are then being exercised; provided that, at the time of grant with respect to any SAR payable in cash, the Committee may establish in the Award Notice, in its sole discretion, a maximum amount per share which will be payable upon the exercise of such SAR.

SECTION 8

RESTRICTED STOCK; RESTRICTED STOCK UNITS

(a) Grants. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or a specified date in the future, including a date related to the satisfaction of any such condition or conditions to the effectiveness of such grant as the Committee shall specify in its sole discretion. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Notice that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, (ii) the applicable Restricted Period(s) and (iii) such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine. Any shares of Restricted Stock granted under the Plan may be evidenced in such manner as the Company deems appropriate, including, without limitation, book-entry registration of the shares on the Company’s books and records or the issuance of a stock certificate or certificates that shall be held in the custody of the Secretary of the Company until the Restricted Period applicable to the Award lapses.

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restricted Period established pursuant to the terms of the Plan or by the Committee. Except as otherwise specified in the Plan or determined by the Committee at or after grant, the Restricted Period with respect to Restricted Stock and Restricted Stock Units that vest (i) solely based on the passage of time and the continued performance of services shall lapse in three approximately equal annual installments on the first through third anniversaries of the grant date and (ii) upon the satisfaction of Performance Goals shall lapse, to the extent Performance Goals have been achieved, not earlier than one year after the commencement of the applicable Performance Cycle. The Restricted Period applicable to any Restricted Stock grant or Restricted Stock Award shall be specified in the Participant’s Award Notice. The Restricted Period may lapse with respect to portions of Restricted Stock and Restricted Stock Units on a pro rata basis, or it may lapse at one time with respect to all Restricted Stock and Restricted Stock Units in an Award. The Restricted Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan.

(c) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restricted Period for any outstanding Restricted Stock Awards, the Company shall evidence the lapse of the restrictions applicable to the Restricted Stock Award and shall, upon request, deliver stock certificates evidencing the shares related to such Restricted Stock Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restricted Period with respect to any outstanding Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion (i) a cash payment equal to the Fair Market Value of the underlying share of Common Stock as of such payment date, (ii) one share of Common Stock or (iii) any combination of cash and Common Stock.

(d) Restrictions on Transferability. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except that the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock and Restricted Stock Units to be transferred during the Restricted Periods to a Permitted Transferee, in accordance with Section 14(a), provided that any shares of Restricted Stock or Restricted Stock Units so transferred shall remain subject to the provisions of this Section 8.

(e) Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued. The Committee shall determine whether Dividend Equivalents will be provided in respect of any Restricted Stock Unit Award, the manner in which any such Dividend Equivalents will be deemed invested, the time or times at which such Dividend Equivalents shall be deemed payable, and any other terms and conditions thereon that the Committee shall deem appropriate.

(f) Legending. To the extent that certificates are issued to a Participant in respect of shares of Restricted Stock awarded under the Plan (or in the event that such Restricted Stock are held electronically), such shares shall be registered in the name of the Participant and shall have such legends (or account restrictions) reflecting the restrictions of such Awards in such manner as the Committee may deem appropriate.

SECTION 9

PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. Awards may be granted in the form of Performance Shares and Performance Units and may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The

Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Unless otherwise determined by the Committee, the Performance Cycle for Performance Shares and Performance Units shall be three years, and shall in no event be less than one year. The Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive a performance-based Award after the commencement of a Performance Cycle. Performance Shares and Performance Units shall be evidenced by an Award Notice that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, provided that no Dividend Equivalents shall be paid or payable on any Performance Shares or Performance Units before they become earned and vested. No shares of Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

(b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned and vested, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, in the Award Notice, condition payment of Performance Shares and Performance Units on such conditions as the Committee shall specify. The Committee may also require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

(c) Performance Goals. Performance Goals shall be determined by the Committee, in its discretion, and shall be set out in the Award Notice. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of events impacting the comparability of the Company’s results of operations or financial condition, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. Notwithstanding anything contained in the Plan to the contrary, to the extent the Committee intends that an Award granted to an Executive Officer qualify as “other performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall (i) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than ninety (90) days from the commencement of the Performance Cycle to which the Performance Goals relate, and (ii) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

(d) Negative Discretion. Notwithstanding anything in this Section 9 to the contrary, with respect to any Performance Unit Awards, the Committee shall have the right to establish written rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

(e) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of any Performance Shares and the number and value of any Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.

(f) Payment of Awards. Payment or delivery of Common Stock with respect to earned Performance Shares and earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s legal representative, as soon as practicable after the expiration of the Performance

Cycle and the Committee’s certification under Section 9(e) above, provided that payment or delivery of Common Stock with respect to earned Performance Shares and earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Common Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of the Common Stock on the date of the Committee’s certification under Section 9(e) above. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award or delivery of shares of Common Stock, including conditioning the vesting of such shares on the performance of additional service.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards in accordance with this Section 10. Other Stock-Based Awards may take such form of an interest in the Common Stock, the value of a specified number of shares of Common Stock or any combination thereof as the Committee shall determine, including outright awards of Common Stock in satisfaction of an obligation of an Employer in respect of compensation that would otherwise be payable to an Employee in cash (each, a “Cash Settlement Award”). The number of shares of Common Stock that may be subject to Other Stock-Based Awards shall not exceed five percent (5%) of the shares authorized for issuance under Section 5(a) hereof, except that, the number of Other Stock-Based Awards that are Cash Settlement Awards shall not be subject to, or otherwise counted against, the foregoing 5% limit. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms. Any such Other Stock-Based Award shall be evidenced by an Award Notice which specifies the terms and conditions applicable thereto.

SECTION 11

TERMINATION OF EMPLOYMENT

(a) Termination Due to Death, Disability, Retirement. Unless otherwise determined by the Committee at or after the time the Award is granted and set forth in the Award Notice, if a Participant’s employment or service terminates due to the Participant’s death, Disability or Retirement:

(i) Performance Awards. With respect to Performance Awards, the Participant or Participant’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such Performance Awards shall be deemed vested to the extent of, the same number or value of Performance Awards that would have been payable for the Performance Cycle had the Participant’s service with the Company or Subsidiary continued until the end of the applicable Performance Cycle, pro-rated to reflect the time period from the commencement of the Performance Cycle through the date of the termination of the Participant’s service with the Company or Subsidiary. Any Common Stock issuable in respect of such Performance Awards or value of Performance Awards payable in cash that become payable in accordance with the preceding sentence shall be paid on the date the Performance Award would have been paid had the Participant remained employed through the end of the Performance Cycle.

(ii) Restricted Stock and Restricted Stock Unit Awards. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Awards of Restricted Stock and Restricted Stock Units shall become immediately and fully vested, regardless of the extent to which otherwise vested as of the date of such termination of service or employment. Any Common Stock issuable or cash payable in respect of any Restricted Stock Units that vest pursuant to the preceding sentence shall be paid on the date the Restricted Stock Units would have been paid had the Participant remained employed through the end of the Restricted Period.

(iii) Options/SARs. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Options and SARs shall become immediately and fully exercisable, regardless of the extent to which they are otherwise exercisable as of the date of such termination of service or employment. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Options and SARs awarded to a Participant whose employment terminates due to death, Disability or Retirement shall remain exercisable by the Participant, his legal representative or his Permitted Transferee, until the fifth anniversary of the date of the Participant’s termination of service or the Award’s original expiration date, whichever is earlier, after which date any unexercised Options and SARs shall terminate.

(b) Termination for Cause. Unless otherwise determined by the Committee at or after the grant date and set forth in the Award Notice covering such Award, if a Participant’s employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other Awards that are unvested, unexercisable or with respect to which the Restricted Period has not lapsed shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service.

(c) Termination due to a Divestiture. Unless otherwise specified by the Committee in the corresponding Award Notice, if a Participant’s employment or service terminates due to the divestiture by the Company of one or more Subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control:

(i) Performance Awards. With respect to Performance Awards, the Participant shall be entitled to a distribution of, and such Performance Awards shall be deemed vested to the extent of, the same number or value of Performance Awards that would have been payable for the Performance Cycle had the Participant’s service with the Company or Subsidiary continued until the end of the applicable Performance Cycle, pro-rated to reflect the time period from the commencement of the Performance Cycle through the date of the termination of the Participant’s service due to the divestiture (including a termination of service occurring by reason of the sale of a Subsidiary). Any Common Stock issuable in respect of such Performance Awards or value of Performance Awards payable in cash that become payable in accordance with the preceding sentence shall be paid on the date the Performance Award would have been paid had the Participant remained employed through the end of the Performance Cycle.

(ii) Restricted Stock and Restricted Stock Unit Awards. Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Awards of Restricted Stock and Restricted Stock Units shall become immediately and fully vested, regardless of the extent to which otherwise vested as of the date of such termination of service or employment due to such divestiture. Any Common Stock issuable or cash payable in respect of any Restricted Stock Units that vest pursuant to the preceding sentence shall be paid promptly (but in no event later than 60 days) after the date of such divestiture.

(iii) Options/SARs: Unless otherwise specified by the Committee in the corresponding Award Notice, all outstanding Options and SARs shall become immediately and fully exercisable, regardless of the extent to which they are otherwise exercisable as of the date of such termination of service or employment due to the divestiture and shall remain exercisable until the third anniversary of the date of such divestiture or the Award’s original expiration date, whichever is earlier, after which date any unexercised Options and SARs shall terminate.

(d) Termination due to a Reduction in Force. Unless otherwise specified by the Committee in the corresponding Award Notice (or after the date of the issuance of such Award Notice, if more favorable to the Participant), if a Participant’s employment or service terminates without Cause due to a reduction in force or similar downsizing at the Company or any Subsidiary unit that affects a significant number of employees, all Awards that are unvested, unexercisable or with respect to which the Restricted Period has not lapsed, and Performance Awards for which the applicable Performance Cycle has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service. Unless otherwise specified by the Committee in the corresponding Award Notice, any Option or SAR that is vested not later than the date of termination shall remain exercisable until the first anniversary of the date of the Participant’s termination of service or the Award’s original expiration date, whichever is earlier, after which date any unexercised Option or SAR shall terminate.

(e) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the time the Award is granted, and except as may otherwise be provided in any agreement to which the Company and a Participant are parties, if a Participant’s employment or service with the Company or a Subsidiary is terminated for any reason other than death, Disability, Retirement, Cause, divestiture or reduction in force, all Options and SARs that are not exercisable, and all other Awards that have not vested or become payable, as of the date of such termination shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service. Unless otherwise specified in the Participant’s Award Notice, and except as may otherwise be provided in any agreement to which the Company and a Participant are parties, any Options and SARs awarded to a Participant whose employment or service with the Company or a Subsidiary terminates other than due to death, Disability, Retirement or Cause (including, without limitation, by reason of the fact that an entity that employs or employed the Participant ceases to be a Subsidiary) that are exercisable as of such termination shall remain exercisable for 90 days thereafter, or until the Award’s original expiration date, whichever is earlier, after which date any unexercised Options and SARs shall terminate.

SECTION 12

CHANGE IN CONTROL

(a) Accelerated Vesting and Payment. Subject to the provisions of Section 12(b) below, in the event of a Change in Control (i) each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, (ii) the Restricted Period shall lapse as to each share of Restricted Stock then outstanding, (iii) each outstanding Restricted Stock Unit shall become fully vested and payable, (iv) each outstanding Performance Share Award and Performance Unit Award shall be deemed earned at the target level of performance for such Award, and (v) each outstanding Other Stock-Based Award shall become fully vested and payable. In addition, in connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or SAR shall, upon the occurrence of such Change in Control, be canceled in exchange for a payment per share in cash (the “Settlement Payment”) in an amount equal to the excess, if any, of the Fair Market Value over the exercise price of such Option or the Grant Price of such SAR. Should the Committee authorize any Settlement Payments in respect of Options, the Committee may determine that any Options which have an exercise price per share below the Fair Market Value shall be deemed cancelled and satisfied in full for a deemed Settlement Payment of zero. The Committee may also direct that each Restricted Stock Unit, Other Stock-Based Award, Performance Share and/or Performance Unit shall be settled in cash with its value determined based on the value received by the shareholders in any transaction that itself constitutes a Change in Control.

(b) Alternative Awards. Notwithstanding Section 12(a), no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change in Control, that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established U.S. securities market;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control and using valuation principles permitted under Treas. Reg. § 1.424-1); and

(iv) have terms and conditions which provide that in the event that, during the 24-month period following the Change in Control, the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death or Disability) other than for Cause or Constructively Terminated (as defined below), all of such Participant’s Options and/or SARs shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock awards, each of the Participant’s outstanding Restricted Stock Unit Awards and Other Stock-Based Awards shall be payable in full and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the fair market value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award, the fair market value of the number of shares of stock subject or related thereto.

(c) Constructive Termination. For purposes of Section 12(b)(iv), a Participant’s employment or service shall be deemed to have been Constructively Terminated if, without the Participant’s written consent, the Participant terminates employment or service within 120 days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s prior principal place of employment or service.

(d) Amounts Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 12, to the extent that any Award granted under the Plan and outstanding at the time of a Change in Control is treated as “deferred compensation” under Section 409A, and not exempt from its requirements under any applicable exemption therefrom, no acceleration of payment of such Award shall be made upon a Change in Control unless such event is also a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation within the meaning of Section 409A. Any Award which is not payable upon the occurrence of a Change in Control solely by reason of the operation of this Section 12(d) shall become vested in accordance with Section 12(a) (unless the provisions of Section 12(b) apply to such Award), but shall be paid at the date or event that such Award would have been payable without regard to the occurrence of such Change in Control.

SECTION 13

EFFECTIVE DATE, AMENDMENT,

MODIFICATION AND TERMINATION OF PLAN

(a) Generally. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 13, until the fifteenth anniversary of the Effective Date. The

Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time, subject to obtaining any regulatory approval, including that of the New York Stock Exchange, may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) increase the number of shares of Common Stock subject to the Plan or the individual Award limitations, (iii) modify the class of persons eligible for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange.

SECTION 14

MISCELLANEOUS

(a) Nonassignability. Except as provided herein or in an Award Notice, no Award may be sold, assigned, transferred, pledged or otherwise encumbered except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest (a “Trust”) and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (“Permitted Transferees”), provided further that nothing in this Section 14(a) shall prohibit the transfer of an Award from a Trust back to a Participant to whom the Award was originally granted, in accordance with the terms of the Trust. No amendment to the Plan or to any Award shall permit transfers other than in accordance with the preceding sentence. Any attempt by a Participant to sell, assign, transfer, pledge or encumber an Award without complying with the provisions of the Plan shall be void and of no effect. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(b) Tax Withholding. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the participant to pay to it such tax prior to and as a condition of the making of such payment. Subject to any administrative rules, regulations or procedures established by the Committee, a Participant may pay the amount of taxes required by law to be withheld from an Award, in whole or in part, by requesting that the Company withhold from any payment of Common Stock due as a result of such Award, or by delivering to the Company, shares of Common Stock having a Fair Market Value less than or equal to the amount of such required withholding taxes.

(c) Noncompetition and Other Adverse Actions. Notwithstanding anything contained in this Plan to the contrary, unless the Award Notice specifies otherwise, a Participant shall forfeit all unexercised, unearned, and/or unpaid Awards, including Awards earned but not yet paid, all unpaid Dividend Equivalents, and all interest, if any, accrued on the foregoing if, (i) in the opinion of the Committee, the Participant, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary or (ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is adverse to the best interests of the Company. Notwithstanding anything else in the Plan to the contrary, the Committee may suspend the exercisability or the payment of any Award hereunder during any period during which the Company is determining whether the requirements of this Section 14(c) have been violated.

(d) Amendments to Awards. The Committee may at any time unilaterally amend any unexercised, unearned, or unpaid Award, including Awards earned but not yet paid, to the extent it deems appropriate, provided, however, that subject to Section 5(d) any such amendment which is adverse to the Participant shall require the Participant’s consent unless the Committee determines that such amendment or modification is necessary or advisable to comply with applicable law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(e) No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate or book entry shares in his name, and, in the case of Restricted Stock, Stock Options or SARs, until such rights are granted to the Participant. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

(f) Regulatory Approvals and Listings. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Awards resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

(g) No Right to Continued Employment or Grants. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company or any Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any person the right to be selected as a Participant or to be granted an Award, nor shall the grant of one Award guarantee the grant of further Awards in the future.

(h) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

(i) Legal Fees. The Company shall pay all legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he may be entitled to under the Plan following the occurrence of a Change in Control, provided that the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

(j) Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

(k) No Impact on Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Awards shall not be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(l) Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

APPENDIX D TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

2009 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

Amended and Restated December 5, 2018

1.	Purpose

The purpose of the Plan is to advance the interests of the Company and its stockholders, by enhancing the Company’s ability to attract and retain highly qualified individuals to serve as non-employee members of the Board, and by encouraging such directors to acquire a proprietary interest in the long-term success of the Company, thereby aligning their financial interests with those of the Company’s stockholders.

2.	Definitions

2.1 “1997 Retainer Policy” means the Retainer Policy for Non-Employee Directors approved by the Company’s stockholders at the 1997 Annual Meeting of Stockholders.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.

2.4 “Common Stock” means the common stock of the Company.

2.5 “Company” means National Fuel Gas Company.

2.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.7 “Participant” means any individual to whom shares of Common Stock have been issued under this Plan.

2.8 “Plan” means the National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan, as amended from time to time. Any reference in the Plan to a paragraph number refers to that portion of the Plan.

3.	Administration

The Plan shall be administered by the Board. The Board shall have the authority to: (a) interpret the Plan; (b) establish such administrative rules, regulations and procedures as it deems necessary for the proper administration of the Plan; (c) grant waivers of Plan terms and conditions when any such action would be in the best interest of the Company; and (d) take any and all other action it deems advisable for the proper administration of the Plan. All determinations of the Board shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. For the avoidance of doubt, the Board shall not take any action under the Plan, including without limitation pursuant to this paragraph 3, which would result in the imposition of an additional tax under Section 409A of the Code on the Participant holding shares issued hereunder.

4.	Participants

All non-employee directors of the Company are Participants in the Plan, and may receive shares of Common Stock under the Plan, except as otherwise provided in this section. Shares of Common Stock will not be issued under the Plan to any non-employee director who declines receipt of such shares or whose compensation as a non-employee director is otherwise determined by written agreement between the Company and the non-employee director.

5.	Shares Available

The number of shares of Common Stock which shall be available for issuance under the Plan shall be 450,000, subject to adjustment as provided in paragraph 8. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

6.	Term

The Plan became effective as of March 12, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders, upon approval by the Company’s stockholders at such meeting. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire when all of the shares of Common Stock available for issuance under the Plan have been issued. The expiration of the Plan shall not adversely affect any rights of any Participant, without such Participant’s consent.

7.	Shares Issued Under the Plan

(a) Shares of Common Stock will be issued to Participants on a quarterly basis, in advance (as of the first business day of the quarter), as compensation in whole or in part for the Participants’ service on the Board during the quarter. Shares will be issued in such amounts as the Board shall determine from time to time in its discretion, provided that the aggregate number of shares to be issued to any one Participant in any 12 month period shall not exceed 5,000. The number of shares to be issued to a Participant will be prorated as applicable for the quarter in which the Participant joins the Board and the quarter in which the Participant is scheduled to retire or resign from the Board, but shares actually issued under the Plan to a Participant shall not be subject to forfeiture or cancellation for any reason.

(b) Each share of Common Stock issued under the Plan shall be non-transferable until the later of two years after its issuance or six months after the Participant’s cessation of service on the Board; provided, however, that upon a Participant’s death, whether in office or after his or her service as a director ceases, any restrictions on transferability imposed hereunder shall lapse.

(c) Participants shall be entitled to all of the rights of stockholders with respect to shares issued under the Plan, including, but not by way of limitation, the right to vote such shares, the right to receive dividends and the right to reinvest dividends into additional shares of Common Stock. Shares acquired by reinvesting dividends are not subject to the transferability restrictions in paragraphs 7(b) and/or 8.

(d) Shares of Common Stock issued under the Plan may be evidenced in such manner as the Board deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

8.	Adjustment of Shares Available

(a) Changes in Stock. In the event of changes in the Common Stock by reason of a Common Stock dividend, stock split, reverse stock split or other combination, appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan and in the rate of payment of shares under the Plan. Such proper adjustment as may be deemed equitable may be made by the Board in its discretion to give effect to any other change affecting the Common Stock. Any shares of Common Stock or other securities acquired by a Participant as a dividend shall (i) be deemed to have been acquired at the same time as the securities on which the dividend or, if more than one, the initial dividend was paid, and (ii) be subject to the same terms and conditions, including restrictions on transfer, that apply to the securities on which the dividend or, if more than one, the initial dividend was paid. Any shares of Common Stock or other securities acquired by a Participant pursuant to a stock split, reverse stock split or other combination shall (i) be deemed to have been acquired at the same time as the securities involved in the stock split, reverse stock split or other combination, and (ii) be subject to the same terms and conditions, including restrictions on transfer, that apply to the securities involved in the stock split, reverse stock split or other combination.

(b) Changes in Capitalization. In case of a merger or consolidation of the Company with another corporation, a reorganization of the Company, a reclassification of the Common Stock of the Company, a spinoff of a significant asset or other changes in the capitalization of the Company, appropriate provision may be made with respect to shares of Common Stock issued under the Plan for (i) the substitution, on an equitable basis, of appropriate stock or other securities or other consideration to which holders of Common Stock of the Company will be entitled pursuant to such transaction or succession of transactions, or (ii) adjustment in the number of shares issuable pursuant to the Plan and in the rate of payment of shares under the Plan, in each case as deemed appropriate by the Committee. Any securities acquired by a Participant pursuant to this paragraph shall (i) be deemed to have been acquired at the same time as the securities surrendered in or otherwise subject to the transaction or succession of transactions described in this paragraph, and (ii) be subject to the same terms and conditions, including restrictions on transfer, that apply to the securities surrendered in or otherwise subject to such transaction or succession of transactions.

9.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver shares of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

10.	No Right to Continued Service on Board

Participation in the Plan shall not give any Participant any right to remain on the Board.

11.	Other Compensation of Non-Employee Directors

The Plan is not the only means of compensating Participants for their service on the Board. The Board may provide, outside of the Plan, for payment of non-equity compensation for such service, including cash, on terms and in amounts as determined by the Board in its discretion. The 1997 Retainer Policy is hereby amended so as to provide that all restrictions on the transferability of shares ever issued under the 1997 Retainer Policy shall lapse upon the death of the holder of those shares.

12.	Amendment

The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, provided however, that any such amendment shall be subject to stockholder approval (i) at the discretion of the Board and (ii) to the extent that shareholder approval may be required by law or under the applicable requirements of any exchange on which the Common Stock is listed to trade. Notwithstanding the foregoing, the Board may not amend the Plan in any manner that would either (i) result in the imposition of an additional tax under section 409A of the Code on any Participant, or (ii) adversely affect any Participant with respect to shares already issued under the Plan, without that Participant’s consent.

13.	No Right, Title or Interest in Company Assets

To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 6, 2019. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 6, 2019) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com/NFG

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 6, 2019. Have your proxy card in hand when you access the web site.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on March 5, 2019.

Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E53313-P15589	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
PROPOSAL 1: ELECTION OF DIRECTORS
01) David C. Carroll
02) Steven C. Finch
03) Joseph N. Jaggers
04) David F. Smith
						For	Against	Abstain
The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5		For	Against	Abstain	PROPOSAL 4. Approval of the amended and restated 2009 Non-Employee Director Equity Compensation Plan	☐	☐	☐
PROPOSAL 2. Advisory approval of named executive officer compensation PROPOSAL 3. Approval of the amended and restated 2010 Equity Compensation Plan		☐ ☐	☐ ☐	☐ ☐	PROPOSAL 5. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019 Question 1.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	In appreciation for you casting your vote prior to the meeting, we will send you a $5 Dunkin Donuts gift card.
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		To accept the gift card check YES. If you prefer instead a donation to Make-A-Wish® check NO. If no selection is made, you will receive a card.		Yes ☐	No ☐
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2018 Summary Annual Report to Stockholders and

fiscal 2018 financial statements are available at http://investor.nationalfuelgas.com/proxy.

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E53314-P15589

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 7, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints R. J. Tanski and S. J. Mugel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 7, 2019 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company Stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2, 3, 4 and 5.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY QR CODE, TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)